                                  SCHEDULE 14A

                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              PureTec Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(I) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials:  $21,891

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                                      LOGO
                                                                January 27, 1998

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of PureTec Corporation (the "Company") to be held at 10:00 a.m., local time, on February 25, 1998 at the Saddle Brook Marriott Hotel, located on the Garden State Parkway at the intersection with Interstate Highway 80, Saddle Brook, New Jersey 07663.

     As described in the accompanying Proxy Statement, at the Special Meeting you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 11, 1997 (the "Merger Agreement"), among Tekni-Plex, Inc., a Delaware corporation ("Tekni-Plex"), P.T. Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Tekni-Plex ("Sub"), Plastic Specialties and Technologies, Inc., a Delaware corporation and an indirect subsidiary of the Company, and the Company. On the terms and subject to the conditions of the Merger Agreement, if the stockholders of the Company approve and adopt the Merger Agreement, Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Tekni-Plex, and all of the presently issued and outstanding shares of common stock, $0.01 par value, of the Company (the "Common Stock") will be converted into $3.50 per share in cash. Detailed information concerning the Merger is set forth in the accompanying Proxy Statement which you are urged to read carefully. A copy of the Merger Agreement is attached as Annex I to the accompanying Proxy Statement.

     Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock held by stockholders of record on January 6, 1998 (the "Record Date"). Pursuant to a Stockholder Voting and Option Agreement, dated as of November 11, 1997, between Tekni-Plex and certain directors and executive officers of the Company who beneficially own approximately 9% of the outstanding shares of Common Stock entitled to vote at the Special Meeting (the "Stockholder Voting Agreement"), such directors and executive officers, in their capacity as stockholders of the Company, have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement. A copy of the Stockholder Voting Agreement is attached as Annex II to the accompanying Proxy Statement.

     Holders of Common Stock will be entitled to dissenters' rights under Delaware law in connection with the Merger as described in the accompanying Proxy Statement.

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement and has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. In reaching its determination, your Board of Directors considered, among other things, the opinion of Schroder & Co. Inc. ("Schroders"), that as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Common Stock in the Merger other than Tekni-Plex, Sub and their affiliates, was fair from a financial point of view. The opinion of Schroders is included as Annex III to the accompanying Proxy Statement. You are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limits of the review undertaken by Schroders.

     I urge you to read the enclosed material carefully and request that you promptly complete and return the enclosed proxy in the enclosed return envelope, which requires no postage if mailed in the United States. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE MERGER CANNOT BE COMPLETED UNLESS THE STOCKHOLDERS OF THE COMPANY APPROVE AND ADOPT THE MERGER AGREEMENT.

                                       Sincerely,

                                       LOGO
                                       Fred Broling
                                       Chairman of the Board
                                       and Chief Executive Officer

                              PURETEC CORPORATION
                               65 RAILROAD AVENUE
                          RIDGEFIELD, NEW JERSEY 07657
                                 (201) 941-6550
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 25, 1998
                            ------------------------

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (including any adjournments or postponements thereof, the "Special Meeting") of PureTec Corporation, a Delaware corporation (the "Company"), will be held on February 25, 1998, at 10:00 a.m., local time, at the Saddle Brook Marriott Hotel, located on the Garden State Parkway at the intersection with Interstate Highway 80, Saddle Brook, New Jersey 07663 for the following purpose, which is more fully described in the accompanying Proxy Statement:

          To consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 11, 1997 (the "Merger Agreement"), among Tekni-Plex, Inc., a Delaware corporation ("Tekni-Plex"), P.T. Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Tekni-Plex ("Sub"), Plastic Specialties and Technologies, Inc., a Delaware corporation and an indirect subsidiary of the Company, and the Company, pursuant to which, (i) Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Tekni-Plex, and (ii) each outstanding share of common stock, par value $0.01 per share, of the Company (the "Common Stock"), other than shares held by the Company as treasury stock or shares owned by Tekni-Plex or any subsidiary of Tekni-Plex, which will be canceled, and shares held by the stockholders of the Company, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $3.50 in cash, without interest. A copy of the Merger Agreement is attached as Annex I to the accompanying Proxy Statement and is incorporated therein by reference.

     Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock held by stockholders of record on January 6, 1998 (the "Record Date"). Fred Broling, David Katz, Murray Fox, Leo Gans, Robert Guyett, Werner Haase, Edward Hamway, Jr., Thomas Gilboy and Paul Litwinczuk, certain directors and executive officers of the Company (each, an "Affiliated Stockholder" and collectively, the "Affiliated Stockholders"), beneficially owned an aggregate of 2,666,767 shares of Common Stock on the Record Date, constituting approximately 9% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Pursuant to a Stockholder Voting and Option Agreement, dated as of November 11, 1997, between Tekni-Plex and the Affiliated Stockholders, the Affiliated Stockholders, in their capacity as such, have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement.

     Only holders of record of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination, for proper purposes, during ordinary business hours at the Company's corporate offices, 65 Railroad Avenue, Ridgefield, New Jersey 07657 during the 10 days prior to the Special Meeting.

     The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and certain actions to be taken in connection with the Merger. TO ENSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may revoke your proxy at any time before it is voted at the Special Meeting by giving due notice of such revocation to the Secretary of the Company, by signing and delivering a proxy bearing a later date or by attending the Special Meeting and voting in person.

                                       By Order Of The Board Of Directors,

                                       LOGO
                                       Paul Litwinczuk
                                       Secretary
Ridgefield, New Jersey
January 27, 1998

     YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES OF COMMON STOCK, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

     PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, AFTER THE EFFECTIVE TIME OF THE MERGER, YOU WILL BE SENT A LETTER OF TRANSMITTAL REGARDING THE SURRENDER OF YOUR CERTIFICATES. SEE "THE MERGER AGREEMENT -- THE MERGER -- EXCHANGE OF CERTIFICATES" IN THE ACCOMPANYING PROXY STATEMENT.

     IF YOU HAVE ANY QUESTIONS OR REQUIRE ADDITIONAL MATERIAL, PLEASE CONTACT MACKENZIE PARTNERS, INC. AT (800) 322-2885 (TOLL FREE) OR (212) 929-5500 (COLLECT).

                              PURETEC CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------
                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 25, 1998

     This Proxy Statement (this "Proxy Statement") is being furnished to holders of common stock, par value $0.01 per share (the "Common Stock"), of PureTec Corporation, a Delaware corporation (together with its subsidiaries, except where the context otherwise requires, "PureTec" or the "Company"), in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board" or the "Board of Directors") for use at a Special Meeting of stockholders to be held at 10:00 a.m., local time, on February 25, 1998, at the Saddle Brook Marriott Hotel, located on the Garden State Parkway at the intersection with Interstate Highway 80, Saddle Brook, New Jersey 07663, and at any adjournments or postponements thereof (the "Special Meeting").

     At the Special Meeting, holders of Common Stock will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 11, 1997 (the "Merger Agreement"), among Tekni-Plex, Inc., a Delaware corporation ("Tekni-Plex"), P.T. Holding, Inc., a Delaware corporation and a wholly owned subsidiary of TekniPlex ("Sub"), Plastic Specialties and Technologies, Inc., a Delaware corporation and an indirect subsidiary of the Company, and the Company. Pursuant to the Merger Agreement,
(i) Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly owned subsidiary of Tekni-Plex, and (ii) each outstanding share of Common Stock, other than shares held by the Company as treasury stock or shares owned by Tekni-Plex or any subsidiary of Tekni-Plex, which will be canceled, and shares held by the stockholders of the Company, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $3.50 in cash, without interest (the "Merger Consideration"). A copy of the Merger Agreement is attached as Annex I to this Proxy Statement and is incorporated by reference herein. This Proxy Statement describes the material portions of the Merger Agreement. The description of the Merger Agreement set forth herein is subject to, and is qualified in its entirety by reference to, the text of the Merger Agreement.

     Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock held by stockholders of record on January 6, 1998 (the "Record Date"). Fred Broling, David Katz, Murray Fox, Leo Gans, Robert Guyett, Werner Haase, Edward Hamway, Jr., Thomas Gilboy and Paul Litwinczuk, certain directors and executive officers of the Company (each, an "Affiliated Stockholder" and collectively, the "Affiliated Stockholders"), beneficially owned an aggregate of 2,666,767 shares of Common Stock on the Record Date, constituting approximately 9% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Pursuant to a Stockholder Voting and Option Agreement, dated as of November 11, 1997, between Tekni-Plex and the Affiliated Stockholders (the "Stockholder Voting Agreement"), the Affiliated Stockholders, in their capacity as such, have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement. A copy of the Stockholder Voting Agreement is attached as Annex II to this Proxy Statement and is incorporated by reference herein. This Proxy Statement describes the material portions of the Stockholder Voting Agreement. The description of the Stockholder Voting Agreement set forth herein is subject to, and is qualified in its entirety by reference to, the text of the Stockholder Voting Agreement.

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement and has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. In reaching its determination, your Board of Directors considered, among other things, the opinion of Schroder & Co. Inc. ("Schroders"), that as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Common Stock in the Merger other than Tekni-Plex, Sub and their affiliates, was fair from a financial point of view. The opinion of Schroders is included as Annex III to this Proxy Statement. You are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limits of the review undertaken by Schroders.

     All information contained in this Proxy Statement concerning Tekni-Plex and its subsidiaries, including Sub, has been supplied by Tekni-Plex and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this Proxy Statement (or, as permitted by applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), incorporated by reference herein) has been supplied or prepared by the Company.

     This Proxy Statement and the accompanying form of proxy (the "Proxy") and the other enclosed documents are being mailed on or about January 27, 1998 to holders of Common Stock entitled to notice of, and to vote at, the Special Meeting.

             The date of this Proxy Statement is January 27, 1998.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    1
FORWARD-LOOKING STATEMENTS............................................................    1
SUMMARY...............................................................................    3
  The Companies.......................................................................    3
  The Special Meeting.................................................................    3
  The Merger..........................................................................    6
  Selected Financial Data.............................................................   10
THE SPECIAL MEETING...................................................................   11
  General.............................................................................   11
  Matters to be Considered at the Special Meeting.....................................   11
  Required Votes......................................................................   11
  Voting and Revocation of Proxies....................................................   11
  Record Date; Stock Entitled to Vote; Quorum.........................................   12
  Appraisal Rights....................................................................   12
  Solicitation of Proxies.............................................................   12
THE MERGER............................................................................   14
  Background of the Merger............................................................   14
  Reasons for the Merger; Recommendation of the Board of Directors....................   18
  Opinion of Schroders................................................................   19
  Interests of Certain Persons in the Merger..........................................   22
  Financing the Merger................................................................   24
  Accounting Treatment................................................................   25
  Certain Federal Income Tax Consequences.............................................   25
  Regulatory Approvals................................................................   26
  Certain Consequences of the Merger..................................................   27
  Appraisal Rights....................................................................   27
THE MERGER AGREEMENT..................................................................   30
  The Merger..........................................................................   30
  Representations and Warranties......................................................   33
  Certain Covenants...................................................................   34
  Conditions to the Merger............................................................   37
  Termination of the Merger Agreement.................................................   39
  Fees and Expenses...................................................................   40
  Amendment; Waiver...................................................................   41
THE STOCKHOLDER VOTING AGREEMENT......................................................   42
  Voting..............................................................................   42
  Affiliated Stockholder Loans........................................................   42
  Tekni-Plex Option...................................................................   42
  Conditions of Obligations to Sell...................................................   43
  No Proxies, Sales or Solicitation...................................................   43
THE COMPANIES.........................................................................   44
  PureTec.............................................................................   44
  Tekni-Plex..........................................................................   44
SELECTED FINANCIAL DATA...............................................................   45
MARKET PRICES OF COMMON STOCK.........................................................   46
CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS.......................................   47

                                                                                        PAGE
                                                                                        ----
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................   48
STOCKHOLDER PROPOSALS.................................................................   49
INDEPENDENT AUDITORS..................................................................   49
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   49
Annex I     Agreement and Plan of Merger.............................................       I-1
Annex II    Stockholder Voting and Option Agreement..................................      II-1
Annex III   Opinion of Schroder & Co. Inc. ..........................................     III-1
Annex IV    Section 262 of the Delaware General Corporation Law......................      IV-1

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, like the Company, that file electronically with the Commission at the following address: http://www.sec.gov. The Common Stock is quoted on The Nasdaq SmallCap Market, and such reports, proxy statements and other information may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     NO PERSON IS AUTHORIZED TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF, AS THE CASE MAY BE.

                           FORWARD-LOOKING STATEMENTS

     Certain information contained or incorporated by reference in this Proxy Statement, including the information set forth under "Certain Projections of Future Operating Results" and other statements as to the future financial or operating performance of the Company, may constitute "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides certain "safe harbor" protections for forward-looking statements in order to encourage companies to provide prospective information about their businesses. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are not statements of historical facts. Forward-looking statements contained or incorporated by reference in this Proxy Statement were not prepared in compliance with the published guidelines of the American Institute of Certified Public Accountants or the Commission regarding projections or financial forecasts.

     The forward-looking statements set forth or incorporated by reference in this Proxy Statement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties. Although the Company believes that such assumptions are reasonable, because such assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company's control, there can be no assurance, and no representation or warranty is made, that management's expectations, beliefs or projections will result or be achieved or accomplished. In addition to the other factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statements include: (i) economic slowdowns in any one, or all, of the Company's market segments; (ii) unforeseen price pressure on the Company's products or significant cost increases that cannot be recovered through price increases or productivity improvements; (iii) significant changes in competitive factors affecting the Company including the inability to obtain new customers or retain existing customers; (iv) changes in interest rates and conditions in capital markets affecting the availability of financing; (v) governmental/regulatory actions and initiatives and environmental/safety requirements that could result in escalation of the cost of regulatory compliance and litigation; (vi) significant changes from expectations in actual capital expenditures and operating expenses; (vii) changes in foreign trade and monetary policies, laws and regulations related to foreign operations, political governmental changes, inflation and exchange rates, taxes and operating conditions; (viii) significant changes in the Company's relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur; (ix) significant changes in tax rates or policies or in the rate of inflation; and (x) changes in accounting principles or the application of such principles by the Company.

     None of the Company, Tekni-Plex or any of their respective agents, employees or advisors intend or have any duty or obligation to supplement, amend, update or revise any of the Forward-looking statements contained or incorporated by reference in this Proxy Statement. Neither the Company's nor Tekni-Plex's independent auditors have examined or compiled such statements or applied any procedures with respect to such statements. Accordingly, such auditors have not expressed any opinion or other form of assurance with respect to such statements and assumed no responsibility for them.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reverence to the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement and the Annexes hereto. Stockholders are urged to read this Proxy Statement and the Annexes hereto carefully and in their entirety.

                                 THE COMPANIES

PureTec....................  The Company is a vertically integrated manufacturer of specialty plastic products. The Company is a leading producer of garden hose, disposable medical tubing and precision tubing and gaskets. The Company also produces plastic materials that are used in various specialized applications and high-grade recycled polyethylene terapthalate for packaging and fiber applications. See "The Companies -- PureTec."

Tekni-Plex.................  Tekni-Plex designs, manufactures and markets flexible and foam packaging materials primarily to the pharmaceutical and food industries, respectively. See "The Companies -- Tekni-Plex."

Sub........................  Sub is a newly incorporated Delaware corporation organized in connection with the Merger and is a wholly owned subsidiary of Tekni-Plex. Upon the consummation of the Merger, Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation and becoming a wholly owned subsidiary of Tekni-Plex.

                              THE SPECIAL MEETING

Time, Date and Place;
Record Date................  The Special Meeting of the stockholders of the
                             Company will be held on February 25, 1998 at the Saddle Brook Marriott Hotel, located on the Garden State Parkway at the intersection with Interstate Highway 80, Saddle Brook, New Jersey 07663. Stockholders of record at the close of business on January 6, 1998, the Record Date, will be entitled to notice of, and to vote at, the Special Meeting. Holders of Common Stock are entitled to one vote per share of Common Stock. The date of the mailing of this Proxy Statement to stockholders of the Company will be on or about January 27, 1998. At the close of business on the Record Date, there were 31,272,372 shares of Common Stock outstanding and entitled to vote.

Effective Time.............  The Merger Agreement provides that, at the earliest time following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger, the Company and Sub will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the Delaware General Corporation Law (the "DGCL") in connection with the Merger, and the Merger will become effective upon such filing or at such later time as is specified in such certificate of merger (the "Effective Time"). If the stockholders of the Company approve the Merger Proposal, the Effective Time is expected to occur as soon as practicable following the Special Meeting but in no event later than March 31, 1998.

Matters to be Considered at
the Special Meeting........  At the Special Meeting, the stockholders of the
                             Company will consider and vote upon a proposal to approve and adopt the Merger Agreement, including the Merger (the "Merger Proposal"), pursuant to which Sub will merge with and into the Company and the stockholders of the Company will receive $3.50 in cash, without interest. See "The Special Meeting -- Matters to be Considered at the Special Meeting."

Required Votes.............  The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the shares of the Common Stock entitled to vote at the Special Meeting, provided a quorum is present. The Affiliated Stockholders, who owned, beneficially and/or of record, an aggregate of 2,666,767 shares of Common Stock as of the Record Date, constituting approximately 9% of the outstanding shares of Common Stock entitled to vote at the Special Meeting, have agreed, pursuant to the terms of the Stockholder Voting Agreement, to vote such shares and all other shares of Common Stock that the Affiliated Stockholders acquire beneficial ownership of after November 11, 1997 and during the term of the Stockholder Voting Agreement, if any (such shares collectively, the "Subject Shares"), in favor of the Merger Proposal. See "The Special Meeting -- Required Votes" and "The Merger -- Interests of Certain Persons in the Merger."

Voting and Revocation of
  Proxies; Adjournments....  This Proxy Statement is being furnished to stockholders of record at the close of business on the Record Date in connection with the solicitation of Proxies by and on behalf of the Board for use at the Special Meeting. All shares of Common Stock which are represented at the Special Meeting by a properly executed Proxy received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Proxies that do not contain any instruction to vote for or against or to abstain from voting on the Merger Proposal will be voted in accordance with the recommendations of the Board of Directors.

                             The Board of Directors is not currently aware of any business to be acted upon at the Special Meeting other than the Merger Proposal. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the Proxy.

                             If the Special Meeting is adjourned, for whatever reason, the approval of the Merger Proposal shall be considered and voted upon by the stockholders of the Company at the subsequent, reconvened meeting, if any.

                             Any Proxy signed and returned by a stockholder may be revoked by such stockholder at any time before it is voted by giving due notice of such revocation to the Secretary of the Company (65 Railroad Avenue, Ridgefield, New Jersey 07663), by signing and delivering a Proxy bearing a later date or by attending the Special Meeting and voting in person. Attendance at the Special Meeting without taking other affirmative action as aforementioned will not constitute a revocation of a Proxy. See "The Special Meeting -- Voting and Revocation of Proxies."

Solicitation of Proxies....  The cost of soliciting Proxies will be borne by the
                             Company. The Company may solicit Proxies and the Company's directors, officers and employees may also solicit Proxies by telephone, telegram or personal interview. Arrangements will be made to furnish copies of Proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Common Stock. Such persons will be paid reasonable out-of-pocket expenses. See "The Special Meeting -- Solicitation of Proxies."

                             MacKenzie Partners, Inc. ("MacKenzie") will assist in the solicitation of Proxies by the Company for an estimated fee of $7,500, plus reasonable out-of-pocket expenses. If you have any questions or require additional material, please call MacKenzie at (800) 322-2885 (toll free) or (212) 929-5500 (collect). HOLDERS OF COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "The Merger Agreement -- The Merger -- Exchange of Certificates."

Security Ownership of
  Management...............  As of the Record Date, directors and executive officers of the Company, including the Affiliated Stockholders, were beneficial owners of an aggregate of 5,774,681 shares of Common Stock (approximately 18% of the outstanding shares). The directors and executive officers of the Company have indicated that they intend to vote their shares of Common Stock, and the Affiliated Stockholders have agreed, pursuant to the terms of the Stockholder Voting Agreement, to vote their respective Subject Shares, in favor of the Merger Proposal. See "Security Ownership of Certain Beneficial Owners and Management."

                                   THE MERGER

Effect of the Merger;
Merger Consideration.......  Upon consummation of the Merger, (i) Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation and becoming a wholly owned subsidiary of Tekni-Plex, and (ii) each outstanding share of Common Stock, other than shares held by the Company as treasury stock, or shares owned by Tekni-Plex or any subsidiary of Tekni-Plex, which will be canceled, and shares held by the stockholders of the Company, if any, who properly exercise their appraisal rights under Section 262 of the DGCL, will be converted into the right to receive $3.50 in cash, without interest.

Treatment of Stock
Options....................  At the Effective Time, each holder of an option to purchase shares of Common Stock ("Options") granted under either of the Option Plans (as defined herein), whether or not then vested or exercisable, will be paid by the Company, promptly upon surrender of such Option, net of applicable withholding taxes, an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Common Stock subject to such Option and (ii) the total number of shares of Common Stock subject to such Option assuming full vesting immediately prior to the Effective Time. See "The Merger Agreement -- The Merger -- Options."

Recommendation of the Board
of Directors...............  The Board, at a meeting duly called and held, has unanimously (i) determined that the Merger
                             Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and (ii) recommended that the Company's stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby. In reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, the Board considered a number of factors, as more fully described under "The Merger -- Reasons for the Merger; Recommendation of the Board of Directors."

Opinion of Schroders.......  Schroders has acted as a financial advisor to the
                             Company in connection with the Merger and has delivered to the Board a written opinion, dated November 11, 1997 (the "Schroders Opinion"), to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock other than Tekni-Plex, Sub and their affiliates. The full text of the Schroders Opinion which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex III to this Proxy Statement and should be read carefully in its entirety. The Schroders Opinion is directed to the Board and relates only to the fairness of the Merger Consideration to the holders of Common Stock other than Tekni-Plex, Sub and their affiliates, from a financial point of view, does not address any other aspect of the Merger or any related transactions and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Special Meeting. See "The Merger -- Opinion of Schroders."

Interests of Certain
Persons in the Merger......  Certain directors and executive officers of the
                             Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Merger. The Board of Directors is aware of such conflicts and considered them in addition to the other matters described under "The Merger -- Reasons for the Merger; Recommendation of the Board of Directors." For information concerning such benefits, see "The Merger -- Interests of Certain Persons in the Merger."

Financing the Merger.......  It is expected that financing proceeds aggregating approximately $325 million will be required to consummate the Merger and the transactions contemplated thereby. Such financing will be provided by the incurrence and issuance by Tekni-Plex of a combination of senior secured debt and unsecured senior subordinated debt. Additional fees and expenses of approximately $15 million are expected to be paid by Tekni-Plex from existing cash. See "The Merger -- Financing the Merger."

Conditions to the Merger...  The obligations of each of the Company, Tekni-Plex and Sub to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite Company stockholder approval, the termination or expiration of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (see "The Merger -- Regulatory Approvals"), and the absence of any injunction or other legal restraint prohibiting the consummation of the Merger.

                             The obligations of Tekni-Plex and Sub to effect the Merger are further subject, among other things, to
                             (i) the Company causing PS&T to amend the terms of PS&T's 11.25% Senior Secured Notes due 2003 (the "PS&T Notes") by deleting certain covenants and provisions thereof specified by Tekni-Plex, (ii) the Company causing PS&T to purchase at least a majority in aggregate principal amount of PS&T Notes pursuant to PS&T's combined consent solicitation and tender offer for such PS&T Notes (the "Debt Tender Offer"), (iii) the Company eliminating the minority stockholders' interests in PS&T (the "PS&T Minority Interest"), either through purchasing their shares or effecting a short-form merger in accordance with the DGCL, and (iv) Tekni-Plex obtaining sufficient financing on terms and conditions contemplated by the Merger Agreement. It is also a condition to the obligations of Tekni-Plex and Sub to effect the Merger that no event occur the effect of which would have or be likely to have a material adverse significance with respect to the value of the Company and its subsidiaries, taken as a whole. See "The Merger Agreement -- Conditions to the Merger."

Termination; Certain Fees
and Expenses...............  The Merger Agreement will be subject to termination at any time prior to the Effective Time by the mutual consent of Tekni-Plex and the Company. The Merger Agreement also will be subject to termination by either Tekni-Plex or the Company if the Company's stockholders fail to approve and adopt the Merger Agreement at the Special Meeting, any governmental entity has taken action to prohibit the Merger and such action has become final and non-appealable, the Merger is not consummated by March 31, 1998, and under certain other circumstances described therein. If the Merger Agreement is terminated by Tekni-Plex or the Company under certain circumstances described therein, the Company will be obligated to pay a fee of $10 million to Tekni-Plex and to reimburse Tekni-Plex for up to $5 million of its expenses incurred in connection with the Merger Agreement and certain related transactions. In addition, if the Merger Agreement is terminated by the Company under certain other circumstances described therein, Tekni-Plex will be obligated to pay to the Company certain expenses incurred by the Company and its subsidiaries. See "The Merger Agreement -- Termination of the Merger Agreement" and " -- Fees and Expenses."

The Stockholder Voting
  Agreement................  Pursuant to the Stockholder Voting Agreement, the
                             Affiliated Stockholders, in their capacity as such, have agreed, among other things, to vote their respective Subject Shares, constituting an aggregate of approximately 9% of the outstanding shares of Common Stock entitled to vote at the Special Meeting, in favor of the adoption of the Merger Agreement, the Merger, the Related Transactions (as defined herein) and of certain other related actions (together with the Merger and the Related Transactions, the "Merger Related Actions") and against certain other corporate actions, including any corporate actions that would prevent or delay the Merger or the Related Transactions. Subject to the terms and conditions of the Stockholder Voting Agreement, the Affiliated Stockholders have agreed to comply with certain restrictions upon the transfer of the Subject Shares, to waive any rights of appraisal available in connection with the Merger and to take or refrain from taking certain other actions. Pursuant to the Stockholder Voting Agreement, the Affiliated Stockholders have granted to Tekni-Plex an irrevocable option (the "Tekni-Plex Option") to purchase the Subject Shares at $3.50 per share (the "Exercise Price") subject to the terms and conditions of the Stockholder Voting Agreement. For a more detailed summary of the foregoing provisions and certain other provisions of the Stockholder Voting Agreement, see "The Stockholder Voting Agreement."

Appraisal Rights...........  Holders of Common Stock on the Record Date that do not vote in favor of approving and adopting the Merger Agreement (including those who abstain with respect to the Merger Proposal and those who do not provide specific voting instructions to brokers who hold their shares of Common Stock in "street name") and that otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will be entitled to appraisal rights under Section 262 of the DGCL. A summary of the provisions of
                             Section 262 of the DGCL, including a summary of the requirements with which holders of Common Stock desiring to assert appraisal rights must comply, is contained herein under the heading "The
                             Merger -- Appraisal Rights." The entire text of
                             Section 262 of the DGCL is attached hereto as Annex IV.

Certain Federal Income Tax
  Consequences.............  The receipt of cash by a stockholder of the Company pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the adjusted tax basis of his, her or its Common Stock and the amount of cash received in exchange therefor in the Merger. Such gain or loss generally will be capital gain or loss if the Common Stock is a capital asset in the hands of such stockholder, generally will be mid-term gain or loss if the holding period for the Common Stock is more than one year but not more than 18 months at the Effective Time and generally will be long-term capital gain or loss if the holding period is more than 18 months at the Effective Time. See "The Merger -- Certain Federal Income Tax Consequences."

                             BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT HOLDERS OF COMMON STOCK CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

Certain Information in
Connection with the Common
  Stock....................  The Common Stock is quoted on The Nasdaq SmallCap
                             Market. On November 11, 1997, the last trading date prior to the public announcement of the execution of the Merger Agreement, the bid and asked prices of the Common Stock, as quoted on The Nasdaq SmallCap Market, were $2.66 and $2.72 per share, respectively. On January 22, 1998, the bid and asked prices of the Common Stock, as quoted on The Nasdaq SmallCap Market, were $3.22 and $3.25 per share, respectively. Stockholders are urged to obtain current market quotations for the Common Stock prior to making any decision with respect to the Merger. See "Market Prices of Common Stock."

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for the Company for the periods indicated. The data set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto (the "Consolidated Financial Statements") included in the Company's Annual Report on Form 10-K, as amended, for the year ended July 31, 1997 which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                THREE MONTHS                                        YEAR ENDED JUNE
                             ENDED OCTOBER 31,         YEAR ENDED JULY 31,                30,
                             ------------------   ------------------------------   ------------------
                               1997      1996     1997(2)    1996(2)    1995(1)      1994      1993
                             --------   -------   --------   --------   --------   --------   -------
                                (UNAUDITED)  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Net sales..................  $ 67,693   $61,075   $315,334   $326,344   $ 30,189   $ 48,590   $16,793
Income (loss) from
  continuing operations....  $ (2,010)  $(2,455)  $  1,345   $ (4,407)  $ (7,519)  $(14,841)  $ 2,183
Net income (loss)..........  $ (2,246)  $(2,753)  $ (2,791)  $ (8,173)  $(16,908)  $(34,616)  $ 1,144
Income (loss) from
  continuing operations per
  share of common stock
  outstanding..............  $  (0.06)  $ (0.08)  $   0.05   $  (0.18)  $  (0.42)  $  (1.68)  $  0.36
Weighted average shares of
  common stock
  outstanding..............    31,267    29,339     29,429     27,268     17,751      8,857     6,116

                                                           AT JULY 31,                AT JUNE 30,
                                                  ------------------------------   ------------------
                                                  1997(2)    1996(2)    1995(1)      1994      1993
                               AT OCTOBER 31,     --------   --------   --------   --------   -------
                                    1997
                             ------------------
                                (UNAUDITED)  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Working capital............            $ 19,255   $ 20,037   $ 21,744   $ 14,461   $  3,725   $18,116
Total assets...............            $306,479   $311,823   $296,690   $290,121   $ 56,442   $60,382
Long-term obligations......            $141,495   $142,699   $142,672   $126,751   $  7,581   $ 9,617
Stockholders' equity.......            $ 66,088   $ 67,177   $ 70,708   $ 73,519   $ 34,290   $42,399
Book value per share.......            $   2.11   $   2.28   $   2.59   $   4.14   $   3.87   $  6.93

---------------
(1) See Notes 9, 10 and 18 to the Consolidated Financial Statements with respect to acquisitions, plant closings and discontinued operations.

(2) See Notes 1, 2, 9, 10 and 18 to the Consolidated Financial Statements with respect to the acquisition of Ozite Corporation, a wholly owned subsidiary of the Company ("Ozite"), other acquisitions, write-offs of intangible assets, plant closings, and discontinued operations.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement is being furnished to holders of Common Stock in connection with the solicitation of Proxies by and on behalf of the Board for use at the Special Meeting to be held at 10:00 a.m., local time, on February 25, 1998, at the Saddle Brook Marriott Hotel, located on the Garden State Parkway at the intersection with Interstate Highway 80, Saddle Brook, New Jersey 07663, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, the stockholders of the Company will consider and vote on the Merger Proposal. The Merger Agreement is attached to this Proxy Statement as Annex I. See "The Merger" and "The Merger Agreement." The Board of Directors has determined that the Merger Agreement and the Merger are fair and in the best interests of the Company and its stockholders, has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Proposal. See "The Merger -- Background of the Merger" and
"-- Reasons for the Merger; Recommendation of the Board of Directors."

REQUIRED VOTES

     The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the shares of the Common Stock entitled to vote at the Special Meeting, provided a quorum is present. The Affiliated Stockholders, in their capacity as such, have agreed, pursuant to the terms of the Stockholder Voting Agreement, to vote all of the Subject Shares, during the term of the Stockholder Voting Agreement, in favor of the Merger Proposal. As of the Record Date, the Affiliated Stockholders owned, beneficially and/or of record, an aggregate of 2,666,767 shares of Common Stock, constituting approximately 9% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. A copy of the Stockholder Voting Agreement is attached to this Proxy Statement as Annex II. See "The Stockholder Voting Agreement."

     As of the Record Date, directors and executive officers of the Company, including the Affiliated Stockholders, beneficially owned an aggregate of 5,774,681 shares of Common Stock (approximately 18% of the outstanding shares). All of the directors and executive officers of the Company have indicated that they intend to vote their shares of Common Stock in favor of the Merger Proposal. As discussed above, the Affiliated Stockholders have agreed to vote their respective Subject Shares in favor of the Merger Proposal pursuant to the terms of the Stockholder Voting Agreement. See "Security Ownership of Certain Beneficial Owners and Management."

VOTING AND REVOCATION OF PROXIES

     This Proxy Statement is being furnished to stockholders of record at the close of business on the Record Date in connection with the solicitation of Proxies by and on behalf of the Board for use at the Special Meeting. All shares of Common Stock which are represented at the Special Meeting by a properly executed Proxy received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a Proxy is signed and returned without indicating any voting instructions, shares of Common Stock represented by such Proxy will be voted FOR the Merger Proposal. The Board of Directors is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the Proxy. The persons appointed as proxies will not exercise their discretionary voting authority to vote any such Proxy in favor of any adjournments or postponements of the Special Meeting if instruction is given to vote against the approval of the Merger Proposal.

     A Proxy signed and returned by a stockholder may be revoked prior to its being voted by (i) delivering to the Secretary of the Company, at or before the Special Meeting, a written instrument bearing a later date than the Proxy that by its terms revokes the Proxy, (ii) duly executing a subsequent Proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Special Meeting or (iii) attending the Special Meeting and giving notice of revocation to the Secretary of the Company or in open meeting prior to the Proxy being voted (although attendance at the Special Meeting without taking other affirmative action as aforementioned will not constitute a revocation of a Proxy). Any written instrument revoking a Proxy must be received before the taking of the votes at the Special Meeting and should be sent to: PureTec Corporation, 65 Railroad Avenue, Ridgefield, New Jersey 07657, Attention: Secretary.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     January 6, 1998 has been fixed as the Record Date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Special Meeting. Only holders of Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were 31,272,372 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 978 stockholders of record. The presence, in person or by properly executed Proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Special Meeting. Shares of Common Stock represented by Proxies that are marked "abstain" or that are not marked as to any particular matter or matters and Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters.

     Holders of Common Stock on the Record Date are entitled to one vote per share of Common Stock, exercisable in person or by properly executed Proxy, upon each matter properly submitted for the vote of stockholders at the Special Meeting. Abstentions and broker non-votes ("street name" shares for which brokers do not receive specific voting instructions from beneficial owners) will not be counted as votes cast in favor of the Merger Proposal. Because the vote on the Merger Proposal requires the approval of a majority of the shares of Common Stock entitled to vote at the Special Meeting, abstentions and broker non-votes will have the same effect as a negative vote on the Merger Proposal.

APPRAISAL RIGHTS

     Holders of Common Stock on the Record Date who do not vote in favor of approving and adopting the Merger Agreement (including those who abstain with respect to the Merger Proposal and those who do not provide specific voting instructions to brokers who hold their shares of Common Stock in "street name") and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will be entitled to appraisal rights under the DGCL in connection with the Merger. Stockholders of the Company who vote in favor of approving and adopting the Merger Agreement, including stockholders who return a signed Proxy without indicating any voting instructions as to the Merger Proposal, however, will thereby waive their appraisal rights. The full text of Section 262 of the DGCL is attached as Annex IV to this Proxy Statement. See "The
Merger -- Appraisal Rights" for a further discussion of such rights and legal consequences of voting shares of Common Stock in favor of the Merger Proposal.

SOLICITATION OF PROXIES

     The Company will bear the cost of solicitation of Proxies and the cost of printing and mailing this Proxy Statement. In addition to solicitation by mail, the Company's directors, officers and employees may also solicit Proxies from stockholders of the Company by telephone, telegram or personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other fiduciaries, custodians and nominees for the forwarding of solicitation material to the beneficial owners of shares of Common Stock held of record by such persons and the Company will reimburse such brokerage houses, fiduciaries, custodians and nominees for their reasonable out-of-pocket expenses in connection therewith. MacKenzie will assist in the solicitation of Proxies by the Company for an estimated fee of $7,500, plus reasonable out-of-pocket expenses.

     If you have any questions or require additional material, please call MacKenzie at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

     STOCKHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. STOCKHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES REPRESENTING COMMON STOCK WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO STOCKHOLDERS PROMPTLY AFTER THE EFFECTIVE TIME. SEE "THE MERGER -- THE MERGER AGREEMENT -- EXCHANGE OF CERTIFICATES."

                                   THE MERGER

BACKGROUND OF THE MERGER

     During the early part of 1997, the Company began to consider alternative strategies designed to maximize stockholder value. This strategic review was prompted principally by the views of management and the Board of Directors that future growth in sales and net income was unlikely without major changes in the Company's complex and restrictive capital structure. Management expected that the then-outstanding 17% PS&T Minority Interest, which arose out of the issuance of warrants as part of PS&T's leveraged buyout financing in 1987, would result in increasing deductions from net income in future years under applicable accounting principles. The PS&T Minority Interest was also viewed as being a deterrent to successfully attracting additional equity investment at the PureTec level. The limitations imposed by the Indenture governing the PS&T Notes (the "PS&T Indenture") restricts the amount of additional indebtedness that PS&T can incur, including for working capital purposes. These limitations were constraining the amount of inventory that PS&T could maintain and were likely to continue to limit the Company's ability to increase sales. Lastly, the Company's highly leveraged capital structure would make acquisitions of businesses with complementary product lines difficult.

     Accordingly, in March 1997 the Company began discussing a retainer arrangement with Schroders for the provision of financial advice regarding one or more potential strategic and financial actions. These actions were to include reducing or eliminating the PS&T Minority Interest; recapitalizing the Company through an equity investment by an outside investor, the proceeds of which would be applied to reduce the Company's outstanding indebtedness; soliciting consents to modify the covenants in the PS&T Indenture; refinancing the PS&T Notes; or soliciting interest by third parties in a business combination with the Company. The Company and Schroders executed an engagement letter for such retention on March 17, 1997. The engagement letter granted to Schroders a right of first refusal to act as financial advisor in the event that a business combination involving the Company was pursued. At the time of Schroders' retention, the Board of Directors had not approved, or instructed management to pursue, any one of the foregoing alternatives in preference to another.

     At a meeting held on May 1, 1997, the Board of Directors authorized management to proceed with a private exchange offer whereby the Company, through its wholly-owned subsidiary, Ozite, offered to exchange two new shares of Common Stock for each share of outstanding PS&T common stock held by accredited investors who beneficially owned 1,000 or more shares of PS&T common stock. This exchange offer, for which Schroders acted as dealer manager, was commenced on May 12, 1997. On the same date, the Company publicly disclosed the retention of Schroders. The private exchange offer was concluded on June 27, 1997 and resulted in a reduction of the PS&T Minority Interest to approximately 4% of the outstanding PS&T common stock.

     Commencing in late June and continuing until mid-August 1997, Schroders, on behalf of the Company, contacted 31 parties regarding their potential interest in exploring a $20-$40 million dollar equity investment in the Company ("Financial Investors"). Schroders also contacted 20 parties regarding their potential interest in acquiring the Company ("Strategic Investors"). The Company executed confidentiality agreements with 24 potential investors, and, beginning on July 10, 1997, sent to these parties a confidential information memorandum containing business and financial information about the Company. This memorandum contained management's projections of the Company's future operating results as described herein under "Certain Projections of Future Operating Results."

     On July 30, 1997, Tekni-Plex executed a confidentiality and two-year standstill agreement with the Company. Pursuant to the standstill provisions of this agreement, Tekni-Plex agreed, among other things, that it would not acquire (subject to certain exceptions), directly or indirectly, any securities or property of the Company unless the Board of Directors approved such acquisition. The next day, Tekni-Plex received a copy of the confidential information memorandum, and representatives of Tekni-Plex attended a presentation by the Company's management concerning the business of the Company.

     From mid-August until mid-September 1997, seven potential Financial Investors and Strategic Investors, including Tekni-Plex, conducted due diligence investigations of the Company, including facility visits and additional management presentations. During the week of September 15, 1997, six potential Financial Investors and Strategic Investors submitted written indications of interest to Schroders concerning possible transactions with the Company.

     On September 18, 1997, the Board of Directors met to receive a report from Schroders concerning the indications of interest. Schroders advised the Board of Directors that four Financial Investors had indicated an interest in making an investment in newly-issued Common Stock or convertible preferred stock of the Company in amounts ranging from $20 million to $70 million. The price per share of Common Stock indicated in these four proposals ranged from $1.50 to $2.50 per share (subject in one case to reduction if the average trading price of the Common Stock as determined over the 60-day period following the public announcement of the investment was lower than $2.50 per share). These proposals would have resulted in a Financial Investor initially owning between approximately 28% and 47% of the outstanding Common Stock, with no commitment by such Financial Investor to make any proposal to the other holders of Common Stock concerning the purchase of their shares.

     Tekni-Plex submitted a preliminary and conditional proposal for the potential acquisition of 100% of the Common Stock for a price in the range of $3.30-$3.50 per share. Tekni-Plex proposed to conduct an all-cash tender offer followed by a merger in which each untendered share of Common Stock would be converted into the right to receive an amount in cash equal to the amount per share paid by Tekni-Plex in the tender offer. In previous discussions with Schroders on September 12, 1997, Tekni-Plex had indicated an interest in submitting a proposal having a price range of $3.10-$3.40 per share, but revised this range upward following further discussions with Schroders. One other Strategic Investor submitted an indication of interest in a purchase of 100% of the Common Stock at a cash price of $2.60 per share.

     At the September 18 meeting, the Board of Directors discussed all of the indications of interest at length. Counsel for the Company advised the Board of Directors as to the legal considerations which the Board must take into account in evaluating the indications of interest, including those applicable in the event of a change of control of the Company.

     Tekni-Plex's preliminary proposal was subject to various conditions, including the receipt of financing for the transaction, the satisfactory completion of additional due diligence by Tekni-Plex and its financial advisor, J.P. Morgan Securities, Inc., and the development of acceptable definitive documentation. Tekni-Plex also requested the exclusive right to pursue a transaction with the Company.

     At the conclusion of the meeting, the Board of Directors authorized and directed management and Schroders to grant Tekni-Plex the exclusive right until October 17, 1997 (the "Exclusivity Period") to negotiate with the Company in order to submit a firm proposal, complete additional due diligence activities, and arrange for firm financing commitments for funding the transaction. The Board of Directors also instructed Schroders to attempt to obtain an increase in the price range contained in the Tekni-Plex preliminary proposal to $3.55-$3.60 per share.

     Following negotiations between counsel to the Company and counsel to Tekni-Plex concerning the terms of such a grant of exclusivity, on September 24, 1997, Tekni-Plex accepted the grant of exclusivity set forth in a letter from the Company to Tekni-Plex dated September 23, 1997 (the "Exclusivity Letter"). The Exclusivity Letter provided, among other things, that during the Exclusivity Period neither the Company nor its officers, directors or advisors would negotiate with or solicit, initiate or encourage the submission of any proposal or offer from any person other than Tekni-Plex with respect to any competing transaction, provided that the Board of Directors retained the ability to respond to or negotiate in respect of unsolicited proposals or offers concerning a competing transaction consistent with its fiduciary duties. From the date of the Exclusivity Letter until the announcement of the execution of the Merger Agreement, neither the Company nor its advisors received any such proposals or offers.

     During the initial Exclusivity Period, Tekni-Plex and its financial, legal, accounting and environmental advisors conducted additional due diligence investigations of the Company. Pursuant to the terms of the

Exclusivity Letter, on October 2, 1997, counsel for Tekni-Plex delivered to the Company a proposed form of Merger Agreement. On October 9, 1997, forms of Commitment Letters (as defined below under "-- Financing the Merger") for financing necessary to fund the Merger were delivered to the Company by Morgan Guaranty Trust Company of New York (together with J.P. Morgan Securities Inc., "J.P. Morgan"). On October 9, 1997, an initial set of comments on the draft form of Merger Agreement was delivered to Tekni-Plex's counsel by counsel to PureTec. During this period, Schroders and J.P. Morgan had a number of discussions as to the terms and conditions of the Commitment Letters and as to the sufficiency of the financing provided for thereunder.

     On October 13, 1997, a meeting of the Board of Directors was held for the purpose of informing the directors as to the status of the Tekni-Plex discussions. On October 17, 1997, the Company received a letter from Tekni-Plex requesting an extension of the Exclusivity Period to October 31, 1997 in order to continue due diligence activities. The letter stated that a firm offer from Tekni-Plex would include, as conditions to the closing of its tender offer, completion of the Debt Tender Offer and elimination of the PS&T Minority Interest. Tekni-Plex stated that these actions were required in order that certain upstream guarantees of Tekni-Plex's 11 1/4% Senior Subordinated Notes due 2007 (the "Tekni-Plex Notes") could be made by the Company and its subsidiaries in compliance with the Indenture governing the Tekni-Plex Notes (the "Tekni-Plex Indenture").

     A regularly-scheduled meeting of the Board of Directors was held on October 17, 1997. As a result of discussions at this meeting, including a report from Schroders as to its discussions with J.P. Morgan concerning the Commitment Letters, management was authorized to send a response to the October 17 Tekni-Plex letter that conditioned the Company's willingness to proceed with further discussions on, among other things, the receipt of comfort from Tekni-Plex and J.P. Morgan that sufficient financial resources would be made available to complete the Merger in the event that it is necessary to refinance the debt outstanding under the Tekni-Plex Indenture.

     During the following several days, additional negotiations and discussions among the Company, Tekni-Plex and their advisors occurred with respect to a number of matters, including continuing due diligence activities, analysis of the financing requirements of the Merger, development of a mutually acceptable employee severance plan, and various terms of the Merger Agreement. On October 21, 1997, Tekni-Plex delivered a letter to the Company stating that it had arranged for an additional financing commitment from J.P. Morgan to provide for the repurchase of the Tekni-Plex Notes if necessary to consummate the Merger and the Related Transactions. The Board of Directors, at a meeting held on October 21, 1997, authorized the extension of the Exclusivity Period until October 31, 1997 to permit the continuation of due diligence activities and negotiations on various terms of the draft Merger Agreement and the draft Commitment Letters.

     On October 24, 1997 the Company's counsel delivered to counsel for Tekni-Plex a second set of comments on the draft Merger Agreement. These comments were discussed at a meeting among representatives of the Company, Tekni-Plex and their legal and financial advisors on October 27, 1997. Also on October 27, counsel for Tekni-Plex delivered to the Company an initial draft of the Stockholder Voting Agreement.

     At the October 27 meeting, the Company requested that Tekni-Plex consider making a loan to the Company that would assist the Company with its working capital needs in the period prior to completion of the Merger. Following this meeting, Tekni-Plex indicated its willingness to consider a loan to the Company of up to $5 million, to be structured as a convertible note, provided that the Company agreed to restrictions regarding the making of capital expenditures and cash management in addition to those contained in the then-current draft of the Merger Agreement. In light of certain provisions in the Tekni-Plex Indenture, Tekni-Plex also requested that the tender offer structure it had previously proposed be replaced by a cash merger transaction that would follow a vote of the Company's stockholders approving the Merger.

     On October 31, 1997, the Board of Directors met and was updated by management and its financial and legal advisors on the status of negotiations with Tekni-Plex. The Board authorized management to continue exclusive negotiations with Tekni-Plex as long as progress was being made on resolving open issues, including the terms of the Commitment Letters, the Convertible Note, severance plan arrangements and the Merger Agreement. Also on October 31, 1997, the Company received a draft term sheet for the Convertible Note from counsel to Tekni-Plex.

     In the days following the October 31, 1997 Board of Directors meeting, representatives of the Company and Tekni-Plex were in regular contact to complete the due diligence process and to negotiate other aspects of the proposed transaction. Tekni-Plex and the Company reached agreement in principle on the terms of severance plan arrangements, including the stay bonus agreements for certain members of management described under "-- Interests of Certain Persons in the Merger-Severance Arrangements" and "-- Employment and Consulting Arrangements" below. Also, direct discussions occurred between Tekni-Plex, the officers and directors whom Tekni-Plex had proposed be parties to the Stockholder Voting Agreement, and counsel to certain of such officers and directors. Following these discussions, two of the Company's directors, Peter R. Harvey and John J. Harvey, declined to become parties to the Stockholder Voting Agreement because they desired to maintain liquidity with respect to their shares of Common Stock for personal reasons and, in the case of Peter R. Harvey, becoming a party to the Stockholder Voting Agreement would have been inconsistent with an existing pledge of such shares. However, the directors and executive officers of the Company, including John J. Harvey, and Peter R. Harvey have indicated that they intend to vote their shares of Common Stock in favor of the Merger Proposal.

     On November 11, 1997, a meeting of the Board of Directors took place. All directors were present. At the meeting, Schroders made a presentation to the Board concerning the analysis of the terms of the Tekni-Plex proposal as such terms had been further developed and defined since the Exclusivity Letter was signed. Schroders stated that Tekni-Plex was prepared to enter into a merger agreement with the Company that provided for cash payments to the holders of common stock of $3.50 per share. Schroders also stated that it had been unable to negotiate any increase in price with Tekni-Plex. Schroders then engaged in a lengthy and thorough discussion with the Board regarding its findings which are summarized below under "-- Opinion of Schroders." Schroders further stated, based upon the information made available to it, that the amount of financing to be provided pursuant to the Commitment Letters appeared to be adequate for the consummation of the Merger and the related transactions. At the conclusion of this discussion, Schroders stated that it would be prepared to deliver an opinion to the Board to the effect that the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock other than Tekni-Plex, Sub and their affiliates, subject to the limitations set forth below under "-- Opinion of Schroders."

     Following the Schroders' presentation, counsel to the Company reported to the Board that the parties had negotiated nearly final drafts of the Merger Agreement, the Stockholders Agreement, the Convertible Note and, with the participation of J.P. Morgan, the Commitment Letters. Counsel reviewed the responsibilities of the Board of Directors in considering a transaction that would involve a change of control of the Company, and discussed the terms of the Merger Agreement, copies of which had been previously distributed to Board members. The Board also considered the interests of Messrs. Broling, Gans and Katz, as directors who are also members of management, in the transaction. These interests consist of such persons' eligibility to participate in severance and stay bonus arrangements and, in the case of Mr. Broling, the consulting agreement described under "-- Interests of Certain Persons in the Merger -- Severance Arrangements" and "-- Employment and Consulting Arrangements".

     After thorough discussion of all factors that it deemed relevant to its decision, including those noted below under "-- Reasons for the Merger; Recommendation of the Board of Directors," the Board unanimously voted to approve the Merger and to recommend that the Company's stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby.

     Following the Board meeting, representatives of the Company, Tekni-Plex and their legal and financial advisors finalized, executed and delivered the Merger Agreement, the Stockholder Voting Agreement and the Convertible Note, and J.P. Morgan executed the Commitment Letters and delivered them to Tekni-Plex. On November 12, 1997, the Company and Tekni-Plex issued a joint press release announcing the proposed Merger, and the Company issued the Convertible Note to Tekni-Plex.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and has unanimously approved and adopted the Merger Agreement. Accordingly, the Board recommends that stockholders vote FOR approval and adoption of the Merger Agreement.

     In reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, the Board consulted with the Company's legal and financial advisors and considered the following principal factors which were material to the Board's decision:

          (i) The premium provided by the Merger Consideration over the historical market prices for the Common Stock, including the fact that the Merger Consideration represents a premium of 29% over the $2.72 per share last sale price of the Common Stock on November 11, 1997, the trading day preceding the date on which the execution of the Merger Agreement was publicly announced and a premium of 94% over the six-month average stock price of $1.80 for the period ending November 11, 1997. See "Market Prices of Common Stock."

          (ii) The provision by Tekni-Plex to the Company of executed Commitment Letters from Morgan Guaranty Trust Company of New York, which has committed to provide 100% of the funds necessary to finance (x) the Merger, (y) each of the Debt Tender Offer, the elimination of the PS&T Minority Interest, the repayment or repurchase of certain indebtedness of the Company and the payments to be made in connection with the cancellation of certain Options (collectively, the "Related Transactions") and (z) the payment of certain fees and expenses incurred in connection with the Merger and the Board's views regarding the likelihood that Tekni-Plex would be able to complete the Merger on a timely basis.

          (iii) The Schroders Opinion to the effect that, based upon and subject to certain matters stated therein, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock other than Tekni-Plex, Sub and their affiliates and the presentation of Schroders at the November 11, 1997 Board meeting in connection with its opinion. See
     "-- Opinion of Schroders."

          (iv) The current and prospective economic and competitive environment in which the Company operates.

          (v) The history of prior efforts to pursue alternatives for maximizing stockholder value, as described under "-- Background of the Merger," particularly the fact that, based upon the discussions described therein, none of such alternatives, even if successfully carried to completion, would have resulted in per-share cash consideration either directly to the holders of Common Stock or to the Company as high as the Merger Consideration.

          (vi) The fact that the Merger Agreement requires that the Merger be submitted to the stockholders of the Company for approval, which allows for an informed vote of stockholders on the merits of the transaction without any potentially coercive transaction structure and the fact that the Merger Agreement provides that it may be terminated by the Company if such approval is not received.

          (vii) The fact that the Merger Consideration to be received by stockholders of the Company is cash.

          (viii) The other terms and conditions of the Merger Agreement, including (x) those relating to the fee of $10 million and expense reimbursements (for documented out-of-pocket expenses and fees incurred in connection with the Merger up to a maximum of $5 million) to Tekni-Plex payable upon the termination of the Merger Agreement as a result of competing offers, the aggregate amount of which would not, in the Board's judgment, preclude a third party from making an offer that was materially more favorable to the Company's stockholders and (y) those relating to the ability of the Board to consider unsolicited offers from third parties prior to the Effective Time.

          (ix) The $5 million loan provided by Tekni-Plex to the Company, in return for the Convertible Note, which has assisted the Company and PS&T in meeting expected cash requirements prior to the completion of the Merger.

          (x) The Board's knowledge of the business, operations, properties, assets, financial condition and operating results of the Company.

     The foregoing factors were deemed by the Board to outweigh that aspect of Tekni-Plex's offer viewed by the Board as more unfavorable, which was that Tekni-Plex's obligation to consummate the Merger is contingent upon receipt of financing sufficient to provide 100% of the necessary funds to complete the actions described in clause (ii) above.

     The foregoing discussion of the information and factors discussed by the Board is not meant to be exhaustive but is believed to include all material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not quantify or otherwise attempt to assign any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders. In addition, individual members of the Board may have given different weight to different factors. As a result of its consideration of the foregoing and other relevant considerations, the Board determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and unanimously approved and adopted the Merger Agreement.

OPINION OF SCHRODERS

     In connection with its consideration of the proposed Merger, the Company requested that Schroders advise the Board with respect to the fairness, from a financial point of view, of the consideration to be received by the holders of Common Stock other than Tekni-Plex, Sub and their affiliates in the Merger. On November 11, 1997, at a meeting of the Board held to evaluate the proposed Merger, Schroders reviewed with the Board the financial analyses performed by Schroders and delivered to the Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion, dated November 11,
1997) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock of the Company other than Tekni-Plex, Sub and their affiliates. The full text of the Schroders Opinion, dated November 11, 1997, which sets forth the assumptions made, matters considered and limits of the review undertaken, is included as Annex III to this Proxy Statement and is incorporated herein by reference. Schroders has consented to the inclusion of the full text of the Schroders Opinion as Annex III to this Proxy Statement. THE SUMMARY OF SCHRODERS' OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. STOCKHOLDERS ARE URGED TO READ THE SCHRODERS OPINION CAREFULLY IN ITS ENTIRETY.

     No limitations were imposed by the Board on the scope of Schroders' investigation or the procedures to be followed by Schroders in rendering its opinion. In arriving at its opinion, Schroders, among other things: reviewed a draft, dated November 4, 1997, of the Merger Agreement; reviewed drafts of the Commitment Letters received by Tekni-Plex in connection with the Financing (as defined herein); reviewed the Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended July 31, 1996, including the audited consolidated financial statements of the Company included therein; reviewed a draft of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997; reviewed historical financial results of the Company by subsidiary and operating division prepared by management; reviewed forecasts and projections for the Company prepared or supplied by management of the Company for the fiscal years ending July 31, 1998 through July 31, 2000 (the "Company Financial Forecasts"); held discussions with the Company's management regarding the business, operations and prospects of the Company and each of its subsidiaries and operating divisions; visited the Company's facilities in Ridgefield and Rockaway, New Jersey; advised the Company regarding other proposed transactions during the period from May 1997 to September 1997, and initiated contacts with several potential investors in, and acquirors of, the Company; performed various valuation analyses, as deemed by it to be appropriate, of the Company using generally accepted analytical methodologies, including (i) the application to the financial results of the Company of the public trading multiples of companies which were deemed by it to be comparable, (ii) the application to the financial results of the Company of the multiples reflected in recent mergers and acquisitions for businesses which were deemed comparable, (iii) a discounted cash flow analysis of the Company's operations, (iv) a premium analysis and (v) a leveraged buyout analysis; reviewed the historical trading prices and volumes of the

Common Stock; and performed such other financial studies, analyses, inquiries and investigations as it deemed appropriate. In addition, Schroders took into account the manner in which the financial terms of the Merger were negotiated by the Company and Tekni-Plex, as well as the results of the extended solicitations of interest by the Company from persons thought likely to have a possible interest in acquiring or investing in the Company.

     In its review and analysis and in formulating its opinion, Schroders assumed and relied upon, without independent verification, the accuracy and completeness of all information supplied or otherwise made available to it by the Company or obtained by Schroders from other publicly available sources, and upon the assurance of the Company's management that they were not aware of any information or facts that would make the information provided by it to Schroders incomplete or misleading. Schroders did not conduct a physical inspection of certain of the properties and facilities of the Company and its subsidiaries and did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company nor was Schroders furnished with any such appraisals.

     With respect to financial forecasts and projections for the Company, Schroders was advised by the Company, and assumed without independent investigation, that such forecasts and projections had been reasonably prepared and reflected the best currently available estimates and judgments as to the expected future financial performance of the Company. The projected financial information set forth under "Certain Projections of Future Operating Results" herein is excerpted from the Company Financial Forecasts provided by management to, and relied upon by, Schroders in its analyses. In the course of analyzing the Company Financial Forecasts, Schroders excluded the projected effects of certain proposed capital expenditure projects contemplated by the Company because of the lack of certainty regarding the timing and funding of such projects.

     Schroders noted that its opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated by Schroders on, and the information made available to it as of, the date of its opinion. Schroders has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion that is brought to its attention after the date of its opinion. Although Schroders evaluated the Merger Consideration from a financial point of view, Schroders was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiations between the Company and Tekni-Plex.

     The Schroders Opinion is for the information of the Board of Directors for its use in evaluating the fairness from a financial point of view of the Merger Consideration to the stockholders of the Company other than Tekni-Plex, Sub and their affiliates. Such opinion does not constitute a recommendation as to any action the Board of Directors or any stockholder of the Company should take in connection with the Merger or any aspect thereof. The Schroders Opinion is not an opinion as to the structure, terms or effect of any other aspect of the Merger or of any of the transactions contemplated in connection therewith or as to the merits of the underlying decision of the Company to enter into the Merger or any such transaction.

     In preparing its opinion, Schroders performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying the Schroders Opinion or of the presentation by Schroders to the Board of Directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Schroders did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Schroders believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the preparation of its opinion. In its analyses, Schroders made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The Schroders Opinion and analyses were only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the view of the Board or management of the Company with respect to the Merger Consideration or the proposed Merger.

     The following is a summary of certain analyses performed by Schroders in connection with its opinion.

     Analysis of Comparable Publicly Traded Companies. Using publicly available information, Schroders compared selected historical and projected financial and operating data, and selected stock market data of the Company to the corresponding data of the following publicly traded manufacturing companies that Schroders considered reasonably comparable to the Company (collectively, the "Comparable Companies"): Atlantis Plastics, Inc.; Foamex International Inc.; O'Sullivan Corporation; A. Shulman, Inc.; and Spartech Corporation.

     Schroders performed a market analysis of the Company and the Comparable Companies using closing market prices as of October 31, 1997. In connection with such analysis, Schroders analyzed (i) the market value of each of the Comparable Companies and the Company as multiples of earnings per share for the last twelve months ("LTM") and for the twelve months ending nearest to the Company's fiscal year end of July 31, 1998, (ii) the market value plus total debt minus total cash ("Enterprise Value") of each of the Comparable Companies and the Company as multiples of adjusted earnings before interest and taxes ("EBIT") for the last twelve months and for the twelve months ending nearest to July 31, 1998, and
(iii) the Enterprise Value of each of the Comparable Companies and the Company as multiples of adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") for the last twelve months and for the twelve months ending nearest to July 31, 1998. Based on this analysis, Schroders calculated an implied equity value for the Common Stock of between $2.00 and $3.50 per share.

     Selected Merger and Acquisition Transaction Analyses. Schroders analyzed certain publicly available information relating to selected merger and acquisition transactions since 1995 of plastics manufacturing companies and diversified industrial companies with similar leverage and/or growth characteristics to the Company. Although these transactions were reviewed for comparison purposes, none of such transactions was considered exactly comparable to the proposed Merger. Among the transactions analyzed by Schroders were (target/acquiror): Synergistics Industries Ltd/Geon Co. (October 1997); Hamelin Group, Inc./Spartech Corp. (September 1996); Carlisle Plastics, Inc./Tyco International Ltd. (September 1996); Automotive Industries Holding/Lear Seating Corp. (August 1995); IMO Industries/Constellation Capital (August 1997); Core Industries/United Dominion Industries Ltd. (July 1997); Sudbury Inc./Intermet Corp. (November 1996); Newflo Corporation/Precision Castparts Corporation (July
1996); and Salem Corp./ Salem Group Inc. (September 1996).

     With respect to each of the selected transactions analyzed, Schroders computed the equity costs (where applicable, the offer per share multiplied by total common shares outstanding (the "Equity Cost")) and the adjusted price (the Equity Cost plus latest reported total debt, capitalized leases, preferred stock and minority interest minus total cash and cash equivalents) paid in such transactions and divided the adjusted price by the acquired company's LTM EBITDA and EBIT and the acquired Company's projected EBITDA and EBIT for the next fiscal year ending subsequent to the acquisition. These analyses produced average ranges of purchase price multiples of between 6.5x and 8.0x LTM EBITDA, 9.0x and 11.5x LTM EBIT, 6.0x and 7.0x projected EBIDTA and 8.5x and 9.5x projected EBIT. Based on these analyses, Schroders calculated an implied equity value for the Common Stock of between $2.00 and $3.50 per share.

     Discounted Cash Flow Analysis. Schroders performed a discounted cash flow analysis of the Company based on the Company Financial Forecasts on financial forecasts for the fiscal years 2001 and 2002 based upon management's assumptions of future financial performance. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by calculating the estimated future free cash flows of such corporate entity and discounting such cash flow results back to the present.

     In its discounted cash flow analyses, Schroders discounted the stream of free cash flows back to December 31, 1997 at discount rates ranging from 12% to 14%. To estimate the terminal value of the Company at the end of the Company's financial forecast period, Schroders applied terminal multiples ranging from 6.0x to 8.0x to the Company's average EBITDA for the five years ending in 2002, and discounted such value estimates back to December 31, 1997 at discount rates ranging from 12% to 14%. Schroders then added the present values of the free cash flows to the present values of the terminal values, subtracted existing indebtedness and added existing cash and cash equivalents to derive a range of implied equity values. Based on the Company Financial Forecasts and management assumptions, this analysis implied a range of equity values for the Common Stock of between $2.50 and $3.50 per share.

     Premium Analysis. Schroders analyzed the premiums paid over the stock price of acquired companies in selected merger transactions since 1992, based on stock prices one day, one week and four weeks prior to the announcement of the transaction. This analysis demonstrated that, on average, the acquired company received a 33%, 38% and 44% premium over its stock price one day, one week and four weeks prior to the announcement of a transaction, respectively. Schroders then compared these results with the premiums implied by the proposed Merger over the Company's stock price immediately preceding Tekni-Plex's initial offer in September 1997. The proposed Merger implies premiums of 78%, 88% and 103% over the Company's share price one day, one week and four weeks, respectively, prior to September 18, 1997.

     Other Analysis. Schroders analyzed the feasibility of a leveraged buyout of the Company. This analysis implied that, based on current market conditions, a leveraged buyout of the Company was marginally feasible at a price of up to $2.50 per share. In connection with this analysis, Schroders assumed that (i) the purchase would be funded with debt to the maximum extent possible (which was assumed to be 5.0x EBITDA), (ii) the Company would be resold after five years at a purchase price equal to 7.0x EBITDA, and (iii) the investor would require a return of 25-30% on its investment.

     Pursuant to the terms of Schroders' engagement by the Company, the Company has agreed, among other things, to pay Schroders for its services in connection with the Merger an aggregate financial advisory fee equal to 1% of the total consideration payable in connection with the Merger (including the aggregate principal amount of the Company's indebtedness), which fee is contingent on consummation of the Merger. The Company has also agreed to reimburse Schroders for reasonable out-of-pocket expenses incurred by Schroders in performing its services, including the reasonable fees and expenses of its outside legal counsel, and to indemnify Schroders and related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

     Schroders, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Since 1986, Schroders has provided investment banking services to the Company for which it has received customary fees. In addition, in October 1993, Schroders managed the public offering of the PS&T Notes. The Company selected Schroders as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and because of its familiarity with the Company.

     Schroders, in the normal course of its business, trades in securities of the Company and in the PS&T Notes for its own account and for the accounts of its customers and, accordingly, may from time to time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of the Company have interests, described herein, that present them with potential conflicts of interest in connection with the Merger. The Board of Directors is aware of the conflicts summarized below and considered them along with the other matters described under "-- Reasons for the Merger; Recommendation of the Board of Directors."

     Interests in Common Stock and Options. As of the Record Date, the executive officers and directors of the Company owned an aggregate of 5,774,681 shares of Common Stock (or 18% of the total outstanding shares of Common Stock). Shares of Common Stock held by the executive officers and directors of the Company will be converted into the right to receive the same consideration as shares of Common Stock held by other stockholders. Accordingly, the aggregate consideration that will be received upon the consummation of the Merger by the executive officers and directors of the Company in respect of such shares would be $20,211,384.

     In addition, as of the Record Date, such executive officers and directors of the Company had the right to acquire 941,300 shares of Common Stock upon the exercise of Options granted to such executive officers and directors pursuant to the Option Plans at exercise prices less than the Merger Consideration. Pursuant to the Merger Agreement, at the Effective Time, each holder of an outstanding Option granted under either of the Option Plans, including each executive director and officer, whether or not then vested or exercisable, will be paid by the Company, promptly upon surrender of such Option, net of applicable withholding taxes, an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Common Stock subject to such Option and (ii) the total number of shares of Common Stock subject to such Option assuming full vesting immediately prior to the Effective Time. The cash that will be received by the executive officers and directors of the Company upon the consummation of the Merger pursuant to the surrender of Options would be approximately $3,294,550. See "The Merger Agreement -- The Merger -- Options."

     Severance Arrangements. The Company adopted, subject to negotiation of final documentation with Tekni-Plex concerning such arrangements, a severance payment plan (the "Severance Plan") that will become effective at the Effective Time pursuant to which domestic salaried employees of the Company and its subsidiaries, including certain executive officers of the Company, may receive separation benefits. Under the Severance Plan, any domestic salaried employee (including an executive officer) whose employment is terminated as a result of restructuring changes within one year from the Effective Time (unless the employee at that time is a party to a separate agreement with the Company that provides for the payment of a greater amount) is eligible to receive a severance payment. In order to receive a severance payment, the employee must continue his or her employment through a separation date to be determined by the Company, and sign a release of any claim that he or she may have against the Company or Tekni-Plex or both. The amount of the payment will be based upon the employee's length of service, position responsibility and current base salary, and will be calculated at one week of pay per year of service, but shall not be less than a prescribed number of weeks depending on position title (that is, 26 weeks for the Chief Operating Officer, the Chief Financial Officer, the Corporate Secretary, the President and any Vice President of the Company, 20 weeks for any director or general manager of the Company and between 4 and 16 weeks for other domestic salaried employees of the Company).

     Thomas V. Gilboy, the Chief Financial Officer of the Company, and Gerard R. Giordano, the Vice President -- Corporate Finance of the Company, have separate severance agreements with the Company that provide, as long as such agreements are effective, for severance payments in a greater amount than is provided for by the Severance Plan. Mr. Gilboy's agreement with the Company, which expires in May 1998, provides that he shall receive 52 weeks of severance pay, based on current salary plus a bonus, if he is terminated for any reason other than cause. Mr. Giordano's agreement with the Company, which expires in July 1999, provides that he shall receive 52 weeks of severance pay, based on current salary plus a bonus, if he is terminated for any reason other than cause.

     Stockholder Voting Agreement. Pursuant to the Stockholder Voting Agreement, the Affiliated Stockholders have, in their capacity as stockholders, agreed to vote the Subject Shares in favor of the Merger Related Actions and have granted Tekni-Plex the Tekni-Plex Option to purchase the Subject Shares at the Exercise Price, in each case, subject to the terms and conditions of the Stockholder Voting Agreement. See "The Stockholder Voting Agreement."

     Stay Bonus and Consulting Arrangements. To provide incentive for a successful transition of the Company's ownership, the Company intends to adopt, prior to the Effective Time, a stay bonus program covering up to 10 officers and employees of the Company and its subsidiaries (the "Participating Employees") exclusive of the Chief Executive Officer of the Company (the "CEO"). If adopted, the stay bonus program shall be adopted pursuant to documentation satisfactory to each of Tekni-Plex and the Company and shall provide for (i) the payment of up to $800,000 in the aggregate in a lump sum to Participating Employees who remain employed by the Company and its subsidiaries through the forty-fifth day following the Merger (unless earlier terminated by Tekni-Plex not for cause) and (ii) the payment of up to $400,000 to the CEO if such CEO remains employed by the Company until the Merger. In addition, the CEO shall be entitled to $150,000 per annum pursuant to and in accordance with a consulting agreement between the CEO and the Company. It shall be a condition of each Participating Employee's right to receive a stay bonus pursuant to the program that such employee not be terminated for cause, that such employee shall discharge his assigned duties, that such employee shall at all times promote the interests of the Company and the harmonious transition of ownership thereof, and that such employee sign a general release of all claims, as of such date, against the Company and its subsidiaries.

     Indemnification and Insurance. Pursuant to the Merger Agreement, each of the Surviving Corporation and PS&T will, pursuant to provisions in their respective certificates of incorporation and by-laws, indemnify and hold harmless the present and former officers and directors of the Company and PS&T, respectively, in respect of acts or omissions occurring while such persons are officers and directors to the same extent as is provided under each of the Company's and PS&T's, respectively, certificate of incorporation and bylaws in effect on the date of the Merger Agreement, and Tekni-Plex will not amend, repeal or modify such provisions in any manner that would adversely affect the rights thereunder of such persons provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

     Tekni-Plex has agreed that, for four years after the Effective Time, it will cause each of the Surviving Corporation and PS&T, respectively, subject to certain limitations, to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's and PS&T's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable in the aggregate than those of the applicable policy in effect on the date of the Merger Agreement. See "The Merger Agreement -- Certain Covenants -- Director and Officer Liability."

FINANCING THE MERGER

     The Financing. The estimated aggregate amount of financing required (i) to pay the Merger Consideration, (ii) to finance the Related Transactions, (iii) to retire, if necessary, the Tekni-Plex Notes, (iv) to pay related fees and expenses not to exceed $8 million and (v) to provide undrawn revolving lines of credit of approximately $40 million will be approximately $480 million (the "Financing"). Assuming the Tekni-Plex Notes are not retired, the estimated aggregate amount of financing required to consummate the Merger and the transactions contemplated thereby is approximately $325 million. The Financing, as described below, will be provided by a combination of (i) the incurrence by Tekni-Plex of senior secured debt and (ii) the issuance by Tekni-Plex of unsecured senior subordinated debt pursuant to either the New Bond Placement or the Bridge Financing (each as defined below). Additional fees and expenses of approximately $15 million are expected to be paid by Tekni-Plex out of existing cash.

     Tekni-Plex has received a commitment letter (the "Senior Commitment Letter") from Morgan Guaranty Trust Company of New York (the "Lender") dated November 11, 1997 pursuant to which the Lender has committed, subject to the terms and conditions thereof, to provide up to $255 million of senior secured financing (the "Senior Financing"). Pursuant to the Senior Financing, Tekni-Plex will enter into a credit agreement with the Lender and the other lenders named therein (the "Credit Agreement") providing for (i) a term loan facility (the "A Term Loan Facility") in an aggregate principal amount of $50 million, (ii) a second term loan facility (the "B Term Loan Facility" and, together with the A Term Loan Facility, the "Term Loan Facilities") in an aggregate principal amount of $115 million and (iii) a revolving credit facility (the "Revolving Facility" and, together with the Term Loan Facilities, the "Credit Facilities") in an aggregate principal amount of $90 million, of which at least $40 million is expected to remain undrawn and available to fund the ongoing working capital needs and general corporate requirements of Tekni-Plex and its subsidiaries following the Merger. The allocation of the Lender's commitment under the Senior Commitment Letter is subject to re-allocation among the Credit Facilities at the option of the Lender, provided that the aggregate commitment of up to $255 million shall not change.

     Tekni-Plex plans to raise up to $225 million through the issuance and sale of senior subordinated notes (the "New Bond Placement"). Although the New Bond Placement is expected to be completed simultaneously with the Merger, in the event that the Merger is consummated prior to the completion of the New Bond Placement, Tekni-Plex will utilize the Bridge Financing, as described below, to fund the amounts that otherwise would have been funded from the proceeds of the New Bond Placement.

     Tekni-Plex has received a commitment letter (the "Bridge Commitment Letter" and, together with the Senior Commitment Letter, the "Commitment Letters") from the Lender dated November 11, 1997 pursuant to which the Lender has committed, subject to the terms and conditions thereof, to provide up to $225 million of senior subordinated bridge financing (the "Bridge Financing") in the event that Tekni-Plex is unable to complete the New Bond Placement simultaneously with the Merger. In the event the Bridge Financing is needed, Tekni-Plex will enter into a bridge loan agreement (the "Bridge Agreement" and, together with the Credit Agreement, the "Financing Agreements") with the Lender and any other lenders named therein.

     Loans under the Credit Agreement will be secured by substantially all of the assets of Tekni-Plex and each of its subsidiaries and loans under the Financing Agreements will be guaranteed by each of Tekni-Plex and its subsidiaries. The loans under the Bridge Agreement will be senior subordinated obligations of Tekni-Plex, subordinated to the borrowings outstanding under the Credit Agreement and certain other senior obligations of Tekni-Plex. The Credit Agreement loans will bear interest, at the option of Tekni-Plex, at either (i) the higher of the prime rate or the federal funds rate plus 1/2 of 1%, in each case, plus a margin or (ii) a Eurodollar rate plus a margin. Availability of funds pursuant to the Senior Financing and the Bridge Financing is subject to the satisfaction of certain customary borrowing conditions and covenants as set forth in the Commitment Letters and to be set forth in the Financing Agreements.

     The Convertible Note. Concurrently with the execution of the Merger Agreement, Tekni-Plex purchased a convertible note (the "Convertible Note") issued by the Company in the amount of $5 million. The loan has assisted the Company and PS&T in meeting expected cash requirements in the period prior to completion of the Merger. The Convertible Note bears interest at 13% and is convertible at any time following the sixtieth day after any termination of the Merger Agreement into a number of shares of Common Stock having a fair market value equal to the principal amount of the Note plus accrued interest or in any event at a base conversion rate of one share of Common Stock per $2.72 of obligations owed under the Convertible Note. The Company has agreed to file a registration statement with respect to the Common Stock issuable upon conversion promptly following any such termination of the Merger Agreement. The Convertible Note matures on September 30, 1998. The Convertible Note is subject to prepayment by the Company in cash at any time.

ACCOUNTING TREATMENT

     The Merger will be accounted for by Tekni-Plex as a "purchase" in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Tekni-Plex in connection with the Merger will be allocated to the Company's assets and liabilities based upon their fair values, with any excess being treated as goodwill. The assets and liabilities and results of operations of the Company will be consolidated into the assets and liabilities and results of operations of Tekni-Plex subsequent to the consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Winthrop, Stimson, Putnam & Roberts, the following are, under currently applicable law, certain United States federal income tax considerations generally applicable to the Merger. The tax treatment described herein may vary depending upon each stockholder's particular circumstances and tax position. Certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States (the

"U.S."), stockholders who do not hold their shares as capital assets and stockholders who have acquired their existing stock upon the exercise of options or otherwise as compensation) may be subject to specials rules not discussed below. No ruling from the Internal Revenue Service (the "IRS") will be applied for with respect to the federal income tax consequences discussed herein and, accordingly, there can be no assurance that the IRS will agree with the conclusions stated herein. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws. Each stockholder should consult his, her or its own tax advisor as to the particular tax consequences to such stockholder of the Merger, including the applicability and effect of any foreign, state, local or other tax laws.

     The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the adjusted tax basis of his, her or its Common Stock and the amount of cash received in exchange therefor in the Merger. Such gain or loss generally will be capital gain or loss if the Common Stock is a capital asset in the hands of such stockholder, generally will be mid-term gain or loss if the holding period for the Common Stock is more than one year but not more than 18 months at the Effective Time, and generally will be long-term gain or loss if the holding period for the Common Stock is more than 18 months at the Effective Time. Generally, for stockholders who are individuals, mid-term gain will be subject to tax at a maximum rate of 28% and long-term gain will be subject to a maximum rate of 20%.

     The receipt of cash by a stockholder of the Company pursuant to the Merger may be subject to backup withholding unless the stockholder (i) is a corporation or comes within certain other exempt categories, or (ii) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the stockholder subject to the withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS.

REGULATORY APPROVALS

     The Merger is subject to the requirements of the HSR Act, and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the requisite waiting period expires or terminates. The Company and Tekni-Plex made all filings required by the Antitrust Division and the FTC on December 17, 1997, commencing a thirty-day waiting period. The FTC granted early termination of the statutory waiting period effective January 2, 1998. Although the waiting period has expired under the HSR Act pursuant to early termination, at any time before or after the Effective Time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the Merger.

     On November 17, 1997, the Company made certain filings with the New Jersey Department of Environmental Protection (the "NJDEP") under the New Jersey Industrial Site Recovery Act ("ISRA"). With respect to three of its facilities in New Jersey, the Company has obtained letters of nonapplicability from the NJDEP. With respect to the other four New Jersey facilities, the Company will execute a remediation agreement with the NJDEP prior to the Effective Time.

CERTAIN CONSEQUENCES OF THE MERGER

     As a result of the Merger, Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of Tekni-Plex. Following consummation of the Merger, the Common Stock will be deregistered under the Exchange Act and will no longer be publicly traded on The Nasdaq SmallCap Market.

APPRAISAL RIGHTS

     Under the DGCL, any stockholder that does not wish to accept $3.50 per share for his, her or its shares of Common Stock as provided in the Merger Agreement has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for the shares of Common Stock, provided that such stockholder complies with the provisions of Section 262 of the DGCL.

     Holders of record of Common Stock who do not vote in favor of the Merger Agreement (including those who abstain with respect to the Merger Proposal and those who do not provide specific voting instructions to brokers who hold their shares of Common Stock in "street name") and who otherwise comply with the applicable statutory procedures will be entitled to appraisal rights under
Section 262 of the DGCL. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL THAT IS REPRINTED IN ITS ENTIRETY AS ANNEX IV. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

     Under Section 262 of the DGCL, holders of shares of Common Stock ("Appraisal Shares") who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

     Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262 of the DGCL.

     This Proxy Statement constitutes such notice to the holders of Appraisal Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Annex IV. Any stockholder who wishes to exercise such appraisal rights or that wishes to preserve his, her or its right to do so should review the following discussion and Annex IV carefully, because failure to timely and properly comply with the procedures therein specified will result in the loss of appraisal rights under the DGCL.

     A holder of Appraisal Shares wishing to exercise such holder's appraisal rights (i) must not vote in favor of the Merger Agreement or consent thereto in writing (including by returning a signed Proxy without indicating any voting instructions as to the Merger Proposal) and (ii) must deliver to the Company prior to the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's Appraisal Shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger. This demand must reasonably inform the Company of the identity of the stockholder and of the stockholder's intent thereby to demand appraisal of his, her or its shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold such Appraisal Shares until the consummation of the Merger. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to consummation of the Merger, will lose any right to appraisal in respect of such Appraisal Shares.

     Only a holder of record of Appraisal Shares is entitled to assert appraisal rights for the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Appraisal Shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or officers. A record holder such as a broker who holds Appraisal Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Appraisal Shares held for one or more beneficial owners while not exercising such rights with respect to the Appraisal Shares held for other beneficial owners; in such case, the written demand should set forth the number of Appraisal Shares as to which appraisal is sought. When no number of Appraisal Shares is expressly mentioned, the demand will be presumed to cover all Appraisal Shares in brokerage accounts or other nominee forms and those who wish to exercise Appraisal Rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO PURETEC CORPORATION AT 65 RAILROAD AVENUE, RIDGEFIELD, NEW JERSEY 07657, ATTENTION:
SECRETARY.

     Within ten days after the consummation of the Merger, the Company will notify each stockholder that has properly asserted appraisal rights under
Section 262 of the DGCL and has not voted in favor of the Merger Agreement of the date the Merger became effective.

     Within 120 days after the consummation of the Merger, but not thereafter, the Company or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares that are entitled to appraisal rights. The Company is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Appraisal Shares that are entitled to appraisal rights. Accordingly, it will be the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

     Within 120 days after the consummation of the Merger, any stockholder that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Appraisal Shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

     If a petition for an appraisal is filed on a timely basis, after a hearing on such petition, of which the Register in Chancery (if so ordered by the Delaware Chancery Court) shall give notice to stockholders, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Appraisal Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated, however, that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

     The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose Appraisal Shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the Merger).

     If any stockholder that properly demands appraisal of his, her or its Appraisal Shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if such stockholder delivers to the Company a written withdrawal of his, her or its demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the consummation of the Merger will require the written approval of the Company.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO HIS, HER OR ITS APPRAISAL SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT).

                              THE MERGER AGREEMENT

     The following is a brief summary of certain material provisions of the Merger Agreement that is attached as Annex I to this Proxy Statement and incorporated herein by reference. Such summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All capitalized terms used herein and not defined are used as defined in the Merger Agreement. Stockholders are urged to review the Merger Agreement carefully and in its entirety.

THE MERGER

     In General. The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the stockholders of the Company and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into the Company, the separate existence of Sub will cease and the Company will be the Surviving Corporation. The Merger Agreement also provides that Tekni-Plex may elect to merge the Company with and into Sub, with Sub remaining as the Surviving Corporation. Following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Tekni-Plex. As a result of the Merger, all the rights, privileges, powers and franchises of the Company and Sub will vest in the Surviving Corporation and all restrictions, liabilities and duties of the Company and Sub will become the restrictions, liabilities and duties of the Surviving Corporation.

     Effective Time. The Merger Agreement provides that, at the earliest time following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger, the Company and Sub will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger, and the Merger will become effective upon such filing or at such later time as is specified in such certificate of merger. If the stockholders of the Company approve the Merger Proposal, the Effective Time is expected to occur as soon as practicable following the Special Meeting but in no event later than March 31, 1998.

     Conversion of Securities. At the Effective Time, (i) each outstanding share of Common Stock held by the Company as treasury stock or owned by Tekni-Plex or any subsidiary of Tekni-Plex immediately prior to the Effective Time shall be canceled and no payment shall be made with respect thereto; (ii) each share of common stock of Sub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation (see "The Merger -- Certain Consequences of the Merger"); and (iii) each share of Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in (a) above or as provided in the following paragraph, be converted into the right to receive the Merger Consideration.

     Shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses his, her or its right to appraisal. If after the Effective Time such holder fails to perfect, withdraws or loses his, her or its right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.

     Exchange of Certificates. As soon as practicable after the Effective Time, a paying agent designated by Tekni-Plex (the "Exchange Agent") will mail to each holder of shares of Common Stock a letter of transmittal for use in effecting the surrender of the certificates representing shares of Common Stock (the "Certificates") in exchange for the Merger Consideration. The letter of transmittal shall specify that the delivery shall be effected and risk of loss and title shall pass only upon proper delivery of the Certificates representing the Common Stock to the Exchange Agent. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal and any other required documents, the holder of such shares will be entitled to receive the Merger Consideration and until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes, only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration. After the Effective Time, holders of Certificates will have no right to vote or to receive any dividends or other distributions with respect to any shares of Common Stock, other than any distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights other than as provided in the Merger Agreement or by applicable law. After the Effective Time, there shall be no further registration of transfers of shares of Common Stock. If, after the Effective Time, certificates representing shares of Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, above.

     If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of Common Stock represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall: (i) pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Common Stock; or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     Any portion of the Merger Consideration made available to the Exchange Agent that remains unclaimed by the holders of shares of Common Stock six months after the Effective Time shall be returned to Tekni-Plex, upon demand, and any such holder who has not exchanged his, her or its shares of Common Stock for the Merger Consideration prior to that time shall thereafter look only to Tekni-Plex for payment of the Merger Consideration in respect of such shares. Notwithstanding the foregoing, Tekni-Plex shall not be liable to any holder of shares of Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Common Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Tekni-Plex free and clear of any claims or interest of any Person previously entitled thereto.

     Any portion of the Merger Consideration made available to the Exchange Agent to pay for Common Stock for which appraisal rights have been perfected shall be returned to Tekni-Plex upon demand. The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration such amounts as may be required under the Code. Such withheld amounts shall be treated as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Exchange Agent.

     STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Options. At the Effective Time, each holder of an outstanding Option, whether or not then vested or exercisable, granted under the 1995 Disinterested Directors Stock Option Plan of the Company or the 1995 Stock Option Plan of the Company (together, the "Option Plans") shall be paid by the Company, promptly upon surrender of such Option, net of applicable withholding, an amount determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Common Stock subject to such Option and (ii) the number of shares of Common Stock such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time. In addition, promptly following the Effective Time, the Company shall notify all holders of outstanding options or warrants to purchase Common Stock, other than those referred to in the preceding sentence, that such holders are entitled to receive the Merger Consideration upon surrender of such options or warrants and payment to the Company by the holders thereof of the applicable exercise price (and in the case of Options referred to in the preceding sentence, of such right to receive the payment described in the preceding sentence in lieu of exercising such Options).

     Debt Tender Offer. The Company agreed to cause PS&T to promptly commence the Debt Tender Offer for any and all of the PS&T Notes, in accordance with applicable law and pursuant to documentation reasonably satisfactory to Tekni-Plex, at a cash price to be specified by Tekni-Plex or at such other price as Tekni-Plex may specify from time to time thereafter. The Company has also agreed to cause PS&T to purchase the PS&T Notes tendered pursuant to the Debt Tender Offer at the Effective Time. The Debt Tender Offer and consent solicitation relating to the Proposed Amendments (as defined below) are expected to be commenced by PS&T contemporaneous with or shortly following the mailing of this Proxy Statement. The Company will disclose the pricing information relating to the Debt Tender Offer via press release and the filing with the Commission of a Current Report on Form 8-K under the Exchange Act as soon as practicable after such pricing information is available. The Debt Tender Offer is subject to the conditions that (i) there shall be validly tendered and not withdrawn in accordance with the terms of the Debt Tender Offer prior to the expiration date of the Debt Tender Offer, PS&T Notes in an aggregate principal amount representing at least a majority in principal amount of the PS&T Notes; (ii) the holders of at least a majority in principal amount of the PS&T Notes shall have consented prior to the Effective Time to amend the PS&T Indenture and the Collateral Documents (as defined below), to delete such covenants, events of default and other provisions of the PS&T Indenture and the Collateral Documents as Tekni-Plex has specified and to make such other amendments to the PS&T Indenture and the Collateral Documents as Tekni-Plex has required (the "Proposed Amendments"); and (iii) Tekni-Plex shall have consummated or, simultaneously with the consummation of the Debt Tender Offer, shall consummate the Merger.

     The Proposed Amendments are expected to effectively eliminate from the PS&T Indenture all of the covenants of the Company contained therein (except for those covenants relating to (a) the Company's obligations to pay principal and interest, (b) certain change of control and asset sale events and (c) Collateral (as defined below)), including those covenants relating to (i) the filing of Commission reports; (ii) the delivery of compliance certificates; (iii) the payment of taxes; (iv) the limitation on restricted payments; (v) the limitation on dividends and other payment restrictions affecting restricted subsidiaries;
(vi) the limitation on indebtedness; (vii) certain restrictions on asset sales;
(viii) the limitation on sale and leaseback transactions; (ix) the limitation on transactions with affiliates; (x) the limitation on liens; (xi) corporate existence; (xii) the Company's ability to liquidate; (xiii) the maintenance of properties; (xiv) the maintenance of insurance; (xv) certain payments for consent to amendments to the PS&T Indenture; and (xvi) certain payments to affiliates. In addition, the Proposed Amendments are expected to eliminate the provisions of the PS&T Indenture that govern and restrict the Company's ability to merge or sell assets. Certain events of default, including the covenant default, cross default and judgment default provisions will also be eliminated.

     The Proposed Amendments are also expected to effectively eliminate from the Collateral Documents (which include the Security Agreement, the Pledge Agreement, the Patent Security Agreement and the Trademark Security Agreement each dated as of November 8, 1993 and each between PS&T and the Trustee under the PS&T Indenture) all of the covenants of PS&T contained therein (except for those covenants relating to cooperation with the Trustee under the PS&T Indenture with respect to the preservation of liens on the collateral securing the PS&T Notes (the "Collateral")). The covenants and other provisions to be deleted from the Collateral Documents include but are not limited to covenants and other provisions relating to (i) limitations on liens, (ii) the location of the Collateral, (iii) the disposition of the Collateral, (iv) restrictions on sales of the Collateral, (v) the proceeds from dispositions of the Collateral,
(vi) the maintenance of insurance, (vii) the payment of taxes, (viii) the maintenance of the Collateral, (ix) the prohibition on mergers of PS&T, (x) the voting of, and receipt of dividends on, pledged shares of stock, (xi) the licensing of patents and trademarks, and (xii) the maintenance and defense of patents and trademarks.

     In addition as a part of such consent solicitation, the Company expects to seek a waiver of all prior existing events of default with respect to the PS&T Notes and of PS&T's obligation to make an offer to purchase the PS&T Notes in the event the Merger or the restructuring of the Company following the Merger are deemed to be a change of control or an asset sale, as defined in the PS&T Indenture.

     Upstream Guarantees. Effective as of the Effective Time, the Company has agreed that it shall and shall cause each of its domestic subsidiaries to guarantee (i) the Tekni-Plex Notes, to the extent required by the Tekni-Plex Indenture, and (ii) any indebtedness of Tekni-Plex issued to finance the transactions contemplated by the Merger Agreement.

     PS&T Minority Interest. The Company has also agreed that it shall eliminate the PS&T Minority Interest, either pursuant to an offer to purchase such minority shares or pursuant to sec.253 of the DGCL, at a price of $7.00 per share of common stock of PS&T, at any time prior to but no later than immediately prior to the consummation of the Merger.

     Intercompany Loans. Simultaneously with the consummation of the Merger, Tekni-Plex has agreed to loan to each of the Company and its Subsidiaries funds sufficient to enable each of the Company and its Subsidiaries to finance the Related Transactions. The obligation of the Company and its Subsidiaries under the Merger Agreement to consummate the Related Transactions are contingent upon receipt of such loans from Tekni-Plex in amounts sufficient to consummate the Related Transactions.

     Other Subsidiary Debt. Prior to or simultaneously with the consummation of the Merger, the Company has agreed to cause each of its Subsidiaries to repay and retire such of its outstanding debt (other than any PS&T Notes not tendered in the Debt Tender Offer) as Tekni-Plex may require.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the Company, subject to certain exceptions, regarding the Company and the Subsidiaries as to, among other things: (i) due organization, existence, good standing, corporate power and authority, and qualifications or licensing to do business; (ii) the authorization, execution, and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and the validity and enforceability thereof; (iii) consents and approvals necessary for consummation of the Merger; (iv) the absence of any violations, breaches or defaults under charter documents, laws, orders or agreements that would result from compliance with any provisions of the Merger Agreement; (v) capitalization, including the number of shares of Common Stock and Preferred Stock outstanding, the number of shares issuable upon the exercise of options and warrants, and obligations to issue, transfer, sell or vote in any particular manner any equity or debt instrument; (vi) the due organization, existence, good standing, corporate power and authority, qualifications or licensing to do business, and capitalization of the Subsidiaries; (vii) compliance with the Securities Act and the Exchange Act in connection with the documents filed by the Company with the Commission and the fair presentation, in conformity with generally accepted accounting principles applied on a consistent basis, of the consolidated financial position of the Company by the financial statements included in the documents filed by the Company with the Commission; (viii) the absence of certain changes that would constitute a Material Adverse Effect; (ix) compliance of this Proxy Statement with the applicable provisions of the Exchange Act; (x) the absence of undisclosed material liabilities; (xi) the absence of pending litigation or violation of any law in the past five years that is reasonably likely to have a Material Adverse Effect; (xii) certain tax matters including the filing and correctness of material Tax Returns, the payment or accrual of all material Taxes and the absence of any deficiency for any proposed Taxes;
(xiii) certain employee benefit plan and ERISA matters including the absence of any Employee Plan constituting a multiemployer plan, the absence of any accumulated funding deficiency with respect to any Pension Plan and the absence of any "reportable event" under ERISA; (xiv) certain labor matters including compliance with all applicable laws, the absence of any applicable collective bargaining agreements or other labor union contracts, the absence of any activities or proceedings by a labor union and the absence of any breach of any applicable collective bargaining or other labor union contract; (xvi) the absence of any undisclosed fees or commissions owed to investment bankers or brokers; (xvii) the absence of any untrue statement or omission of a material fact in the Confidential Information Memorandum; (xviii) certain environmental matters including the absence of any written notices, complaints or allegations of any violation of Environmental Law, the absence of certain hazardous materials at any property now or previously owned by the Company or its Subsidiaries and compliance with all Environmental Laws and Environmental Permits; (xix) certain matters in respect of, and the absence of default in respect of, certain material contracts, including rental agreements, sales agreements, loan agreements and non-competition agreement; (xx) certain matters related to the ownership of properties including good and marketable title to real property, valid leasehold interests in leased property, the absence of liens and the absence of any developments that might materially detract from the value of, materially interfere with any present or intended use of or materially adversely affect the marketability of any property or assets; and (xxi) certain matters related to the ownership of intellectual property including the authority to use certain licenses, sublicenses and other agreements and the absence of any claim of any claim of infringement of any Intellectual Property

Right. For purposes of the Merger Agreement, "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and the Subsidiaries taken as a whole.

     The Merger Agreement also contains various representations and warranties of Tekni-Plex and Sub as to, among other things: (i) due organization, existence, good standing, corporate power and authority and qualifications or licensing to do business; (ii) the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and the validity and enforceability thereof; (iii) consents and approvals necessary for consummation of the Merger; (iv) the absence of any violations, breaches or defaults of charter documents, laws, orders or agreements that would result from compliance with any provisions of the Merger Agreement; (v) the veracity of information provided for inclusion in any Company Disclosure Document; (vi) the absence of any undisclosed fees or commissions owed to investment bankers or brokers; (vii) certain matters with respect to the Commitment Letters and the Financing including the furnishing of copies of the Commitment Letters to the Company, and the absence of any facts likely to result in the conditions in the Commitment Letters not being satisfied or that would permit the Lender to terminate either of the Commitment Letters; (viii) the absence of certain changes that would constitute a material adverse effect on the business, condition (financial or other), results of operations or prospects of the Company and Tekni-Plex, taken as a whole; and (ix) the conformity of the audited consolidated financial statements of Tekni-Plex and its subsidiaries with generally accepted accounting principles.

CERTAIN COVENANTS

     Interim Operations. In the Merger Agreement, the Company has agreed that prior to the Effective Time the Company and the Subsidiaries will each conduct business only in the ordinary course consistent with past practice and will use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.

     The Company has also agreed that until the Effective Time, except as contemplated by the Merger Agreement:

          (i) it will not adopt or propose any change in its certificate of incorporation or bylaws;

          (ii) it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

          (iii) it will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except pursuant to existing contracts or commitments or inventory in the ordinary course consistent with past practice;

          (iv) it will not, and will not permit any Subsidiary to, commit to make or make any capital expenditures without the prior written consent of Tekni-Plex, other than (x) in respect of certain items contemplated by the Merger Agreement or (y) maintenance capital expenditures in the ordinary course of business and in an aggregate amount for clauses (x) and (y) on a combined basis not to exceed $100,000 per calendar month during the period beginning on November 1, 1997 and ending on March 31, 1998 and it will not, and will not permit any Subsidiary to, commit to make any capital expenditure without the prior written consent of Tekni-Plex to the extent that any such capital expenditures are payable after March 31, 1998;

          (v) it shall cause the aggregate dollar value (determined in accordance with generally accepted accounting principles applied on a consistent basis) of inventories comprising the asset base for the PS&T Credit Agreement (as defined herein) and owned by PS&T or its subsidiaries to remain at or below $59 million during the month of November 1997, $60.4 million during the month of December 1997, $57 million during the month of January 1998, $55.5 million during the month of February 1998 and $51.8 million during the month of March 1998;

          (vi) it shall cause the aggregate accounts payable (determined in accordance with generally accepted accounting principles applied on a consistent basis but excluding fees and expenses arising out of the transactions contemplated by the Merger Agreement) of the Company and the Subsidiaries on a consolidated basis (exclusive of accounts payable by Burlington Resins, Inc. and accounts payable by any European Subsidiaries) to remain at or to exceed $17.5 million during the month of November 1997, $17.0 million during the month of December 1997, $21.5 million during the month of January 1998, $23.6 million during the month of February 1998 and $24.1 million during the month of March 1998; and

          (vii) it will not, and will not permit any Subsidiary to, incur any additional indebtedness for borrowed money except for borrowings in the ordinary course of business by certain Subsidiaries under existing working capital facilities contemplated by the Merger Agreement, as in effect on the date of the Merger Agreement and, in the case of PS&T, in accordance with certain other provisions of the Merger Agreement. See "-- Convertible Note".

     In addition, the Company has agreed that it will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing and will not, and will not permit any Subsidiary to: (i) take or agree or commit to take any action that would make any representation and warranty of the Company under the Merger Agreement that is qualified as to materiality inaccurate in any respect or any representation and warranty of the Company under the Merger Agreement that is not qualified as to materiality inaccurate in any material respect, in each case at, or as of any time prior to, the Effective Time; or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect (or, with respect to representations and warranties of the Company under the Merger Agreement that are not qualified as to materiality, inaccurate in any material respect) at any such time.

     The Company believes that it is currently in compliance with all of its covenants under the Merger Agreement, including, without limitation, those set forth above in subparagraphs (iv), (v) and (vi) regarding the Company's capital expenditures, inventories and accounts payable, respectively.

     No Solicitation. Under the Merger Agreement, the Company and the Subsidiaries have agreed that until the termination of the Merger Agreement, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, take any action to solicit, initiate or take any action knowingly to facilitate the submission of any Acquisition Proposal or, subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person, except to customers and suppliers of the Company and the Subsidiaries in the ordinary course of business. The Company has also agreed to promptly notify Tekni-Plex after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and to keep Tekni-Plex fully informed of the status and, subject to the fiduciary duties of the Board of Directors of the Company under the DGCL, details of any such Acquisition Proposal, indication or request. For purposes of the foregoing, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, pursuant to the Merger Agreement, if the Board of Directors receives an Acquisition Proposal that it determines in good faith will provide greater value to the Company and its stockholders than the transactions contemplated under the Merger Agreement (a "Superior Proposal"), the Board of Directors may, prior to the receipt of approval of the Merger from the stockholders of the Company, withdraw or modify its approval or recommendation of the Merger and the Merger Agreement, approve or recommend a Superior Proposal or terminate the Merger in accordance with the terms of the Merger Agreement but in each case, only at a time that is at least five business days after TekniPlex's receipt of written notice advising Tekni-Plex that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and the names of the person or persons making such Superior Proposal. Within the five-business-day period referred to above, the Merger Agreement provides that Tekni-Plex may propose an improved transaction to the Board of Directors.

     Cooperative Efforts. The Company agrees, and agrees to cause each of the Subsidiaries, to cooperate with and use its best efforts to assist Tekni-Plex in connection with the New Bond Placement, including but not limited to, participating in marketing efforts, participating in the preparation of disclosure relating to the Company and the Subsidiaries to be included in any related offering documents, and participating in the preparation of pro forma financial information relating to Tekni-Plex and the Company on a combined basis. The Company also shall, and shall cause PS&T to, use its best efforts to consummate the Debt Tender Offer on a timely basis. The Company shall keep TekniPlex apprised on a regular and timely basis of all significant developments relating to the Debt Tender Offer and shall consult with Tekni-Plex prior to taking any significant actions or making any significant decisions in connection therewith.

     Loans to Affiliated Persons. The Company shall cause all loans extended by the Company or any of the Subsidiaries to the officers and directors of the Company and the Subsidiaries on the date of the Merger Agreement to be repaid in full, whether or not then due, prior to or concurrently with the consummation of the Merger and shall use its best efforts to cause all loans extended by the Company or any of the Subsidiaries to former officers and directors, current employees (except for loans to facilitate relocations of current employees) and former employees and associates of the Company to be repaid in full, whether or not then due, prior to or concurrently with the consummation of the Merger. Tekni-Plex consents to the discharge of such loans dollar for dollar through the surrender and cancellation without payment of the same principal amount of 7% Subordinated Notes of the Company described in the Merger Agreement.

     Severance Arrangements. The Company agreed to adopt, prior to the Effective Time, a severance payment plan having the terms contemplated by the Merger Agreement pursuant to documentation satisfactory to each of Tekni-Plex and the Company, in lieu of and replacing any existing severance payment plan covering any current or future employees of the Company and the Subsidiaries. See "The Merger -- Interests of Certain Persons in the Merger."

     Convertible Note. As discussed under "The Merger -- Financing the Merger," concurrently with the execution of the Merger Agreement, the Company issued the Convertible Note to Tekni-Plex in return for a $5 million loan which has assisted the Company and PS&T in meeting expected cash requirements in the period prior to the completion of the Merger. Immediately upon receipt of the $5 million loan, as agreed, the Company made $4.6 million available to PS&T, which used such funds to pay down outstanding debt under the revolving credit facility described in the Amended and Restated Senior Loan Agreement dated as of November 8, 1993, as amended, among PS&T, the lenders named therein and General Electric Capital Corporation, as agent (the "PS&T Credit Agreement"). PS&T further agreed to make future borrowings under the PS&T Credit Agreement only after reasonable consultation with Tekni-Plex, in the event that immediately following such borrowing, less than $4.6 million of undrawn capacity for borrowing would remain available to PS&T.

     Other Covenants of the Company. The Merger Agreement also contains customary covenants of the Company applicable to consummating the Merger. These include covenants relating to the preparation of this Proxy Statement and holding the Special Meeting, access to information, and notification of certain events.

     Obligations of Sub. Tekni-Plex and Sub have agreed that Tekni-Plex will take all action necessary to cause Sub to perform its obligations under the Merger Agreement and to consummate the Merger on the terms and conditions set forth in the Merger Agreement.

     Director and Officer Liability. Each of the Surviving Corporation and PS&T will, pursuant to provisions in their respective certificates of incorporation and by-laws, indemnify and hold harmless the present and former officers and directors of the Company and PS&T, respectively, in respect of acts or omissions occurring while such persons are officers and directors to the same extent as is provided under each of the Company's and PS&T's, respectively, certificate of incorporation and bylaws in effect on the date of the Merger Agreement, and Tekni-Plex will not amend, repeal or modify such provisions in any manner that would adversely affect the rights thereunder of such persons; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

     For four years after the Effective Time, Tekni-Plex will cause each of the Surviving Corporation and PS&T, respectively, to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's and PS&T's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable in the aggregate than those of the applicable policy in effect on the date of the Merger Agreement, provided that in satisfying such obligation, Tekni-Plex shall not be obligated to cause the Surviving Corporation or PS&T to purchase an amount of such insurance in excess of the amount that can be purchased for premiums of 120% of the amount per annum the Company or PS&T paid in its full fiscal year.

     Commitment Letters and Financing Agreements. Tekni-Plex has agreed that it will not amend or otherwise modify the Commitment Letters in any material respect adverse to Tekni-Plex or the Company, or grant any waivers with respect thereto, without the prior consent of the Company, will provide the Company with drafts of the Financing Agreements as soon as they are provided by the Lender or its counsel, will use its best efforts to obtain the Financing and will inform the Company in writing within five business days of its becoming aware of any facts or circumstances that might reasonably be expected to result in the Commitment Letters being terminated or any of the conditions therein not being satisfied, or the amount of the Financing to be provided pursuant to the Commitment Letters or the Financing Agreements not being sufficient to complete all of the transactions contemplated by the Merger Agreement.

     Repurchase of Tekni-Plex Notes. In the event that the consummation of the Merger or the drawing of funds under the Financing Agreements would be reasonably likely to violate or cause an event of default under the Tekni-Plex Indenture, Tekni-Plex shall, at the earliest practicable time following Tekni-Plex's obtaining knowledge thereof, notify the Company of such fact and commence a combined consent solicitation and offer to purchase any and all of the Tekni-Plex Notes issued thereunder. As of the date of this Proxy Statement, Tekni-Plex has not provided the Company with such notice. The documentation for such offer and consent solicitation, including without limitation the conditions thereto, shall be reasonably satisfactory to the Company, and Tekni-Plex shall take all actions reasonably necessary in connection therewith to obtain the consent of holders of the principal amount of such Notes that would be sufficient to amend or eliminate those provisions of the Tekni-Plex Indenture that would be contravened by the consummation of the Merger.

     Mutual Covenants. The Merger Agreement also contains mutual covenants of the Company, Tekni-Plex and Sub applicable to consummating the Merger. These covenants include, among other things, covenants relating to cooperation in connection with the preparation of certain documents, making governmental filings, obtaining consents and approvals, and procedures with respect to public announcements.

CONDITIONS TO THE MERGER

     Conditions to the Obligations of Each Party. The respective obligations of the Company, Tekni-Plex and Sub to consummate the Merger are subject to the satisfaction of the following conditions: (i) the Merger Agreement shall have been adopted by the stockholders of the Company in accordance with the DGCL;
(ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired; (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; (iv) all actions by or in respect of or filings with any governmental body, agency, official, or authority, domestic or foreign, required to permit the consummation of the Merger including without limitation, filing a certificate of merger pursuant to the DGCL, and any filings required pursuant to ISRA, the substance of all of which is reasonably satisfactory to the Company and Tekni-Plex, shall have been taken, made or obtained.

     Conditions to the Obligations of Tekni-Plex and Sub. The obligations of Tekni-Plex and Sub to consummate the Merger are subject to the satisfaction of the following conditions:

          (i) (a) the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in the Merger Agreement and in any certificate or other writing delivered by the Company pursuant thereto shall be true when made and (x) in respect of those representations and warranties that are qualified as to materiality, shall be true at and as of the Effective Time as if made at and as of such time, and (y) in respect of those representations and warranties that are not so qualified, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (in each case except to the extent that such representations and warranties speak as of an earlier date); provided that the accuracy of such representations and warranties at and as of the Effective Time shall be determined without reference to any actions, claims or proceedings brought against the Company or any Subsidiary arising out of or as a result of the actions taken or proposed to be taken by the Company and its Subsidiaries pursuant to the elimination of the PS&T Minority Interest ("PS&T Minority Interest Claims") and (b) Tekni-Plex shall have received a certificate signed by each of the Chief Executive Officer, the President and the Chief Financial Officer of the Company to the foregoing effect;

          (ii) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or the effective operation of the business of the Company and the Subsidiaries after the Effective Time, and no proceeding which is likely to (a) prohibit, alter, prevent or materially delay the Merger, or, (b) except for any PS&T Minority Interest Claims, prohibit, alter, prevent or materially delay the other transactions contemplated by the Merger Agreement, shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending;

          (iii) Tekni-Plex shall have received a certificate signed by each of the President and the Chief Executive Officer of the Company to the effect that neither the Company nor any of the Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(A)(ii) of the Code;

          (iv) Tekni-Plex shall have obtained sufficient financing on terms satisfactory to it (Tekni-Plex has acknowledged in the Merger Agreement that the terms of the Financing described in the Commitment Letters are reasonable and satisfactory to Tekni-Plex) to (a) finance the Related Transactions, (b) pay the Merger Consideration and consummate the Merger,
     (c) retire, if necessary, the Tekni-Plex Notes, (d) pay related fees and expenses not to exceed $8 million in the aggregate, and (e) provide undrawn revolving lines of credit of approximately $40 million as contemplated by the Commitment Letters; provided that Tekni-Plex shall not be obligated to draw under the Bridge Agreement contemplated by the Bridge Commitment Letter prior to the later of January 31, 1998 or 15 business days after the stockholders of the Company shall have voted to approve the Merger;

          (v) the consummation of the Debt Tender Offer and the elimination of the PS&T Minority Interest;

          (vi) the Company shall have obtained all necessary consents (except with respect to any debt of any Subsidiary that Tekni-Plex elects not to repay as permitted by the Merger Agreement);

          (vii) Tekni-Plex shall have received, in respect of any operations conducted in, and in respect of each facility or real property owned, leased or operated by the Company or any Subsidiary which is located in, the State of New Jersey, evidence of full compliance by the Company with the requirements of ISRA;

          (viii) no change shall have occurred in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Company or any Subsidiary and Tekni-Plex shall not have become aware of any facts not previously known by Tekni-Plex as of the date hereof that in either case, in the reasonable judgment of Tekni-Plex, have or are likely to have a material adverse significance with respect to the value of the Company and its Subsidiaries, taken as a whole, excluding the transactions contemplated by the Merger Agreement, or any PS&T Minority Interest Claims; and

          (ix) Tekni-Plex shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company for the Merger Agreement, all in form and substance satisfactory to Tekni-Plex.

     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following conditions:

          (i) (a) each of Tekni-Plex and Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of Tekni-Plex and Sub contained in the Merger Agreement and in any certificate or other writing delivered by Tekni-Plex or Sub pursuant to the Merger Agreement shall be true when made and (x) in respect of those representations and warranties that are qualified as to materiality, shall be true at and as to the Effective Time as if made at and as of such time, and (y) in respect of those representations and warranties that are not so qualified, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (in each case except to the extent that such representations and warranties speak as of an earlier date) and (b) the Company shall have received a certificate signed by the Chief Executive Officer of Tekni-Plex to the foregoing effect;

          (ii) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger and no proceeding which is likely to (a) prohibit, alter, prevent or materially delay the Merger, or (b) except for any PS&T Minority Interest Claims, prohibit, alter, prevent or materially delay the transactions contemplated by the Merger Agreement shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending; and

          (iii) the Company shall have received all documents that the Company shall have reasonably requested relating to the existence of Tekni-Plex and Sub and the authority of Tekni-Plex and Sub to enter into the Merger Agreement, the Commitment Letters and the Financing Agreements, all in form and substance satisfactory to the Company.

TERMINATION OF THE MERGER AGREEMENT

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company) by:

          (i) mutual written consent of the Company and Tekni-Plex;

          (ii) either the Company or Tekni-Plex, if the Merger has not been consummated by March 31, 1998;

          (iii) either the Company or Tekni-Plex, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Tekni-Plex or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (iv) Tekni-Plex, if any Person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Tekni-Plex or Sub acquires beneficial ownership of 50% or more of the outstanding Common Stock;

          (v) Tekni-Plex, if prior to the Effective Time, the Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of the Merger or the Merger Agreement, recommended another Acquisition Proposal or entered into a definitive agreement or agreement in principle with respect to another Acquisition Proposal, or resolved to do any of the foregoing;

          (vi) Tekni-Plex, if prior to the consummation of the Merger, a tender or exchange offer for some or all of the Common Stock shall have been publicly proposed to be made or shall have been made by another Person, or it shall have been publicly disclosed or Tekni-Plex shall have otherwise learned that any Person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Tekni-Plex or Sub shall have acquired or proposed to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Common Stock), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Common Stock);

          (vii) either Tekni-Plex or the Company, if the Special Meeting shall have been held and the stockholders of the Company shall have failed to approve and adopt the Merger Agreement and the Merger at such meeting;

          (viii) either Tekni-Plex or the Company, if Tekni-Plex shall have received any communication from the Department of Justice or the FTC (each an "HSR Authority") (which communication shall be confirmed to the other parties by the HSR Authority) that causes such party to reasonably believe that any HSR Authority has authorized the institution of litigation challenging the transactions contemplated by the Merger Agreement under the United States antirust laws, which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; and

          (ix) the Company, if (a) the Board of Directors concludes in good faith, based on written advice from outside counsel, that, in order to prevent the Board of Directors from breaching its fiduciary duties to the stockholders of the Company, it must withdraw or materially modify its approval or recommendation of the Merger or the Merger Agreement, and it withdraws or materially modifies such approval or recommendation, (b) the Company complies with its obligations described under " -- Certain Covenants -- No Solicitation" and (c) the Company pays all amounts due to Buyer pursuant to the Merger Agreement in advance of such termination.

     Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, it shall become void and of no effect with no liability on the part of any party thereto, except that the agreements contained in the Merger Agreement with respect to termination costs and expenses shall survive the termination thereof.

FEES AND EXPENSES

     Except as described below, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs or expenses.

     The Company and PS&T jointly and severally agree to pay Tekni-Plex, in immediately available funds, promptly, but in no event later than two business days, after (or, in the case of a termination described in clause (ix) under " -- Termination of the Merger Agreement -- Termination," prior to) a termination of the Merger Agreement described in clauses (iv), (v) or (ix) under " -- Termination of the Merger Agreement -- Termination," (x) a fee of $10 million and (y) reasonable and documented costs and expenses, not to exceed $5 million in the aggregate, incurred by Tekni-Plex and its subsidiaries and their representatives in connection with the transactions contemplated by the Merger Agreement, which costs and expenses shall include, without limitation, fees and expenses payable by the Company to the Lender pursuant to the Commitment Letters, the costs and expenses in connection with the New Bond Placement, and fees and expenses of counsel and costs and expenses of the due diligence investigations of the Company and the Subsidiaries; provided, that payment of any amounts by the Company or PS&T as described above shall constitute a complete accord and satisfaction of all claims pursuant to the Merger Agreement that either Tekni-Plex or Sub may have against the Company or PS&T and all claims that the Company or PS&T may have against Tekni-Plex or Sub, arising out of such termination and relating to the Merger Agreement (it being understood that the foregoing shall not affect in any respect the Company's obligations under the Convertible Note or the Stockholder Voting Agreement).

     In the event the Merger Agreement is terminated as a result of Tekni-Plex having breached its obligations thereunder or as a result of Tekni-Plex's failure to obtain the Financing for any reason, in whole or in part, not related to the Company's or the Subsidiaries' actions and, in either case, all of the other conditions set forth in the Merger Agreement to the obligations of Tekni-Plex and Sub shall have been satisfied, Tekni-

Plex shall pay the out-of-pocket costs and expenses incurred by the Company and the Subsidiaries solely in connection with the New Bond Placement.

AMENDMENT; WAIVER

     Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Tekni-Plex and Sub or in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the adoption of the Merger Agreement by the stockholders of the Company, there shall be made no amendment or waiver that by law requires further approval by such stockholders without the further approval of such stockholders. In addition, no failure or delay by any party in exercising any right, power or privilege under the Merger Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided under the Merger Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

                        THE STOCKHOLDER VOTING AGREEMENT

     The following summarizes the material provisions of the Stockholder Voting Agreement, a copy of which appears as Annex II to this Proxy Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Stockholder Voting Agreement.

VOTING

     Each Affiliated Stockholder has agreed to vote all Subject Shares that such Affiliated Stockholder is entitled to vote in favor of the approval and adoption of all Merger Related Actions at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Related Actions (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Each Affiliated Stockholder hereby has agreed that, until the earlier of (x) the consummation of the Merger and (y) the termination of the Merger Agreement (the "Voting Expiry Date") it will not vote any Subject Shares in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

     Under the Stockholder Voting Agreement the Affiliated Stockholders have made no agreement or understanding in their capacities as directors or officers of the Company. Each Affiliated Stockholder has signed solely in his capacity as a recordholder and/or beneficial owner of the Subject Shares and nothing in the Stockholder Voting Agreement shall limit or affect any actions taken in such Affiliated Stockholder's capacity as an officer or director of the Company.

     In addition, under the Stockholder Voting Agreement, each Affiliated Stockholder revoked any and all previous proxies granted with respect to the Subject Shares and granted by a proxy appointing Tekni-Plex as such Affiliated Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Affiliated Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated above as Tekni-Plex or its proxy or substitute shall, in Tekni-Plex's sole discretion, deem proper with respect to such Affiliated Stockholder's Subject Shares. The proxy granted by each Affiliated Stockholder pursuant to the Stockholder Voting Agreement is irrevocable and is granted in consideration of Tekni-Plex entering into the Stockholder Voting Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Affiliated Stockholder under the Stockholder Voting Agreement shall be automatically revoked upon termination of the Voting Agreement.

AFFILIATED STOCKHOLDER LOANS

     Each Affiliated Stockholder has agreed to repay in full any amounts, whether or not then due, borrowed from or otherwise owed to the Company or any Subsidiary, prior to or simultaneously with the consummation of the Merger, unless such amounts owed have been offset as provided in the following sentence. Under the Stockholder Voting Agreement each Affiliated Stockholder has agreed and consented to the Company and its Subsidiaries offsetting any amounts owed, in any form (including, without limitation, any Merger Consideration or amounts owed pursuant to the Merger Agreement), to such Affiliated Stockholder by the Company or any Subsidiary, with any amounts owed by such Affiliated Stockholder to the Company or any Subsidiary whether or not then due and payable.

TEKNI-PLEX OPTION

     Under the Stockholder Voting Agreement, each Affiliated Stockholder granted Tekni-Plex an irrevocable option to purchase all of such Affiliated Stockholder's Subject Shares at an Exercise Price of $3.50 per share, as adjusted in certain circumstances. In addition, upon the written request of Tekni-Plex, each Affiliated Stockholder has agreed to exercise its rights under any options, warrants or other securities convertible into shares of Common Stock (each, a "Convertible Security") immediately prior to the Merger. Any Common

Stock issued upon the conversion of any Convertible Security shall be deemed to be Subject Shares subject to the terms of the Stockholder Voting Agreement.

     Subject to the conditions set forth in the Stockholder Voting Agreement, the Tekni-Plex Option may be exercised by Tekni-Plex, in whole or in part, at any time or from time to time and on or prior to the later of (i) the thirtieth day after the termination of the Merger Agreement and (ii) in the event an Acquisition Proposal is made to the Company at any time prior to the 30th day after the termination of the Merger Agreement, the ninetieth day after the termination of the Merger Agreement (the "Option Expiry Date"), irrespective of whether such termination resulted from a breach of Tekni-Plex's obligations thereunder or Tekni-Plex's failure to obtain sufficient financing to consummate the Merger. In the event Tekni-Plex wishes to exercise the Tekni-Plex Option for all or some of the Subject Shares, Tekni-Plex has agreed to send a written notice (the "Exercise Notice") to an escrow agent specifying the total number of Subject Shares it wishes to purchase pursuant to such exercise and the place, the date (not less than one nor more than 20 business days from the date of the Exercise Notice), and the time for the closing of such purchase, provided that such date and time may be earlier than one day after the Exercise Notice if reasonably practicable.

CONDITIONS OF OBLIGATIONS TO SELL

     The obligation of each Affiliated Stockholder under the Stockholder Voting Agreement to sell any Subject Shares to Tekni-Plex pursuant to the Tekni-Plex Option is subject to the conditions that: (i) the representations and warranties of Tekni-Plex contained in the Stockholder Voting Agreement shall be true and correct in all material respects as of the date of the Stockholder Voting Agreement; (ii) all waiting periods under the HSR Act applicable to the exercise of the Tekni-Plex Option shall have expired or been terminated; and (iii) there shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining the exercise of the Tekni-Plex Option.

NO PROXIES, SALES OR SOLICITATION

     Under the Stockholder Voting Agreement, each Affiliated Stockholder has agreed that until the Option Expiry Date, except pursuant to the terms of the Stockholder Voting Agreement, such Affiliated Stockholder shall not, without the prior written consent of Tekni-Plex, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Subject Shares. In addition, each Affiliated Stockholder has agreed not to seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding except as provided in the Stockholder Voting Agreement and each Affiliated Stockholder agrees to notify Tekni-Plex promptly, and to provide all details requested by Tekni-Plex, if such Affiliated Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. Furthermore, each Affiliated Stockholder has agreed not to exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any Subject Shares that may arise with respect to the Merger.

                                 THE COMPANIES

PURETEC

     The Company is a vertically integrated manufacturer of specialty plastic products. The Company is a leading producer of garden hose, disposable medical tubing, and precision tubing and gaskets. The Company also produces plastic materials that are used in various specialized applications, and high-grade recycled polyethylene terapthalate for packaging and fiber applications. PS&T, an indirect majority-owned subsidiary of the Company, is the Company's primary operating subsidiary.

     The Company's operations (including those of PS&T) consist of two manufacturing categories, "Plastic Products," with approximately 60% of total sales; and "Plastic Materials," with approximately 40% of total sales. The Company's major product lines are listed below, with the manufacturing names in parentheses:

              PLASTIC PRODUCTS                               PLASTIC MATERIALS
---------------------------------------------  ---------------------------------------------
Garden Hose (Colorite Plastics)                Medical-grade Vinyl Compounds (Colorite
                                               Polymers)
Medical Tubing (Plastron)                      Specialty Vinyl Polymers (Colorite Polymers;
                                               Cyber-tech Polymers)
Specialty Tubing & Gaskets (Action             Recycled Plastics (Pure Tech Plastics)
  Technology; American Gasket & Rubber)

     Each of these product lines has its own customer base, competitive environment, cost and pricing structures, business cycles and related business strategies. A more detailed description of the business and properties of the Company, is set forth in the Incorporated Documents. See "Incorporation of Certain Documents by Reference."

     The Company's principal executive offices are located at 65 Railroad Avenue, Ridgefield, New Jersey 07657, telephone number (201) 941-6550.

TEKNI-PLEX

     Tekni-Plex designs, manufactures and markets packaging materials primarily for the pharmaceutical and food industries. Tekni-Plex's Flexible Packaging Group sells primarily flexible packaging materials to customers including pharmaceutical companies. Tekni-Plex is the market leader for clear, high-barrier laminations for pharmaceutical blister packaging and Tekni-Plex believes, based upon its knowledge and experience in the industry, that it has a greater than 90% share of the market for such products. These packaging materials are used for fast acting pharmaceuticals that are generally highly reactive to moisture. Tekni-Plex's Foam Products Group sells primarily foamed polystyrene packaging products such as egg cartons and processor trays to the poultry and meat industries. Tekni-Plex believes, based upon its knowledge and experience in the industry, that it produces in excess of 80% of all foam egg cartons and has approximately 40% of the egg carton market. Tekni-Plex has also built a strong presence in the processor tray market, where it believes, based upon its knowledge and experience in the industry, that it has an estimated market share of greater than 25%.

     Tekni-Plex's principal executive offices are located at 201 Industrial Parkway, Somerville, New Jersey 08876 and its telephone number is (908) 722-4800.

     Sub is a newly incorporated Delaware corporation organized in connection with the Merger, and has not carried on any activities other than in connection with the Merger and the financing necessary to complete the Merger. Sub is a wholly owned subsidiary of Tekni-Plex. Upon the consummation of the Merger, Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation and becoming a wholly owned subsidiary of Tekni-Plex. Sub's principal executive offices are located at 201 Industrial Parkway, Somerville, New Jersey 08876 and its telephone number is (908) 722-4800.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for the Company for the periods indicated. The data set forth below should be read in conjunction with the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K, as amended, for the year ended July 31, 1997 which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                THREE MONTHS                                        YEAR ENDED JUNE
                             ENDED OCTOBER 31,         YEAR ENDED JULY 31,                30,
                             ------------------   ------------------------------   ------------------
                               1997      1996     1997(2)    1996(2)    1995(1)      1994      1993
                             --------   -------   --------   --------   --------   --------   -------
                                (UNAUDITED)  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Net sales..................  $ 67,693   $61,075   $315,334   $326,344   $ 30,189   $ 48,590   $16,793
Income (loss) from
  continuing operations....  $ (2,010)  $(2,455)  $  1,345   $ (4,407)  $ (7,519)  $(14,841)  $ 2,183
Net income(loss)...........  $ (2,246)  $(2,753)  $ (2,791)  $ (8,173)  $(16,908)  $(34,616)  $ 1,144
Income (loss) from
  continuing operations per
  share of common stock
  outstanding..............  $  (0.06)  $ (0.08)  $   0.05   $  (0.18)  $  (0.42)  $  (1.68)  $  0.36
Weighted average shares of
  common stock
  outstanding..............    31,267    29,339     29,429     27,268     17,751      8,857     6,116

                                                           AT JULY 31,                AT JUNE 30,
                                                  ------------------------------   ------------------
                                                  1997(2)    1996(2)    1995(1)      1994      1993
                               AT OCTOBER 31,     --------   --------   --------   --------   -------
                                    1997
                             ------------------
                                (UNAUDITED)  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Working capital............            $ 19,255   $ 20,037   $ 21,744   $ 14,461   $  3,725   $18,116
Total assets...............            $306,479   $311,823   $296,690   $290,121   $ 56,442   $60,382
Long-term obligations......            $141,495   $142,699   $142,672   $126,751   $  7,581   $ 9,617
Stockholders' equity.......            $ 66,088   $ 67,177   $ 70,708   $ 73,519   $ 34,290   $42,399
Book value per share.......            $   2.11   $   2.28   $   2.59   $   4.14   $   3.87   $  6.93

---------------
(1) See Notes 9, 10 and 18 to the Consolidated Financial Statements with respect to acquisitions, plant closings and discontinued operations.

(2) See Notes 1, 2, 9, 10 and 18 to the Consolidated Financial Statements with respect to the acquisition of Ozite, other acquisitions, write-offs of intangible assets, plant closings, and discontinued operations.

                         MARKET PRICES OF COMMON STOCK

     The Common Stock is quoted on The Nasdaq SmallCap Market under the symbol PURT. The following table sets forth the quarterly high and low bid prices per share for the Common Stock for the periods indicated as reported by The Nasdaq SmallCap Market. The prices represent quotations by the dealers without adjustments for retail mark-ups, mark-downs or commissions and may not represent actual transactions.

                                                                    HIGH         LOW
                                                                   -------     -------
        First Quarter Fiscal Year 1996.........................    $  5.56     $  2.13
        Second Quarter Fiscal Year 1996........................       2.75        1.94
        Third Quarter Fiscal Year 1996.........................       2.88        2.00
        Fourth Quarter Fiscal Year 1996........................       4.25        2.13

        First Quarter Fiscal Year 1997.........................    $  3.50     $  1.94
        Second Quarter Fiscal Year 1997........................       2.31        1.63
        Third Quarter Fiscal Year 1997.........................       2.25        1.47
        Fourth Quarter Fiscal Year 1997........................       2.00        1.22

        First Quarter Fiscal Year 1998.........................    $  2.97     $  1.28
        Second Quarter Fiscal Year 1998 (through January 22,
          1998)................................................    $  3.31     $  2.50

     On November 11, 1997, the last trading date prior to public announcement of the execution of the Merger Agreement, the bid and asked sales prices of the Common Stock, as quoted on The Nasdaq SmallCap Market, were $2.66 and $2.72 per share, respectively. On January 22, 1998, the bid and asked prices of the Common Stock, as reported on The Nasdaq SmallCap Market, were $3.22 and $3.25 per share, respectively.

     Stockholders are urged to obtain current market quotations for the Common Stock prior to making any decision with respect to the Merger.

     As of the Record Date, there were 31,272,372 shares of Common Stock outstanding and 978 record holders of Common Stock.

     The Company has not paid any cash dividends in the last three fiscal years and through the first quarter of fiscal year 1998 and does not anticipate paying any cash dividends in the foreseeable future. The Company's ability to pay dividends is subject to the Company's income, receipt of cash flow from subsidiaries in the form of dividends or similar distributions, financial condition and capital needs. The ability of the Company's subsidiaries to pay cash dividends to the Company is restricted by various credit agreements and, in the case of PS&T, the PS&T Credit Agreement and the PS&T Indenture. Due to these restrictions in such agreements, the Company is effectively precluded from currently paying any material cash dividend and does not anticipate doing so in the foreseeable future.

                CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS

     The Company does not as a matter of course make public forecasts as to its future financial performance and condition. However, in connection with its discussions with Tekni-Plex and certain other Financial Investors and Strategic Investors, the Company furnished Tekni-Plex and such potential equity investors with certain data relating to projected future operating results, cash flows and financial condition. The projections set forth below were included in the data provided by the Company to Tekni-Plex and, in the case of 1997, include a comparison of actual results versus the projections. These projections were not prepared in compliance with the published guidelines of the American Institute of Certified Public Accountants or the Commission regarding projections or financial forecasts and are included herein only because such information was provided to Tekni-Plex and such potential equity investors. These projections constitute forward-looking statements and were based upon numerous assumptions. Although the Company believes that such assumptions are reasonable, such assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company's control. Accordingly, there can be no assurance, and no representation or warranty is made, that the actual results of operations and financial position achieved by the Company will not vary materially from the results of operations and financial condition set forth in these projections. For a list of important factors that, in the view of the Company, could cause actual results to differ materially from those set forth in these projections, see "Forward-Looking Statements." The projections set forth below have not been adjusted to reflect the effects of the Merger and do not give effect to the restriction on capital expenditures imposed by the Merger Agreement during the period prior to completion of the Merger.

                                                                YEAR ENDED JULY 31,
                                               ------------------------------------------------------
                                                                          1998       1999       2000
                                                                         ------     ------     ------
                                                       1997
                                               ---------------------
                                               ACTUAL     PROJECTION
                                               ------     ----------
                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales....................................  $315.3       $320.1       $362.5     $391.0     $425.6
Income from operations.......................  $ 26.6       $ 22.0       $ 30.2     $ 40.4     $ 49.0
Income (loss) from continuing operations
  after minority interest....................  $  1.3       $ (1.7)      $  6.5     $ 12.9     $ 18.4
Earnings (loss) per share from continuing
  operations.................................  $ 0.05       $(0.06)      $ 0.21     $ 0.41     $ 0.59
EBITDA(1)....................................  $ 37.4       $ 37.0       $ 45.6     $ 56.7     $ 65.2

---------------
(1) EBITDA equals income from continuing operations before the sum of interest expense, income taxes, depreciation and amortization. This information is provided for informational purposes only and such measure should not be construed as an alternative to income from operations as an indicator of operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity. EBITDA is a widely accepted financial indicator of a company's ability to incur and service debt. However, this measure of EBITDA may not be comparable to similar measures presented by other companies.

     The projections set forth above were prepared by the Company in December 1996 in connection with the Company's preparation of a 3 year plan (except for 1999 and 2000 net sales, income from operations and EBITDA which were updated in August 1997). Forecasts of future financial performance and condition could differ materially from the data set forth above if management were to prepare projections based upon circumstances existing as of the date of this Proxy Statement. None of the Company or Tekni-Plex intend or have any duty or obligation to publicly disclose updates or revisions to any of the projections set forth above which are made after the date hereof to reflect circumstances existing or developments occurring after the preparation of such projections or to reflect the occurrence of unanticipated events. The Company's independent auditors have not examined or compiled the foregoing forward-looking statements or applied any procedures with respect to such statements. Accordingly, such auditors have not expressed any opinion or other form of assurance with respect to such statements and assume no responsibility for them.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's voting securities as of the Record Date by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each director and executive officer of the Company; and (iii) all executive officers and directors of the Company as a group (unless otherwise indicated, all addresses are c/o the Company, 65 Railroad Avenue, Ridgefield, New Jersey 07657):

                                                                 AMOUNT AND
                                                                 NATURE OF       PERCENT
                                                                 BENEFICIAL         OF
                           NAME AND ADDRESS                     OWNERSHIP(1)     CLASS(2)
        ------------------------------------------------------  ------------     --------
        Fred W. Broling(3)....................................    1,517,420         4.8%
        David C. Katz(4)......................................      118,200            *
        Murray J. Fox(5)......................................      742,538         2.4%
        Leo Gans(3)...........................................      494,061         1.6%
        Robert Guyett(6)......................................       40,000            *
          20 Parsonage Hill Road
          Short Hills, NJ 07078
        Werner Haase(7).......................................       90,000            *
          488 Madison Avenue
          New York, NY
        Edward Hamway(8)......................................       23,000            *
          174 Springfield Avenue
          Summit, NJ 07901
        John J. Harvey(7).....................................    1,889,302         6.0%
          500 Central Avenue
          Northfield, IL 60093
        Peter R. Harvey(7)(11)................................    1,278,612         4.1%
          500 Central Avenue
          Northfield, IL 60093
        Thomas V. Gilboy(3)...................................       77,067            *
        Paul Litwinczuk(9)....................................       79,115            *
        All Officers and Directors as a Group(10).............    6,349,315        19.9%

---------------
  * = Less than 1%.

 (1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Common Stock if he has or shares voting or investment power with respect to such Common Stock or has the right to acquire beneficial ownership of any shares of Common Stock within 60 days of the Record Date.

 (2) The above table does not include shares of Common Stock issuable to Tekni-Plex upon conversion of the Convertible Note.

 (3) Includes 66,667 shares of Common Stock subject to stock options.

 (4) Includes 108,300 shares of Common Stock subject to stock options.

 (5) Includes 25,649 shares owned directly by Recycling Enterprises, Inc. Mr. Fox is a director, officer and the principal shareholder of Recycling Enterprises, Inc. Also includes 67,333 shares of Common Stock subject to stock options.

 (6) Includes 10,000 shares of Common Stock subject to stock options.

 (7) Includes 30,000 shares of Common Stock subject to stock options.

 (8) Includes 20,000 shares of Common Stock subject to stock options.

 (9) Includes 79,000 shares of Common Stock subject to stock options.

(10) Includes 574,634 shares of Common Stock subject to stock options.

(11) Peter R. Harvey resigned as a director of the Company on January 14, 1998.

                             STOCKHOLDER PROPOSALS

     The Company will hold a 1998 Annual Meeting only if the Merger is not consummated. In the event of such a meeting, in order to have been considered for inclusion in the Company's proxy materials for the 1998 Annual Meeting of Stockholders, stockholder proposals must have been received at the Company's principal executive offices in Ridgefield, New Jersey not later than September 26, 1997.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of the Company as of July 31, 1997 and 1996 for each of the three years in the period ended July 31, 1997, incorporated by reference in this Proxy Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference.

     Representatives of Deloitte & Touche LLP will attend the Special Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          (i) The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997 filed by the Company with the Commission on November 13, 1997, as amended by the Company's Annual Reports on Form 10-K/A filed by the Company with the Commission on November 19, 1997, January 14, 1998 and January 26, 1998; and

          (ii) The Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1997 filed by the Company with the Commission on December 15, 1997, as amended by the Company's Quarterly Report on Form 10-Q/A filed by the Company with the Commission on January 14, 1998.

     In addition, all documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the document enumerated above, being herein referred to as "Incorporated Documents"). All statements contained herein relating to the Company are qualified in their entirety by reference to the more detailed information set forth in the Incorporated Documents.

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.

     THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, BY FIRST-CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF ANY OR ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS TO SUCH INCORPORATED DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROXY STATEMENT INCORPORATES. WRITTEN OR ORAL REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: PAUL LITWINCZUK, CORPORATE SECRETARY, PURETEC CORPORATION, 65 RAILROAD AVENUE, RIDGEFIELD, NEW JERSEY 07657, TELEPHONE NUMBER
(201) 941-6550.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                               NOVEMBER 11, 1997

                                     AMONG

                              PURETEC CORPORATION,

                   PLASTIC SPECIALTIES & TECHNOLOGIES, INC.,

                                TEKNI-PLEX, INC.

                                      AND

                              P. T. HOLDING, INC.

                              TABLE OF CONTENTS(1)

                                                                                           PAGE
                                                                                           ----
                                           ARTICLE I
                                          THE MERGER
Section 1.01    The Merger.............................................................     I-1
Section 1.02    Conversion of Shares...................................................     I-2
Section 1.03    Surrender and Payment..................................................     I-2
Section 1.04    Dissenting Shares......................................................     I-3
Section 1.05    Stock Options..........................................................     I-3
Section 1.06    Company Debt...........................................................     I-3
Section 1.07    PS&T Minority Interest.................................................     I-3
Section 1.08    Intercompany Loans.....................................................     I-4
Section 1.09    Upstream Guarantees....................................................     I-4

                                          ARTICLE II
                                   THE SURVIVING CORPORATION
Section 2.01    Certificate of Incorporation...........................................     I-4
Section 2.02    Bylaws.................................................................     I-4
Section 2.03    Directors and Officers.................................................     I-4
                                          ARTICLE III
                         REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.01    Corporate Existence and Power..........................................     I-4
Section 3.02    Corporate Authorization................................................     I-4
Section 3.03    Governmental Authorization.............................................     I-5
Section 3.04    Non-contravention......................................................     I-5
Section 3.05    Capitalization.........................................................     I-5
Section 3.06    Subsidiaries and Investees.............................................     I-5
Section 3.07    SEC Filings............................................................     I-6
Section 3.08    Financial Statements...................................................     I-6
Section 3.09    Disclosure Documents...................................................     I-7
Section 3.10    Absence of Certain Changes.............................................     I-7
Section 3.11    No Undisclosed Material Liabilities....................................     I-8
Section 3.12    Litigation.............................................................     I-8
Section 3.13    Taxes..................................................................     I-8
Section 3.14    Employee Benefits......................................................     I-9
Section 3.15    Labor Matters..........................................................    I-11
Section 3.16    Compliance with Laws...................................................    I-12
Section 3.17    Finders' Fees..........................................................    I-12
Section 3.18    Other Information......................................................    I-12
Section 3.19    Environmental Matters..................................................    I-12
Section 3.20    Material Contracts.....................................................    I-13
Section 3.21    Properties.............................................................    I-14
Section 3.22    Intellectual Property..................................................    I-15

                                          ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY
Section 4.01    Corporate Existence and Power..........................................    I-16
Section 4.02    Corporate Authorization................................................    I-16
Section 4.03    Governmental Authorization.............................................    I-16
Section 4.04    Non-contravention......................................................    I-16
Section 4.05    Disclosure Documents...................................................    I-17

---------------

(1) The Table of Contents is not a part of this Agreement.

                                                                                           PAGE
                                                                                           ----
Section 4.06    Finders' Fees..........................................................    I-17
Section 4.07    Financing..............................................................    I-17
Section 4.08    Absence of Certain Changes.............................................    I-17
Section 4.09    Buyer Financial Statements.............................................    I-17

                                           ARTICLE V
                                   COVENANTS OF THE COMPANY
Section 5.01    Conduct of the Company.................................................    I-17
Section 5.02    Stockholder Meeting; Proxy Material....................................    I-18
Section 5.03    Access to Information..................................................    I-19
Section 5.04    Other Offers...........................................................    I-19
Section 5.05    Notices of Certain Events..............................................    I-19
Section 5.06    Cooperative Efforts....................................................    I-20
Section 5.07    Loans to Affiliated Persons............................................    I-20
Section 5.08    Severance Package......................................................    I-20
Section 5.09    Proceeds of Convertible Note...........................................    I-20

                                          ARTICLE VI
                           COVENANTS OF BUYER AND MERGER SUBSIDIARY
Section 6.01    Obligations of Merger Subsidiary.......................................    I-20
Section 6.02    Voting of Shares.......................................................    I-20
Section 6.03    Director and Officer Liability.........................................    I-20
Section 6.04    Commitment Letters and Financing Agreements............................    I-21
Section 6.05    Repurchase of Bonds....................................................    I-21

                                          ARTICLE VII
                              COVENANTS OF BUYER AND THE COMPANY
Section 7.01    Best Efforts...........................................................    I-21
Section 7.02    Certain Filings........................................................    I-21
Section 7.03    Public Announcements...................................................    I-21
Section 7.04    Further Assurances.....................................................    I-22

                                         ARTICLE VIII
                                   CONDITIONS TO THE MERGER
Section 8.01    Conditions to the Obligations of Each Party............................    I-22
Section 8.02    Conditions to the Obligations of Buyer and Merger Subsidiary...........    I-22
Section 8.03    Conditions to the Obligations of the Company...........................    I-23

                                          ARTICLE IX
                                          TERMINATION
Section 9.01    Termination............................................................    I-24
Section 9.02    Effect of Termination..................................................    I-25

                                           ARTICLE X
                                         MISCELLANEOUS
Section 10.01   Notices................................................................    I-25
Section 10.02   Survival of Representations and Warranties.............................    I-26
Section 10.03   Amendments; No Waivers.................................................    I-26
Section 10.04   Expenses...............................................................    I-26
Section 10.05   Successors and Assigns.................................................    I-26
Section 10.06   Governing Law..........................................................    I-26
Section 10.07   Counterparts; Effectiveness............................................    I-26

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of November 11, 1997 among PureTec Corporation, a Delaware corporation (the "Company"), Plastic Specialties & Technologies, Inc., a Delaware corporation ("PS&T"), Tekni-Plex, Inc., a Delaware corporation ("Buyer"), and P.T. Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Subsidiary").

     WHEREAS, as a condition to Buyer's and Merger Subsidiary's willingness to enter into this Agreement, simultaneously with the execution of this Agreement Buyer is entering into a Stockholder Voting and Option Agreement (the "Voting Agreement") with certain stockholders of the Company;

     WHEREAS, simultaneously with the execution of this Agreement, Buyer, at the request of the Company and PS&T, is lending the Company $5,000,000 in exchange for a Convertible Note (the "Convertible Note") in order to bridge finance certain working capital needs of the Company and PS&T during the term of this Agreement;

     In consideration for the various agreements contained herein, in the Voting Agreement and in the Convertible Note, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.01 The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation"). At the election of Buyer, the Merger may be structured so that the Company shall be merged with and into Merger Subsidiary with the result that Merger Subsidiary shall be the Surviving Corporation.

     (b) At the earliest time following satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

     (d) The Company hereby represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, which approval satisfies in full the requirements of Delaware Law, and (iii) unanimously resolved to recommend approval and adoption of this Agreement and the Merger by its stockholders; provided, that such recommendation may be withdrawn, modified or amended to the extent the Board of Directors of the Company deems it necessary to do so in the exercise of its fiduciary obligations to the Company's stockholders after being so advised by outside counsel. The Company further represents that Schroder & Co. Inc. ("Schroders") has delivered to the Company's Board of Directors its written opinion that the Merger Consideration is fair to the holders of Shares from a financial point of view. The Company has been advised that all of its directors and executive officers currently intend to vote their Shares in favor of the approval and adoption of this Agreement and the Merger.

     Section 1.02  Conversion of Shares.  At the Effective Time:

     (a) each outstanding share (each a "Share") of common stock, $0.01 par value (the "Common Stock") of the Company held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

     (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

     (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a) or as provided in Section 1.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $3.50 in cash, without interest (the "Merger Consideration").

     Section 1.03 Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. As soon as practicable after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

     (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

     Section 1.04 Dissenting Shares. Notwithstanding Section 1.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

     Section 1.05 Stock Options. (a) At the Effective Time, each holder of an outstanding stock option to purchase Shares, whether or not then vested or exercisable, granted under any employee or director stock option or compensation plan or arrangement of the Company shall be paid by the Company promptly upon surrender of such stock option an amount determined by multiplying (i) the excess, if any, of $3.50 per Share over the applicable exercise price per share of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

     (b) Promptly following the Effective Time, the Company shall notify all holders of outstanding options or warrants to purchase Shares other than those referred to in subsection (a) above that such holders are entitled to receive the Merger Consideration upon surrender of such options or warrants and payment to the Company by the holder thereof of the applicable exercise price (and in the case of options referred to in Section 1.05(a), of such right to receive the payment described in Section 1.05(a) in lieu of exercising such option).

     Section 1.06 Company Debt. (a) PS&T Senior Notes. The Company shall cause PS&T to promptly commence a combined consent solicitation and offer to purchase (the "Debt Offer"), in accordance with applicable law and pursuant to documentation reasonably satisfactory to Buyer, any and all of PS&T's outstanding 11.25% Senior Secured Notes due 2003 (the "PS&T Notes") at a cash price to be specified by Buyer or at such other price as Buyer may specify from time to time thereafter. The Company shall cause PS&T to purchase the PS&T Notes tendered pursuant to the Debt Offer at the Effective Time. The Debt Offer shall be subject to the conditions that (i) there shall be validly tendered and not withdrawn in accordance with the terms of the Debt Offer prior to the expiration date of the Debt Offer, PS&T Notes in an aggregate principal amount representing at least a majority in principal amount of the PS&T Notes, (ii) the holders of at least a majority in principal amount of the PS&T Notes shall have consented prior to the Effective Time to amend the indenture dated as of October 29, 1993 between PS&T and First Fidelity Bank, N.A. Pennsylvania, as Trustee (the "PS&T Indenture") to delete such covenants, events of default and other provisions of the PS&T Indenture as Buyer shall specify and to make such other amendments to the PS&T Indenture as Buyer may require, and (iii) Buyer shall have consummated or, simultaneously with the consummation of the Debt Offer, shall consummate the Merger.

     (b) Other Subsidiary Debt. Prior to or simultaneously with the consummation of the Merger, the Company shall cause each of its Subsidiaries (as defined in Section 3.06) to repay and retire such of its outstanding debt (other than any PS&T Notes not tendered in the Debt Offer) as Buyer may require (it being understood that Buyer may require the Company and its Subsidiaries to retire any or all such debt).

     Section 1.07 PS&T Minority Interest. The Company shall eliminate the minority shareholders' interest in PS&T, either pursuant to an offer to purchase such minority shares or pursuant to sec. 253 of the Delaware Law, at a price of $7.00 per share of common stock of PS&T, at any time prior to but no later than immediately prior to the consummation of the Merger.

     Section 1.08 Intercompany Loans. Simultaneously with the consummation of the Merger, Buyer shall loan to each of the Company and its Subsidiaries, amounts sufficient to enable each of the Company and its Subsidiaries to comply with its obligations under Sections 1.05, 1.06, and 1.07. The loans referred to in this Section 1.08 are hereinafter referred to as the "Intercompany Loans". The obligations of the Company and its Subsidiaries under Sections 1.05, 1.06, and 1.07 are contingent upon receipt of Intercompany Loans in amounts sufficient to discharge such obligations.

     Section 1.09 Upstream Guarantees. Effective as of the Effective Time, the Company shall and shall cause each of its domestic Subsidiaries to guarantee (i) Buyer's 11 1/4% Senior Subordinated Notes due 2007, to the extent required by the indenture dated as of April 1, 1997 among Buyer, Dolco Packaging Corp. and Marine Midland Bank, as Trustee (the "Tekni-Plex Indenture"), and (ii) any indebtedness of Buyer issued to finance the transactions contemplated hereby. The guarantees to be issued pursuant to this Section 1.09 are hereinafter referred to as the "Upstream Guarantees".

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     Section 2.01 Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to "PureTec Corporation".

     Section 2.02 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, except for the Chief Executive Officer, who from and after the Effective Time shall be the Chief Executive Officer of the Merger Subsidiary.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Buyer that:

     Section 3.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and the Subsidiaries taken as a whole (a "Material Adverse Effect"). The Company has heretofore delivered to Buyer true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

     Section 3.02 Corporate Authorization. The execution, delivery and performance by the Company of each of this Agreement and the Convertible Note and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. Each of this Agreement and the Convertible Note constitutes a valid and binding agreement of the Company.

     Section 3.03 Governmental Authorization. The execution, delivery and performance by the Company of each of this Agreement and the Convertible Note and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (c) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act"); and (d) compliance with any applicable requirements of the New Jersey Industrial Site Recovery Act, as amended, and any rules or regulations promulgated thereunder ("ISRA").

     Section 3.04 Non-contravention. Except as disclosed in Schedule 3.04, the execution, delivery and performance by the Company of each of this Agreement and the Convertible Note and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     Section 3.05 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $0.01 par value (the "Preferred Stock"). As of October 31, 1997, there were outstanding 31,240,866 shares of Common Stock, and no shares of Preferred Stock. As of October 31, 1997, there were outstanding stock options (including employee stock options) and warrants to purchase shares of Common Stock as set forth in Schedule 3.05. The Board of Directors of the Company, as the applicable committee responsible for the 1995 Disinterested Directors Stock Option Plan and the 1995 Stock Option Plan (the "Company Option Plans"), has passed resolutions relating to the terms of the Company Option Plans clarifying, pursuant to the terms thereof, that following the Effective Time, each holder of an outstanding stock option to purchase Shares granted under either Company Option Plan shall thereafter have the right to receive Merger Consideration upon payment to the Company by such holder of the applicable exercise price therefor. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes after October 31, 1997 resulting from the exercise of employee stock options outstanding on such date and except for the Convertible Note, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.05(a), 3.05(b) and 3.05(c) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

     Section 3.06  Subsidiaries and Investees.  (a) Except as disclosed in
Schedule 3.06(a), each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended July 31, 1997 (the "Company 10-K").

     (b) Except as disclosed in Schedule 3.06(b), all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 3.06(b)(i) and 3.06(b)(ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     (c) Schedule 3.06(c) sets forth (i) the name of each corporation, partnership, limited liability company or other entity (other than the Subsidiaries) in which the Company or any Subsidiary holds an equity interest (each an "Investee"), (ii) a description of such interests and the Investee and
(iii) each agreement (including any agreements with other investors in such Investee) relating to the investment in such Investee.

     (d) Except as disclosed in Schedule 3.06(c), the interest of the Company or any Subsidiary in each Investee is owned by the Company, directly or indirectly, free and clear of any Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interest). Except as set forth in Schedule 3.06(c), there are no outstanding obligations of the Company or the Subsidiaries to invest in, contribute to or purchase any securities of or otherwise become obligated to invest in or contribute to or purchase any securities of any Investee.

     Section 3.07 SEC Filings. (a) Each of the Company and PS&T has delivered to Buyer (i) the annual reports on Form 10-K for its fiscal years ended July 31, 1995, 1996 and 1997, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended October 31, 1996, January 31, 1997 and April 30, 1997 and any quarterly reports on Form 10-Q filed subsequent thereto, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since February 1, 1996, and
(iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since February 1, 1996.

     (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933 as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 3.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 3.07 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of July 31, 1997 and the footnotes thereto set forth in the Company 10-K and "Balance Sheet Date" means July 31, 1997.

     Section 3.09 Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed to the securityholders of the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, and the offer to purchase the PS&T Notes pursuant to the Debt Offer and any related documents (the "Debt Offer Documents") and any amendments or supplements thereto, when filed and/or mailed, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

     (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

     (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Buyer in writing specifically for use in connection with the proposed offering of bonds of Buyer described in the Commitment Letters (the "New Bond Offering") will not, at the time of the filing, if any, thereof, at the time of any distribution thereof and at the time of the consummation of the Debt Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 3.10 Absence of Certain Changes. Except for the transactions contemplated hereby, since the Balance Sheet Date, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect;

          (b) except as disclosed in Schedule 3.10(b), any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

          (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

          (d) except for the Convertible Note or as disclosed in Schedule 3.10(d), any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money;

          (e) except as disclosed in Schedule 3.10(e), any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (f) except as disclosed in Schedule 3.10(f), any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

          (h) except as disclosed in Schedule 3.10(h), any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement and except for the sale of Styrex Industries, Inc.;

          (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

          (j) except as contemplated by Section 5.08 or as disclosed in Schedule 3.10(j), any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice; or

          (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

     Section 3.11  No Undisclosed Material Liabilities.  Except as disclosed in
Schedule 3.11, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

          (a) liabilities disclosed and provided for in the Balance Sheet;

          (b) liabilities fully and specifically identified as such in the Company 10-K;

          (c) the Convertible Note;

          (d) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which (except for customary purchase orders) in the aggregate are not material to the Company and the Subsidiaries, taken as a whole; and

          (e) liabilities under this Agreement.

     Section 3.12 Litigation. Except as disclosed in Schedule 3.12, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary (or any present or former officers, directors or employees of the Company or any Subsidiary for which the Company or any Subsidiary may be liable) or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

     Section 3.13 Taxes. (a) For purposes of this Agreement, the following terms shall have the following meanings: "Tax" means any U.S. federal, state or local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding on amounts paid to or by the Company, social security (or similar), unemployment, disability, ad valorem, sales, use, transfer, recording, documentary, conveyancing, gains, registration, value added, alternative, or add-on minimum, estimated or other tax, governmental fee or other like assessment or charge of any kind whatsoever, however denominated, including any interest, penalty, or addition thereto, whether disputed or not, and "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to any Tax, five years, any applicable provisions of any laws, statutes, ordinances or regulations, except where such violations individually or in the aggregate do not have or reasonably would not be expected to have a Material Adverse Effect.

     (b) Each of the products produced or sold by the Company or any Subsidiary is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale, except where such noncompliance or failure to be fit individually or in the aggregate do not have and would not reasonably be expected to have a Material Adverse Effect. There is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable including any schedule or attachment thereto, and including any amendment thereof.

     (c) Except as disclosed in Schedule 3.13(b), each of the Company and its Subsidiaries has filed all material Tax Returns required to be filed by it for Tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such Tax Returns are true, correct and complete in all material respects, paid or accrued all material Taxes shown to be due and payable on such Tax Returns and properly accrued in all material respects all such Taxes for such periods subsequent to the periods covered by such Tax Returns.

     (d) Except as disclosed in Schedule 3.13(c), no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any Subsidiary which has not been resolved and paid in full.

     (e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Subsidiary, and no power of attorney granted by either the Company or any Subsidiary with respect to any Taxes is currently in force.

     (f) Except as disclosed in Schedule 3.13(e), neither the Company nor any Subsidiary has been a member of any group of entities (other than a group of which the Company is the common parent) filing an affiliated, combined, consolidated, unitary or similar Tax Return or is a party to any agreement providing for the allocation or sharing of Taxes.

     (g) Schedule 3.13(f) contains a complete and accurate list, as of July 31, 1996, of all of the accrued and unexpired net operating loss carryforward amounts of the Company and its Subsidiaries and their corresponding annual limitations under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code").

     Section 3.14 Employee Benefits. (a) Schedule 3.14(a) sets forth a list of each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any Subsidiary and covers any employee or former employee of the Company or any Subsidiary or under which the Company or any Subsidiary has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with (A) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (B) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans". The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in the list referred to above. The Company has provided Buyer with complete age, salary, service and related data as of July 31, 1997 for employees and former employees of the Company and any Subsidiary covered under the

Pension Plans. As of the Effective Time, no Employee Plan will provide for and the Company will not be obligated to provide equity-based compensation or benefits.

     (b) Except as otherwise identified in the list referred to in Section 3.14(a), no Employee Plan constitutes a "multiemployer plan", as defined in
Section 3(37) of ERISA (a "Multiemployer Plan"), and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. The only Employee Plans that are subject to Title IV of ERISA (the "Retirement Plans") are identified in the list of such Plans heretofore provided to Buyer by the Company. Except as otherwise disclosed fully and specifically in the Company 10-K in accordance with Statement of Financial Accounting Standards ("SFAS") No. 87, as of the Balance Sheet Date, the fair market value of the assets of each Retirement Plan (excluding for these purposes any accrued but unpaid contributions) exceeded the projected benefit obligation for such plan determined in accordance with SFAS No. 87. No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any Pension Plan, whether or not waived. The Company knows of no "reportable event", within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan, other than a "reportable event" that will not have a Material Adverse Effect. The assets of the Company and all of its Subsidiaries are not now, nor will they after the passage of time be, subject to any lien imposed under Code
Section 412(n) by reason of a failure of any of the Company or any Subsidiary to make timely installments or other payments required under Code Section 412. No condition exists and no event has occurred that could constitute grounds for termination of any Retirement Plan or, with respect to any Employee Plan which is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither the Company nor any of its affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA, which liability has not been paid in full. If a "complete withdrawal" by the Company and all of its affiliates were to occur as of the Effective Time with respect to all Employee Plans which are Multiemployer Plans, neither the Company nor any affiliate would incur any withdrawal liability under Title IV of ERISA that would have or reasonably be expected to have a Material Adverse Effect. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, any officer or director of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that could have a Material Adverse Effect.

     (c) To the Company's knowledge, each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to the Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

     (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     (e) Schedule 3.14(e) sets forth each written and material unwritten employment, severance or similar contract or arrangement or any written or any material unwritten plan, policy, fund, program or contract or arrangement of the Company and its Subsidiaries providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries and (iii) covers any employee or former employee of the Company or any of its Subsidiaries. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer are referred to collectively herein as the "Benefit

Arrangements". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

     (f) The excess of the present value of the projected liability in respect of post-retirement health and medical benefits for retired employees of the Company and its affiliates, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code) has been disclosed fully and specifically in the Company 10-K and in accordance with SFAS No. 106. To the Company's knowledge, no condition exists that would prevent the Company or any Subsidiary from amending or terminating any Employee Plan or Benefit Arrangement providing health or medical benefits other than limitations imposed under the terms of a collective bargaining agreement.

     (g) Except as disclosed on Schedule 3.14(g), there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

     (h) Except as disclosed in Schedule 3.14(e), 3.14(h), and Schedule 3.15, neither the Company nor any Subsidiary is a party to any employment contract or arrangement providing for future compensation with any officer, consultant, director or employee.

     (i) Schedule 3.14(i) sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries whose annual base salary exceeds $50,000 and (b) the wage rates for non-salaried employees of the Company and its Subsidiaries (by classification). None of such employees and no other key employee of the Company and its Subsidiaries has indicated to the Company and its Subsidiaries that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

     Section 3.15 Labor Matters. The Company and the Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.15, (i) neither the Company nor any Subsidiary is a party, or is otherwise subject, to any collective bargaining agreement or other labor union contract applicable to its employees, (ii) there are no activities or proceedings by a labor union or representative thereof to organize any employees of the Company or any Subsidiary or to challenge the representative status of any union that currently represents such employees, (iii) there are no pending negotiations between the Company or any Subsidiary and any labor union or representative thereof, (iv) there are no pending, and the Company and the Subsidiaries have not experienced since January 1, 1995, any labor disputes, lockouts, strikes, slowdowns, work stoppages, or threats thereof, (v) the Company and the Subsidiaries, and to the knowledge of the Company and the Subsidiaries, their employees, are not in default and have not breached in any material respect the terms of any applicable collective bargaining or other labor union contract, and there are no material grievances outstanding against the Company, any Subsidiary or, to the knowledge of the Company and the Subsidiaries, their employees under any such agreement or contract, (vi) there is no unfair labor practice complaint pending, or to the knowledge of the Company and the Subsidiaries threatened, against the Company or any Subsidiary before the National Labor Relations Board or any other investigation, charge, prosecution, suite or other proceeding before any court or arbitrator or any governmental body, agency or official relating to the employees of the Company or the Subsidiaries or the representation thereof,
(vii) there are no claims or actions pending, or to the knowledge of the Company and the Subsidiaries, threatened, between the Company and the Subsidiaries and any of their employees or labor organizations representing or seeking to represent such employees, (viii) the Company and the Subsidiaries have complied with the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local laws regulating layoffs or employment terminations and

(ix) to the knowledge of the Company and the Subsidiaries, there are no facts or circumstances involving any employee that would form the basis of, or give rise to, any cause of action, including, without limitation, unlawful termination based on discrimination of any kind.

     Section 3.16 Compliance with Laws. (a) Neither the Company nor any Subsidiary is in violation of, or has violated in the past laws, rules and regulations and current industry practice with respect to its contents and use, except where such defects or failure to provide adequate warnings do not have and would not reasonably be expected to have a Material Adverse Effect.

     (b) Schedule 3.16 correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries, the absence of which would prevent the Company or any Subsidiary from operating in the ordinary course of business (the "Permits"). The Permits are valid and in full force and effect. Neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     Section 3.17 Finders' Fees. Except for Schroders, a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 3.18 Other Information. The Confidential Information Memorandum dated July 1997, previously delivered to Buyer, except for the projections contained therein, did not, as of its date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to the Company and the Subsidiaries delivered to Buyer were based upon reasonable assumptions as of the date of such projections. Except for the requirement that the Company comply with Section 5.01(d), the Company is not currently aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

     Section 3.19 Environmental Matters. (a) Except as disclosed on Schedule 3.19(a):

          (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of the Company or any Subsidiary, is pending or threatened by any Person against, the Company or any Subsidiary nor has any material penalty been assessed against the Company or any Subsidiary with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (C) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (D) discharge, emission or release of any Hazardous Substance;

          (ii) no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned, leased or operated by the Company or any Subsidiary, except where the presence of such items individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

          (iii) the Company and its Subsidiaries are and have been in material compliance with all Environmental Laws (including without limitation ISRA and its predecessors and the new system performance standards and upgrading requirements for underground storage tanks contained in Subtitle I of the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6991, et seq., as amended, and any rules or regulations promulgated thereunder, including 40 C.F.R. sec. 280.20, et seq.) and have obtained and are and have been in material compliance with all Environmental Permits; and such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;

          (iv) no property now or previously owned, leased or operated by the Company or any Subsidiary nor any property to which the Company or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the Company's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up;

          (v) neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any property or has conducted any operations in New Jersey or Connecticut;

          (vi) except as in compliance with applicable Environmental Laws and in a manner which is not reasonably likely to effect adversely the Company or any of its Subsidiaries or any of their currently or previously owned, leased or operated properties, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, released or is present at any property now or previously owned, leased or operated by the Company or any Subsidiary, and

          (vii) there are no liabilities of or relating to the Company and any Subsidiary, whether contingent or fixed, actual or potential, known or unknown, which (A) arise under or relate to matters covered by Environmental Laws and (B) relate to actions occurring or conditions existing on or prior to the Effective Time, except for such liabilities which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     (b) Except as set forth in Schedule 3.19(b), there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary.

     (c) For purposes of this Section, the following terms shall have the meanings set forth below:

          (i) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder;

          (ii) "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary;

          (iii) "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof; and

          (iv) "Hazardous Substances" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

     Section 3.20 Material Contracts. (a) Except as filed as an exhibit to the Company 10-K or as disclosed in Schedule 3.20(a), neither the Company nor any Subsidiary is a party to or bound by:

          (i) any (A) lease of real property or (B) any lease of personal property providing for annual rentals of $50,000 or more;

          (ii) any agreement greater than three months in term for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company and its Subsidiaries of $500,000 or more;

          (iii) any sales, distribution or other similar agreement greater than three months in term providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company and the Subsidiaries of $1,000,000 or more;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) other than the Convertible Note and (as of the Effective Time of the Merger) the Upstream Guarantees;

          (vii) any option, license, franchise or similar agreement;

          (viii) any agency, dealer, sales representative, marketing or other similar agreement (A) providing for annual sales of $250,000 or more, (B) under which the Company expects to provide for annual sales of $250,000 or more or (C) with any party with whom the Company made $250,000 or more of sales during the fiscal year ended July 31, 1997;

          (ix) any agreement that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Closing Date;

          (x) any agreement with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any of its Affiliates, or (B) any director or officer of the Company or any Subsidiary or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer; or

          (xi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

     (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and, except as disclosed in
Schedule 3.20(b) none of the Company, any Subsidiary or, to the knowledge of the Company and its Subsidiaries, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of the Company and its Subsidiaries, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute such an event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Buyer, unless the failure to deliver such agreement, contract, plan, lease, arrangement or commitment is indicated next to such item in Schedule 3.20(a).

     (c) All of the Company's and its Subsidiaries' indebtedness for borrowed money may be prepaid at any time without penalty, except as set forth in
Schedule 3.20(c).

     Section 3.21 Properties. (a) Except as set forth in Schedule 3.21, the Company and the Subsidiaries have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the

Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

          (i) Liens disclosed on the Balance Sheet;

          (ii) Liens fully and specifically identified as such in the Company 10-K;

          (iii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

          (iv) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets (clauses (i)-(iii) of this Section 3.21(a) are, collectively, the "Permitted Liens").

     (b) There are no developments affecting any such property or assets pending or, to the knowledge of the Company or any Subsidiary threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

     (c) All leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

     (d) The plants, buildings, structures and equipment owned by the Company or any Subsidiary have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures (including, without limitation, the roofs thereof), are structurally sound.

     (e) The plants, buildings and structures owned by the Company or any Subsidiary currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the businesses of the Company or any Subsidiary as heretofore conducted. None of the structures on any such owned or leased real property encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any of such owned or leased real property.

     (f) Such real property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances, the presence of which would reasonably be expected to have a Material Adverse Effect.

     Section 3.22 Intellectual Property. (a) Schedule 3.22(a) contains a list of all Intellectual Property Rights owned or licensed and used or held for use by the Company or any Subsidiary ("Company Intellectual Property Rights"), specifying as to each, as applicable: the nature of such Intellectual Property Right, the owner of such Intellectual Property Right, the jurisdictions by or in which such Intellectual Property Right is recognized (without regard to registration) or has been issued or registered or in which an application for such issuance or registration has been filed, the registration or application numbers and the termination or expiration dates. "Intellectual Property Right" means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     (b) Schedule 3.22(b) sets forth a list of all licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use any Company Intellectual Property Right, including (i) the identity of all parties thereto, (ii) a description of the nature and subject matter thereof, (iii) the applicable royalty and (iv) the term thereof.

     (c) (i) Since January 1, 1993, neither the Company nor any Subsidiary has been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement of any Intellectual Property Right, and the Company nor any Subsidiary has any knowledge of any other such infringement by the Company or any Subsidiary and (ii) the Company nor any Subsidiary has no outstanding claim or suit for, and has no knowledge of, any continuing infringement by any other Person of any Company Intellectual Property Rights. No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any Person. Neither the Company nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right.

                                   ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY

     Each of Buyer and Merger Subsidiary, jointly and severally, represents and warrants to the Company that:

     Section 4.01 Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

     Section 4.02 Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary. The Commitment Letters (as defined in Section 4.07) have been duly authorized by all necessary corporate action of Buyer and constitute valid and binding agreements of Buyer.

     Section 4.03 Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement and the Commitment Letters require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act of 1933, the Exchange Act and state securities and "blue sky" laws, (d) compliance with any applicable requirements of ISRA and (e) filings and recordings of financing statements, mortgages and other instruments in connection with the perfection of liens contemplated by the Commitment Letters.

     Section 4.04 Non-contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not, subject to the consummation of the transactions contemplated by Section 6.05, if necessary, (a) contravene or conflict with the certificate of incorporation or bylaws of Buyer or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary, including without limitation, the Tekni-Plex Indenture, other than under Buyer's $75 million revolving credit facility with Morgan Guaranty Trust Company of New York, the commitments under which are expected to be terminated and all amounts owed thereunder to be repaid pursuant to the terms of the Financing (as defined in Section 4.07). Buyer is not in default or in breach in any material respect under the Tekni-Plex Indenture, and to the knowledge of Buyer, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

     Section 4.05 Disclosure Documents. The information with respect to Buyer and its subsidiaries that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and
(ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

     Section 4.06 Finders' Fees. Except for J.P. Morgan & Co. Incorporated, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 4.07 Financing. Buyer has received and furnished copies to the Company of (i) a commitment letter from Morgan Guaranty Trust Company of New York (the "Lender") dated as of November 11, 1997 pursuant to which the Lender has committed, subject to the terms and conditions thereof, to provide up to $255 million of senior secured financing (the "Senior Secured Commitment Letter") and (ii) a commitment letter from the Lender dated as of November 11, 1997, pursuant to which the Lender has committed, subject to the terms and conditions thereof, to enter into a bridge loan agreement with Buyer to provide $225 million of senior subordinated bridge financing (the "Bridge Commitment Letter", together with the Senior Secured Commitment Letter, the "Commitment Letters"). The credit agreement and the bridge loan agreement referred to in the Commitment Letters are referred to herein as the "Financing Agreements", and the financing to be provided thereunder or under any alternative arrangements made by Buyer is referred to herein as the "Financing". As of the date hereof, Buyer knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Commitment Letters not being satisfied. As of the date hereof, Buyer knows of no facts or circumstances that would permit the Lender to terminate either of the Commitment Letters pursuant to the terms thereof.

     Section 4.08 Absence of Certain Changes. Since June 27, 1997, there has not been any event, occurrence or development of a state of circumstances or fact which has had or reasonably could be expected to have a material adverse effect on the business, condition (financial or other), results of operations or prospects of the Company and Buyer, taken as whole.

     Section 4.09 Buyer Financial Statements. The audited consolidated financial statements of Buyer contained in the Buyer's Registration Statement on Form S-4, as amended (File No. 333-28157) fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its consolidated subsidiaries as of the date thereof and their consolidated results of operations and changes in financial position for the periods then ended.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 5.01 Conduct of the Company. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as disclosed in Schedule 5.01, from the date hereof until the Effective Time:

          (a) the Company will not adopt or propose any change in its certificate of incorporation or bylaws;

          (b) the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

          (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) inventory in the ordinary course consistent with past practice;

          (d) the Company will not, and will not permit any Subsidiary to, commit to make or make any capital expenditures without the prior written consent of Buyer, other than (x) in respect of items disclosed on Schedule 5.01(d) or (y) maintenance capital expenditures in the ordinary course of business and in an aggregate amount for clauses (x) and (y) on a combined basis not to exceed $100,000 per calendar month during the period beginning on November 1, 1997 and ending on March 31, 1998; and the Company will not and will not permit any Subsidiary to, commit to make any capital expenditure without the prior written consent of Buyer to the extent that any such capital expenditures are payable after March 31, 1998;

          (e) the Company shall cause the aggregate dollar value (determined in accordance with generally accepted accounting principles applied on a consistent basis) of inventories comprising the asset base for the PS&T Credit Agreement (as defined in Section 5.09) and owned by PS&T or its Subsidiaries to remain at or below (i) $59 million during the month of November 1997, (ii) $60.4 million during the month of December 1997, (iii) $57 million during the month of January 1998, (iv) $55.5 million during the month of February 1998 and (v) $51.8 million during the month of March 1998;

          (f) the Company shall cause the aggregate accounts payable (determined in accordance with generally accepted accounting principles applied on a consistent basis but excluding fees and expenses arising out of the transactions contemplated by this Agreement) of the Company and its Subsidiaries on a consolidated basis (exclusive of accounts payable by Burlington Resins, Inc. and accounts payable by any European Subsidiaries) to remain at or to exceed (i) $17.5 million during the month of November 1997, (ii) $17.0 million during the month of December 1997, (iii) $21.5 million during the month of January 1998, (iv) $23.6 million during the month of February 1998 and (v) $24.1 million during the month of March 1998;

          (g) the Company will not, and will not permit any Subsidiary to, incur any additional indebtedness for borrowed money except for borrowings in the ordinary course of business by certain Subsidiaries under existing working capital facilities disclosed in Schedule 3.10(d), as in effect on the date hereof, and, in the case of PS&T, in accordance with Section 5.09;

          (h) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing; or

          (i) the Company will not, and will not permit any Subsidiary to (i) take or agree or commit to take any action that would make (x) any representation and warranty of the Company hereunder that is qualified as to materiality inaccurate in any respect or (y) any representation and warranty of the Company hereunder that is not qualified as to materially inaccurate in any material respect, in each case at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect (or, with respect to representations and warranties described in clause (y), in any material respect) at any such time.

     Section 5.02 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger unless a vote of stockholders of the Company is not required by Delaware Law. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company (a) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other related materials for such meeting, (b) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (c) will otherwise comply with all legal requirements applicable to such meeting.

     Section 5.03 Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries (including access to perform physical examinations and to take samples of the soil, groundwater, air, products or other areas as desired by Buyer in its sole discretion), will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries.

     Section 5.04 Other Offers. From the date hereof until the termination hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or take any action knowingly to facilitate the submission of any Acquisition Proposal or (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by Winthrop, Stimson, Putnam & Roberts, counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person, except to customers and suppliers of the Company and its Subsidiaries in the ordinary course of business. The Company will promptly notify Buyer after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Buyer fully informed of the status and, subject to the fiduciary duties of the Board of Directors of the Company under Delaware Law, details of any such Acquisition Proposal, indication or request. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, if the Board of Directors of the Company receives an Acquisition Proposal which it determines in good faith will provide greater value to the Company and its stockholders than the transactions contemplated hereby (a "Superior Proposal"), the Board of Directors of the Company may, prior to the receipt of approval of the Merger from the stockholders of the Company, withdraw or modify its approval or recommendation of the Merger and this Agreement, approve or recommend a Superior Proposal or terminate this Agreement in accordance with Section 9.01(i) but in each case, only at a time that is at least five business days after Buyer's receipt of written notice advising Buyer that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and the names of the person or persons making such Superior Proposal. Within the five-business-day period referred to herein, Buyer may propose an improved transaction to the Board of Directors of the Company.

     Section 5.05 Notices of Certain Events. The Company shall promptly notify Buyer of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement.

     Section 5.06 Cooperative Efforts. (a) The Company agrees, and agrees to cause each of its Subsidiaries, to cooperate with and use its best efforts to assist Buyer in connection with the New Bond Offering, including but not limited to, participating in marketing efforts, participating in the preparation of disclosure relating to the Company and the Subsidiaries to be included in any related offering documents, and participating in the preparation of pro forma financial information relating to the Buyer and the Company on a combined basis.

     (b) The Company shall, and shall cause PS&T to, use its best efforts to consummate the Debt Offer on a timely basis. The Company shall keep Buyer apprised on a regular and timely basis of all significant developments relating to the Debt Offer and shall consult with Buyer prior to taking any significant actions or making any significant decisions in connection therewith.

     Section 5.07 Loans to Affiliated Persons. The Company shall cause all loans extended by the Company or any of the Subsidiaries to the officers and directors of the Company and the Subsidiaries on the date hereof to be repaid in full, whether or not then due, prior to or concurrently with the consummation of the Merger and shall use its best efforts to cause all loans extended by the Company or any of the Subsidiaries to former officers and directors, current employees (except for loans to facilitate relocations of current employees as set forth on Schedule 3.20(a)) and former employees and associates of the Company to be repaid in full, whether or not then due, prior to or concurrently with the consummation of the Merger. Buyer consents to the discharge of such loans dollar for dollar through the surrender and cancellation without payment of the same principal amount of 7% Subordinated Notes of the Company referred to in Schedule 3.20(a).

     Section 5.08 Severance Package. Prior to the Effective Time, the Company shall adopt a severance payment plan having the terms set forth in Schedule 5.08 pursuant to documentation satisfactory to each of Buyer and the Company. Such severance plan shall be adopted in lieu of and shall replace any existing severance payment plan covering any current or future employees of the Company and its Subsidiaries.

     Section 5.09 Proceeds of Convertible Note. The Company shall make $4,600,000 of the proceeds of the Convertible Note available to PS&T immediately upon receipt of such proceeds. PS&T shall apply the $4,600,000 received from the Company in accordance herewith to pay down its debt under the revolving credit facility described in the Amended and Restated Senior Loan Agreement dated as of November 8, 1993, as amended, among PS&T, the lenders listed therein and General Electric Capital Corporation, as Agent (the "PS&T Credit Agreement"). PS&T further agrees to borrow under the PS&T Credit Agreement only after reasonable consultation with Buyer in the event that immediately following such borrowing, less than $4,600,000 of undrawn capacity for borrowing would remain available to PS&T.

                                   ARTICLE VI

                    COVENANTS OF BUYER AND MERGER SUBSIDIARY

     Each of Buyer and Merger Subsidiary, jointly and severally, agrees that:

     Section 6.01 Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 6.02 Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

     Section 6.03 Director and Officer Liability. Each of the Surviving Corporation and PS&T will, pursuant to provisions in their respective certificates of incorporation and by-laws, indemnify and hold harmless the present and former officers and directors of the Company and PS&T, respectively, in respect of acts or omissions occurring while such persons are officers and directors to the same extent as is provided under each of the Company's and PS&T's, respectively, certificate of incorporation and bylaws in effect on the date hereof, and Buyer will not amend, repeal or modify such provisions in any manner that would adversely affect the rights thereunder of such persons; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For four years after the Effective Time, Buyer will cause each of the Surviving Corporation and PS&T, respectively, to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's and PS&T's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable in the aggregate than those of the applicable policy in effect on the date hereof, provided that in satisfying its obligation under this Section, Buyer shall not be obligated to cause the Surviving Corporation or PS&T to purchase an amount of such insurance in excess of the amount that can be purchased for premiums of 120% of the amount per annum the Company or PS&T paid in its last full fiscal year, which amount has been disclosed to Buyer.

     Section 6.04 Commitment Letters and Financing Agreements. Buyer (i) will not amend or otherwise modify the Commitment Letters in any material respect adverse to Buyer or the Company, or grant any waivers with respect thereto, without the prior consent of the Company, (ii) will provide the Company with drafts of the Financing Agreements as soon as they are provided by Lender or its counsel, (iii) will use its best efforts to obtain the Financing and (iv) will inform the Company in writing within five business days of its becoming aware of any facts or circumstances that might reasonably be expected to result in (x) the Commitment Letters being terminated or any of the conditions therein not being satisfied, or (y) the amount of the Financing to be provided pursuant to the Commitment Letters or the Financing Agreements not being sufficient to complete all of the transactions contemplated hereby.

     Section 6.05 Repurchase of Bonds. In the event that the consummation of the Merger or the drawing of funds under the Financing Agreements would be reasonably likely to violate or cause an event of default under the Tekni-Plex Indenture, Buyer shall, at the earliest practicable time following Buyer's obtaining knowledge thereof, notify the Company of such fact and commence a combined consent solicitation and offer to purchase any and all of the 11 1/4% Senior Subordinated Notes due 2007 issued thereunder. The documentation for such offer and consent solicitation, including without limitation the conditions thereto, shall be reasonably satisfactory to the Company, and Buyer shall take all actions reasonably necessary in connection therewith to obtain the consent of holders of the principal amount of notes which would be sufficient to amend or eliminate those provisions of the Tekni-Plex Indenture which would be contravened by the consummation of the Merger.

                                  ARTICLE VII

                       COVENANTS OF BUYER AND THE COMPANY

     The parties hereto agree that:

     Section 7.01 Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     Section 7.02 Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 7.03 Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, any policy or regulation of the Nasdaq

Stock Market or the fiduciary duties of the Company's Board of Directors under Delaware Law, will not issue any such press release or make any such public statement prior to such consultation.

     Section 7.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware Law;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

          (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

          (d) all actions by or in respect of or filings with any governmental body, agency, official, or authority domestic or foreign, required to permit the consummation of the Merger including without limitation, filing a certificate of merger pursuant to Delaware Law, and any filings required pursuant to ISRA, the substance of all of which is reasonably satisfactory to the Company and the Buyer, shall have been taken, made or obtained.

     Section 8.02 Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true when made and (x) in respect of those representations and warranties that are qualified as to materiality, shall be true at and as of the Effective Time as if made at and as of such time, any (y) in respect of those representations and warranties that are not so qualified, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (in each case except to the extent that such representations and warranties speak as of an earlier date); provided that the accuracy of such representations and warranties at and as of the Effective Time shall be determined without reference to any actions, claims or proceedings brought against the Company or any Subsidiary arising out of or as a result of the actions taken or proposed to be taken by the Company and its Subsidiaries pursuant to Section 1.07 hereof ("Section 1.07 Claims") and (ii) Buyer shall have received a certificate signed by each of the Chief Executive Officer, the President and the Chief Financial Officer of the Company to the foregoing effect;

          (b) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or any of the transactions contemplated hereby or the effective operation of the business of the Company and the Subsidiaries after the Effective Time, and no proceeding which is likely to (i) prohibit, alter, prevent or materially delay the Merger, or (ii) except for any Section 1.07 Claims, prohibit, alter, prevent or materially delay the other transactions contemplated hereby shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending;

          (c) Buyer shall have received a certificate signed by each of the President and the Chief Executive Officer of the Company to the effect that neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(A)(ii) of the Code;

          (d) Buyer has obtained sufficient financing on terms satisfactory to it to (i) provide the Intercompany Loans, (ii) pay the Merger Consideration and consummate the Merger, (iii) retire, if necessary, the currently outstanding 11 1/4% Senior Subordinated Notes due 2007 issued under the Tekni-Plex Indenture, (iv) pay related fees and expenses not to exceed $8 million in the aggregate, and (v) provide undrawn revolving lines of Credit as contemplated by the Commitment Letters; provided that (x) Buyer shall not be obligated to draw down the bridge loan contemplated in the Bridge Loan Commitment Letter prior to the later of January 31, 1998 or 15 business days after the stockholders of the Company shall have voted to approve the Merger; and (y) Buyer acknowledges that the terms of the Financing described in the Commitment Letters are reasonable and satisfactory to Buyer;

          (e) the transactions described in Sections 1.06 and 1.07 shall have been, or concurrently will be, consummated;

          (f) the Company shall have obtained the consents listed on Schedule
     3.04 (except with respect to any debt of any Subsidiary that Buyer elects not to repay as permitted by Section 1.06(b));

          (g) Buyer shall have received, in respect of any operations conducted in, and in respect of each facility or real property owned, leased or operated by the Company or any Subsidiary which is located in, the State of New Jersey, evidence of full compliance by the Company with the requirements of ISRA. Such evidence shall be in a form satisfactory to Buyer in its sole discretion and shall not impose upon Buyer, the Company or any Subsidiary any obligations or liabilities to which Buyer shall not have consented in writing prior to the Closing.

          (h) no change shall have occurred in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Company or any Subsidiary and Buyer shall not have become aware of any facts not previously known by Buyer as of the date hereof that in either case, in the reasonable judgment of Buyer, have or are likely to have a material adverse significance with respect to the value of the Company and its Subsidiaries, taken as a whole, excluding (i) the transactions contemplated by the Merger Agreement, or (ii) any Section
     1.07 Claims; and

          (i) Buyer shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company for this Agreement, all in form and substance satisfactory to Buyer.

     Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) Each of Buyer and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of Buyer and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Buyer or Merger Subsidiary pursuant hereto shall be true when made and (x) in respect of those representations and warranties that are qualified as to materiality, shall be true at and as to the Effective Time as if made at and as of such time, and (y) in respect of those representations and warranties that are not so qualified, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (in each case except to the extent that such representations and warranties speak as of an earlier date) and (ii) the Company shall have received a certificate signed by the Chief Executive Officer of Buyer to the foregoing effect;

          (b) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the

     Merger and no proceeding which is likely to (i) prohibit, alter, prevent or materially delay the Merger, or (ii) except for any Section 1.07 Claims, prohibit, alter, prevent or materially delay the transactions contemplated hereby shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending; and

          (c) the Company shall have received all documents that the Company shall have reasonably requested relating to the existence of Buyer and Merger Subsidiary and the authority of the Buyer and Merger Subsidiary to enter into this Agreement, the Commitment Letters and the Financing Agreements, all in form and substance satisfactory to the Company.

                                   ARTICLE IX

                                  TERMINATION

     Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a) by mutual written consent of the Company and Buyer;

          (b) by either the Company or Buyer, if the Merger has not been consummated by March 31, 1998;

          (c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; or

          (d) by Buyer, if any Person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Buyer or Merger Subsidiary acquires beneficial ownership of 50% or more of the outstanding Shares;

          (e) by Buyer, if prior to the Effective Time, the Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of the Merger or this Agreement, recommended another Acquisition Proposal or entered into a definitive agreement or agreement in principle with respect to another Acquisition Proposal, or resolved to do any of the foregoing;

          (f) by Buyer, if prior to the consummation of the Merger, a tender or exchange offer for some or all of the Shares shall have been publicly proposed to be made or shall have been made by another person, or it shall have been publicly disclosed or Buyer shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange
     Act) other than Buyer or Merger Subsidiary shall have acquired or proposed to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares);

          (g) by either Buyer or the Company, if the Company Stockholder Meeting shall have been held and the stockholders of the Company shall have failed to approve and adopt this Agreement and the Merger at such meeting;

          (h) by either Buyer or the Company, if Buyer shall have received any communication from the Department of Justice or Federal Trade Commission (each an "HSR Authority") (which communication shall be confirmed to the other parties by the HSR Authority) that causes such party to reasonably believe that any HSR Authority has authorized the institution of litigation challenging the transactions contemplated by this Agreement under the U.S. antitrust laws, which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by this Agreement; and

          (i) by the Company, if (x) the Board of Directors of the Company concludes in good faith, based on written advice from outside counsel, that, in order to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company, it must withdraw or materially modify its approval or recommendation of the Merger or this Agreement, and it withdraws or materially modifies such approval or recommendation, (y) the Company complies with its obligations under Section 5.04, and (z) the Company pays all amounts due to Buyer pursuant to Section 10.04(a) in advance of such termination. At least two business days prior to terminating pursuant to this Section 9.01(i), the Company shall notify Buyer of its intention to terminate pursuant to this Section 9.01(i) and shall request that Buyer submit the amount of its costs and expenses payable under section 10.04(a).

     The party desiring to terminate this Agreement pursuant to clauses 9.01(b), 9.01(c), 9.01(d), 9.01(e), 9.01(f), 9.01(g), 9.01(h) or 9.01(i) shall give written notice of such termination to the other party in accordance with Section 10.01.

     Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Section 10.04 shall survive the termination hereof.

                                   ARTICLE X

                                 MISCELLANEOUS

     Section 10.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     if to Buyer or Merger Subsidiary, to:

        Dr. F. Patrick Smith
        Chairman and Chief Executive Officer
        Tekni-Plex, Inc.
        201 Industrial Parkway
        Somerville, New Jersey 08876
        Telecopy: (908) 722-4967

     with a copy to:

        Phillip R. Mills
        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, New York 10017
        Telecopy: (212) 450-4800

     if to the Company or PS&T, to:

        Fred W. Broling
        Chairman of the Board and Chief Executive Officer
        PureTec Corporation
        65 Railroad Avenue
        Ridgefield, New Jersey 07657
        Telecopy: (201) 941-0602

     with a copy to:

        David P. Falck
        Winthrop, Stimson, Putnam & Roberts
        One Battery Park Plaza
        New York, New York 10004-1490
        Telecopy: (212) 858-1500
or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     Section 10.02 Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the agreements set forth in Section 10.04.

     Section 10.03 Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, there shall be made no amendment or waiver that by law requires further approval by such stockholders without the further approval of such stockholders.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 10.04 Expenses. (a) The Company and PS&T jointly and severally agree to pay Buyer, in immediately available funds, promptly, but in no event later than two business days, after (or, in the case of termination under Section 9.01(i), prior to) the termination of this Agreement pursuant to clauses
(d), (e) or (i) of Section 9.01, (x) a fee of $10,000,000 and (y) reasonable and documented costs and expenses, not to exceed $5,000,000 in the aggregate, incurred by Buyer and its subsidiaries and their representatives in connection with the transactions contemplated by this Agreement, which costs and expenses shall include, without limitation, fees and expenses payable by the Company to the Lender pursuant to the Commitment Letters, the costs and expenses in connection with the New Bond Offering, and fees and expenses of counsel and costs and expenses of the due diligence investigations of the Company and its Subsidiaries; provided, that payment of any amounts by the Company or PS&T pursuant to this Section 10.04(a) shall constitute a complete accord and satisfaction of all claims pursuant to this Agreement that either Buyer or Merger Subsidiary may have against the Company or PS&T and all claims that the Company or PS&T may have against Buyer or Merger Subsidiary, arising out of such termination and relating to this Agreement (it being understood that the foregoing shall not affect in any respect the Company's obligations under the Convertible Note or the Voting Agreement).

     (b) Subject to Section 10.04(a) and Section 10.04(c), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (c) In the event this Agreement is terminated as a result of Buyer having breached its obligations hereunder or as a result of Buyer's failure to obtain the Financing for any reason, in whole or in part, not related to the Company's or the Subsidiaries' actions and, in either case, all of the other conditions set forth in Sections 8.01 and 8.02 shall have been satisfied, Buyer shall pay the out-of-pocket costs and expenses incurred by the Company and its Subsidiaries solely in connection with the New Bond Offering.

     Section 10.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

     Section 10.06 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

     Section 10.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof and of the Convertible Note signed by all of the other parties hereto and thereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          PURETEC CORPORATION

                                          By:       /s/ FRED BROLING

                                            ------------------------------------
                                            Name: Fred Broling
                                            Title: Chief Executive Officer

                                          PLASTIC SPECIALTIES &
                                          TECHNOLOGIES, INC.

                                          By:       /s/ FRED BROLING

                                            ------------------------------------
                                            Name: Fred Broling
                                            Title: Chief Executive Officer

                                          TEKNI-PLEX, INC.

                                          By:   /s/ DR. F. PATRICK SMITH

                                            ------------------------------------
                                            Name: Dr. F. Patrick Smith
                                            Title: Chairman and Chief Executive
                                              Officer

                                          P.T. HOLDING, INC.

                                          By:   /s/ DR. F. PATRICK SMITH

                                            ------------------------------------
                                            Name: Dr. F. Patrick Smith
                                            Title: President

                                                                        ANNEX II

                    STOCKHOLDER VOTING AND OPTION AGREEMENT

     AGREEMENT, dated as of November 11, 1997 between Tekni-Plex, Inc., a Delaware corporation ("BUYER"), and the persons listed on the signature pages hereto (each a "STOCKHOLDER" and collectively the "STOCKHOLDERS").

     WHEREAS, in order to induce Buyer and P.T. Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("MERGER SUBSIDIARY"), to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), with PureTec Corporation, a Delaware corporation (the "COMPANY"), Buyer has requested the Stockholders, and the Stockholders have agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company (the "COMMON STOCK") that such Stockholders beneficially own and any additional shares acquired by the Stockholders (whether by purchase or otherwise) after the date of this Agreement (the "SHARES").

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1

           GRANT OF PROXY; VOTING AGREEMENT; AGREEMENT TO REPAY LOANS

     Section 1.1. Voting Agreement. (a) Each Stockholder hereby agrees to vote all Shares that such Stockholder is entitled to vote, in favor of the approval and adoption of the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Each Stockholder hereby agrees that, from the date hereof until the earlier of (x) the consummation of the Merger and (y) the termination of the Merger Agreement it will not vote any Shares in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

     (b) The Stockholders make no agreement or understanding herein in their capacities as directors or officers of the Company. Each Stockholder signs solely in his capacity as a recordholder and/or beneficial owner of Shares, and nothing herein shall limit or affect any actions taken in such Stockholder's capacity as an officer or director of the Company.

     Section 1.2. Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Buyer as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section
1.01 above as Buyer or its proxy or substitute shall, in Buyer's sole discretion, deem proper with respect to such Stockholder's Shares. The proxy granted by each Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Buyer entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall be automatically revoked upon termination of the voting agreement of such Stockholder set forth in Section 1.01.

     Section 1.3. Agreement to Repay Loans. (a) Each Stockholder hereby agrees to repay in full any amounts, whether or not then due, borrowed from or otherwise owed to the Company or any Subsidiary prior to or simultaneously with the consummation of the Merger, unless such amounts owed have been offset in accordance with Section 1.03(b).

     (b) Each Stockholder hereby agrees and consents to the Company and its Subsidiaries offsetting any amounts owed, in any form, (including, without limitation, any Merger Consideration or amounts owed pursuant to Section 1.05(a) of the Merger Agreement or the plans and programs referred to in Section 5.08 of the Merger Agreement) to such Stockholder by the Company or any Subsidiary, with any amounts owed by such Stockholder to the Company or any Subsidiary whether or not then due and payable. Each Stockholder further agrees to fully cooperate with Buyer to effect the offset described herein and to execute and deliver, or cause to be executed and delivered, all further documents and instruments necessary or advisable to effect such offset.

                                   ARTICLE 2

                                  STOCK OPTION

     Section 2.1. Grant of Stock Option. (a) Each Stockholder hereby grants to Buyer an irrevocable option (the "OPTION") to purchase all of such Stockholder's Shares at a purchase price of $3.50 per Share (the "PURCHASE PRICE").

     (b) Upon the written request of Buyer, each Stockholder agrees to exercise its rights under any options, warrants or other securities convertible into shares of Common Stock (each a "CONVERTIBLE SECURITY") immediately prior to the Merger. Any Common Stock issued upon the conversion of any Convertible Security shall be deemed to be Shares subject to the terms of this Agreement.

     Section 2.2. Exercise of Option. (a) Subject to the conditions set forth in Section 2.05 hereof, the Option may be exercised by Buyer, in whole or in part, at any time or from time to time after the date hereof and on or prior to the later of (i) the 30th day after the termination of the Merger Agreement and
(ii) in the event an Acquisition Proposal is made to the Company at any time prior to the 30th day after the termination of the Merger Agreement, the 90th day after the termination of the Merger Agreement (the "OPTION EXPIRY DATE"). In the event Buyer wishes to exercise the Option for all or some of the Shares, Buyer shall send a written notice (the "EXERCISE NOTICE") to the Escrow Agent (as defined in Section 2.04) specifying the total number of Shares it wishes to purchase pursuant to such exercise and the place, the date (not less than one nor more than 20 business days from the date of the Exercise Notice), and the time for the closing of such purchase, provided that such date and time may be earlier than one day after the Exercise Notice if reasonably practicable. Each closing of a purchase of Shares (an "OPTION CLOSING") shall take place at the place, on the date and at the time designated by Buyer in its Exercise Notice, provided that if, at the date of the Option Closing herein provided for, the conditions set forth in Section 2.05 shall not have been satisfied (or waived by the Stockholder), Buyer may postpone the Option Closing until a date within five business days after such conditions are satisfied.

     (b) Buyer shall not be under any obligation to deliver any Exercise Notice and may allow the Option to terminate without purchasing any Shares hereunder; provided however that once Buyer has delivered to the Stockholders an Exercise Notice, subject to the terms and conditions of this Agreement, Buyer shall be bound to effect the purchase as described in such Exercise Notice.

     Section 2.3. Option Closing. (a) Each Stockholder shall cause the Escrow Agent to deliver to Buyer a certificate or certificates (the "CERTIFICATES") representing (or cause to be made book entry delivery to an account designated by Buyer of) such Stockholder's Shares, in the case of certificates, duly endorsed or accompanied by stock powers duly executed in blank and (b) Buyer shall deliver to each Stockholder a certified or bank cashier's check or checks payable to or upon the order of such Stockholder in an amount equal to (i) the number of Shares being purchased from such Stockholder at such Option Closing multiplied by (ii) the Purchase Price (the "PURCHASE AMOUNT").

     Section 2.4. Deposit in Escrow. Upon request, each Stockholder shall execute and deliver to the Buyer and the escrow agent (the "ESCROW AGENT") a copy of an Escrow Agreement substantially in the form attached hereto as Annex A with such modifications as the Escrow Agent may require (the "ESCROW AGREEMENT") and deliver a certificate or certificates representing (or cause book entry delivery to be made to an account designated by the Escrow Agent of) all of such Stockholder's Shares to the Escrow Agent, duly endorsed in blank for transfer pursuant to the Escrow Agreement. In addition, each Stockholder shall promptly deliver certificates representing any additional Shares acquired after the date hereof to the Escrow Agent, duly endorsed in blank for transfer pursuant to the Escrow Agreement. All Shares so delivered to the Escrow Agent shall remain subject to the Escrow Agreement until the earlier of (i) the purchase of such Shares by the Buyer hereunder or (ii) the expiry of the Option.

     Section 2.5. Conditions to Stockholders' Obligations. The obligation of each Stockholder to sell Shares at any Option Closing is subject to the following conditions:

          (a) The representations and warranties of Buyer contained in Article 4 shall be true and correct in all material respects on the date thereof.

          (b) All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT") applicable to such exercise of the Option shall have expired or been terminated.

          (c) There shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining such exercise of the Option.

     Section 2.6. Adjustment Upon Change in Capitalization or Merger. In the event of any change in the Company s capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the Company which would have the effect of diluting or changing the Buyer s rights hereunder (excluding any effects of conversion of the Convertible Note), the number and kind of shares or securities subject to the Option and the purchase price per Share (but not the total purchase price) shall be appropriately and equitably adjusted so that the Buyer shall receive upon exercise of the Option the number and class of shares or other securities or property that the Buyer would have received in respect of the Shares purchasable upon exercise of the Option if the Option had been exercised immediately prior to such event. Each Stockholder shall take such steps in connection with such consolidation, merger, liquidation or other such action as may be necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

     Each Stockholder represents and warrants to Buyer that:

     Section 3.1. Authorization. If such Stockholder is a corporate entity, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the corporate powers of such Stockholder and have been duly authorized by all necessary corporate action. If such Stockholder is married and the Shares set forth on the signature page hereto opposite such Stockholder's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

     Section 3.2. Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) if such Stockholder is a corporation, violate the certificate of incorporation or bylaws of such Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder or (iv) result in the imposition of any Lien on any asset of such Stockholder.

     Section 3.3. Ownership of Shares. Such Stockholder is the sole, true, lawful, record and beneficial owner of such Stockholder's Shares and Convertible Securities, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares or Convertible Securities, as applicable). None of such Shares or Convertible Securities is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. At any Option Closing, such Stockholder will convey good and valid title to such Shares and Convertible Securities being purchased free and clear of any and all claims, liens, charges, encumbrances and security interests. None of such Shares or Convertible Securities is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

     Section 3.4. Total Shares. Except for the Shares and Convertible Securities set forth below such Stockholder's name on the signature page hereto, such Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

     Section 3.5. Binding Effect. This Agreement is the valid and binding Agreement of each Stockholder, enforceable against each Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally.

     Section 3.6. Finder's Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of any Stockholder.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Stockholders:

     Section 4.1. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Buyer.

                                   ARTICLE 5

                           COVENANTS OF STOCKHOLDERS

     Each Stockholder hereby covenants and agrees that:

     Section 5.1. No Proxies for or Encumbrances on Shares. Until the expiry of the Option, except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Buyer, directly or indirectly,
(i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares. No Stockholder shall seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding except as provided herein and each Stockholder agrees to notify Buyer promptly, and to provide all details requested by Buyer, if such Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

     Section 5.2. Appraisal Rights. Each Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger. Each Stockholder agrees and consents to the actions taken by the Company with respect to the treatment of such Stockholder's Convertible Securities in connection with the Merger.

                                   ARTICLE 6

                                 MISCELLANEOUS

     Section 6.1. Further Assurances. Buyer and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

     Section 6.2. Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

     Section 6.3. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 6.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations to any wholly-owned subsidiary of Buyer.

     Section 6.5. Governing Law. This Agreement shall construed in accordance with and governed by the laws of the State of Delaware.

     Section 6.6. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as to each Stockholder when such Stockholder shall have executed and delivered to Buyer a counterpart hereof signed by such Stockholder regardless of whether any other Stockholder has signed or does not sign this Agreement.

     Section 6.7. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 6.8. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

     Section 6.9. Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement, to obtain all necessary waivers, consents and approvals and effect; all necessary registrations and filings, including, but not limited to, filings under the HSR Act, responses to requests for additional information related to such filings, and submission of information requested by governmental authorities, and to rectify any event or circumstances which could impede consummation of the transactions contemplated hereby.

     Section 6.10. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to PureTec Corporation, 65 Railroad Avenue, Ridgefield, New Jersey 07657 and, in the case of any notice to any Stockholder, with a copy to David P. Falck, Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, NY 10004-1490.

     Section 6.11. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

     Section 6.12. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          TEKNI-PLEX, INC.

                                          By: /s/ DR. F. PATRICK SMITH
                                            ------------------------------------
                                            Name: Dr. F. Patrick Smith
                                            Title: Chairman and Chief Executive
                                              Officer

                                              /s/ FRED BROLING
                                            ------------------------------------
                                            Name: Fred Broling

                                                                 CONVERTIBLE
                                                    SHARES       SECURITIES
                                                    OWNED           OWNED
                                                  ----------    -------------
                                                  1,450,753
                                                                200,000

                                              /s/ DAVID KATZ
                                            ------------------------------------
                                            Name: David Katz

                                                                 CONVERTIBLE
                                                    SHARES       SECURITIES
                                                    OWNED           OWNED
                                                  ----------    -------------
                                                  9,900
                                                                208,300

                                              /s/ MURRAY FOX
                                            ------------------------------------
                                            Name: Murray Fox

                                                                 CONVERTIBLE
                                                    SHARES       SECURITIES
                                                    OWNED           OWNED
                                                  ----------    -------------
                                                  649,556
                                                                84,000

                                              /s/ LEO GANS
                                            ------------------------------------
                                            Name: Leo Gans

                                                                 CONVERTIBLE
                                                    SHARES       SECURITIES
                                                    OWNED           OWNED
                                                  ----------    -------------
                                                  427,394
                                                                150,000

                                              /s/ ROBERT GUYETT
                                              ----------------------------------
                                            Name: Robert Guyett

                                                                 CONVERTIBLE
                                                    SHARES       SECURITIES
                                                    OWNED           OWNED
                                                  ----------    -------------
                                                  30,000        10,000

                                              /s/ WERNER HAASE
                                            ------------------------------------
                                            Name: Werner Haase

                                                                 CONVERTIBLE
                                                    SHARES       SECURITIES
                                                    OWNED           OWNED
                                                  ----------    -------------
                                                  60,000        30,000

                                              /s/ EDWARD HAMWAY
                                            ------------------------------------
                                            Name: Edward Hamway

                                                                 CONVERTIBLE
                                                    SHARES       SECURITIES
                                                    OWNED           OWNED
                                                  ----------    -------------
                                                  3,000         20,000

                                              /s/ THOMAS GILBOY
                                            ------------------------------------
                                            Name: Thomas Gilboy

                                                                CONVERTIBLE
                                                    SHARES       SECURITIES
                                                    OWNED          OWNED
                                                  ----------    ------------
                                                  10,400        200,000

                                              /s/ PAUL LITWINCZUK
                                            ------------------------------------
                                            Name: Paul Litwinczuk

                                                                CONVERTIBLE
                                                    SHARES       SECURITIES
                                                    OWNED          OWNED
                                                  ----------    ------------
                                                  115           79,000

                                          Recycling Enterprises, Inc.

                                          By: /s/ MURRAY T. FOX
                                          --------------------------------------
                                          Name: Murray T. Fox
                                          Title: President

                                                                CONVERTIBLE
                                                    SHARES       SECURITIES
                                                    OWNED          OWNED
                                                  ----------    ------------
                                                  25,649        0

                                                                         ANNEX A
                                                           TO STOCKHOLDER VOTING
                                                            AND OPTION AGREEMENT

                                ESCROW AGREEMENT

     AGREEMENT dated as of                  , 19  among Tekni-Plex, Inc., a
Delaware corporation ("BUYER"), [name of stockholder] (the "STOCKHOLDER") and [name of escrow bank] (the "ESCROW AGENT").

     The parties hereto hereby agree as follows:

     1. (a) Pursuant to Section 2.04 of the Stockholder Voting and Option Agreement dated as of November 11, 1997 among Buyer, the Stockholder and the other stockholders listed on the signature pages thereto (the "STOCKHOLDER AGREEMENT"), the Stockholder hereby delivers to the Escrow Agent a certificate or certificates representing the Shares held by such Stockholder (the "CERTIFICATES"). The Escrow Agent hereby acknowledges receipt of the Certificates in escrow pursuant to the terms and conditions of this Agreement.

     2. (a) Upon receipt of (i) a certificate of the Buyer stating that (x) all conditions set forth in the Stockholder Agreement have been met or waived pursuant to the terms thereof and (y) the Buyer has tendered the Purchase Price as provided therein and (ii) evidence from the Buyer that the Purchase Price has been so tendered, the Escrow Agent will deliver to the Buyer the Certificates.

     (b) The Escrow Agent will deliver the Certificates to the Buyer upon receipt of the certificate and evidence provided for paragraph 2(a) above in accordance with this Section 2, notwithstanding any claim given to, or demand made upon, the Escrow Agent or any action taken or threatened to be taken by any other person or entity. The Escrow Agent's obligation to so deliver such Certificates shall survive the death, disability, incapacity, incompetence or other circumstance relating to the Stockholder.

     (c) The Buyer will deliver simultaneously to the Stockholder copies of all certificates, evidences and instructions delivered to the Escrow Agent hereunder.

     3. Except pursuant to the terms and conditions of this Agreement or by joint written instructions signed by all parties hereto, the Escrow Agent shall not sell, transfer or otherwise dispose of in any manner the Shares.

     4. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

     5. The Escrow Agent is not a party to, and is not bound by or charged with notice of, any agreement out of which this escrow may arise, including but not limited to the Stockholder Agreement.

     6. The Escrow Agent shall not be responsible for any failure or inability of the other parties hereof, or any one of them, to perform or comply with the provisions of this Agreement or the Stockholder Agreement.

     7. In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

     8. The Escrow Agent shall not be liable for any error or judgment, or any action taken, suffered or omitted to be taken hereunder except in the case of its negligence or willful misconduct, nor shall it be liable for the default or misconduct of any employee, agent or attorney appointed by it who shall have been selected with reasonable care.

     9. The Escrow Agent shall have no responsibility as to the validity or value of the Shares. The Escrow Agent shall have no duty as to the collection or protection of the Shares or income thereon, nor as to the

                                     II-A-1
preservation of any rights pertaining thereto, beyond the safe custody of any such securities actually in its possession.

     10. The Escrow Agent or any successor to it as escrow agent hereafter appointed may at any time resign and be discharged of the duties imposed hereunder by giving notice to each of the parties hereto, such resignation to take effect upon a successor escrow agent's acceptance of appointment.

     11. Upon execution of this Agreement, the Escrow Agent shall receive an acceptance fee in the amount to which the Escrow Agent and Buyer have heretofore agreed together with reasonable attorney's fees incurred in connection with the preparation of this Agreement.

     12. The Buyer will reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, but not limited to, reasonable attorney's fees, incurred without negligence or willful misconduct on the part of the Escrow Agent arising our of or in connection with the acceptance of, or the performance of its duties and obligations under, this Agreement, as well as the reasonable costs and expenses of defending itself against any claim or liability arising out of or relating to this Agreement.

     13. All notices, requests, demands and other communications provided for by this Agreement (unless otherwise specified herein) shall be in writing and delivered by mail, telegram, telex or personal delivery and shall be given to all persons specified below, and shall be deemed given, if by telegram, telex or personal delivery when received, and if mailed, when mailed postage prepaid, registered or certified mail, and addressed to the respective parties as set forth below or at such other address as any party may specify to the other parties in writing (such change of address to become effective only upon receipt of such notification in writing).

     If to the Stockholder:

     If to the Buyer:

     If to the Escrow Agent:

     14. This Agreement shall terminate upon the earlier of (a) the transfer of the Stockholder's Shares to Buyer as provided in Section 3 of this Agreement or
(b) the termination all obligations of the Stockholder under the Stockholder Agreement as provided therein. The Stockholder and Buyer shall give notice to the Escrow Agent of a termination of this Agreement pursuant to clause 14(b) above and, upon receipt of both such notices, the Stockholder's Shares held by the Escrow Agent pursuant hereto shall be returned immediately to the Stockholder.

     15. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Delaware.

     16. This Agreement may be amended, modified, superseded or canceled, and any of the terms hereof may be waived, only by written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any breach of any term contained in this Agreement shall be deemed to be or construed as a further or continuing waiver of any such breach in any subsequent instance or a waiver of any breach of any other term contained in this Agreement.

     17. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     18. Capitalized terms used herein shall have the meanings ascribed to such terms in the Stockholder Agreement.

                                     II-A-2

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          TEKNI-PLEX, INC.

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

                                          [Name of Escrow Agent]

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

                                            ------------------------------------
                                            [Name of Stockholder]

                                     II-A-3

                                   ANNEX III

                                                                [SCHRODERS LOGO]

                                                               November 11, 1997

The Board of Directors
PureTec Corporation
65 Railroad Avenue
Ridgefield, New Jersey 07657

Members of the Board of Directors:

     We understand that PureTec Corporation (the "Company") is contemplating a transaction pursuant to which Tekni-Plex, Inc. ("Tekni-Plex") would acquire all of the outstanding shares (the "Shares") of Common Stock of the Company (the "Transaction"). The Transaction acquisition will be effected through a merger (the "Merger") of P.T. Holding Inc. ("Acquisition Corp."), a wholly-owned subsidiary of Tekni-Plex, with the Company pursuant to which, among other things, (i) the Company would become a wholly owned subsidiary of Tekni-Plex,
(ii) each outstanding Share (other than treasury shares) will be converted into the right to receive $3.50 in cash (the "Transaction Consideration"), and (iii) concurrent with the consummation of the Merger, the holder of each outstanding option to purchase Shares not previously exercised would receive in cash, upon cancellation of such option, the positive difference, if any, between $3.50 and the exercise price per share of such option.

     In connection with the Transaction, the Company will cause its 96% owned subsidiary, Plastic Specialties and Technologies, Inc. ("PS&T"), to commence a combined consent solicitation and offer to purchase any and all of PS&T's outstanding 11.25% Senior Secured Notes (the "PS&T Notes") (the "Debt Offer"). The Debt Offer is subject to various conditions, including (i) that there shall be validly tendered and not withdrawn in accordance with the terms of the Debt Offer, at least a majority in principal amount of the PS&T Notes, (ii) that the holders of at least a majority in principal amount of the PS&T Notes shall have consented to amend the indenture pursuant to which the PS&T Notes have been issued to delete such covenants, events of default and other provisions as Tekni-Plex shall specify and to make such other amendments as Tekni-Plex may require, and (iii) that the Merger shall occur simultaneously therewith. In addition, prior to or simultaneously with the consummation of the Merger, the Company will be required to (i) cause each of its subsidiaries to pay and retire such of its outstanding debt as Tekni-Plex may require and (ii) purchase or eliminate the interests of the minority common stockholders in PS&T. The financing for all of the transactions described above is to be arranged by Tekni-Plex and is a condition to consummation of the Merger.

     Tekni-Plex has also agreed to provide up to $5.0 million of bridge financing to the Company upon execution of the Merger Agreement (the "Bridge Financing") in the form of a note which is convertible into Common Stock of the Company if the Merger is not consummated. The terms and conditions of the Transaction are more fully described in the proposed Agreement and Plan of Merger among the Company, Tekni-Plex and Acquisition Corp. (the "Merger Agreement").

     You have requested that Schroder & Co. Inc. ("Schroders") render an opinion (the "Opinion"), as investment bankers, as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company other than Tekni-Plex, Acquisition Corp. and their affiliates in the Transaction (the "Transaction Consideration").

                             [SCHRODERS LETTERHEAD]
                                      III-1

     Schroders, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have, in the past, provided investment banking services to the Company and have received customary fees for rendering such services. In October 1993, Schroders managed a public offering for PS&T of the PS&T Notes. Schroders has acted as financial advisor to the Company with respect to the Transaction for which we have received fees and will receive additional fees, contingent upon consummation of the Transaction.

     In connection with the Opinion set forth herein, we have, among other things:

     i.   reviewed a draft, dated November 4, 1997, of the Merger Agreement;

     ii. reviewed drafts of the bank commitment letters received by Tekni-Plex in connection with the financing for the Transaction and the Bridge Financing;

     iii. reviewed a draft of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended July 31, 1997, including the audited consolidated financial statements of the Company included therein;

     iv. reviewed historical financial results of the Company by subsidiary and operating division prepared by management;

     v. reviewed forecasts and projections for the Company prepared or supplied by management of the Company for the fiscal years ending July 31, 1998 through July 31, 2000;

     vi. held discussions with the Company's management regarding the business, operations and prospects of the Company and each of its subsidiaries and operating divisions;

     vii.  visited PureTec's facilities in Ridgefield and Rockaway, New Jersey;

     viii. initiated contacts with a number of other third parties during the period May 1997 to September 1997 and advised the Company regarding other potential transactions;

     ix. performed various valuation analyses, as we deemed appropriate, of the Company using generally accepted analytical methodologies, including
          (i) the application to the financial results of the Company of the public trading multiples of companies which we deemed comparable; (ii) the application to the financial results of the Company of the multiples reflected in recent mergers and acquisitions for businesses which we deemed comparable; (iii) a discounted cash flow analyses of the Company's operations; and (iv) a leveraged buyout analysis;

     x. reviewed the historical trading prices and volumes of the Company's Common Stock; and

     xi. performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering the Opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or obtained by us from other sources, and upon the assurance of the Company's management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, or been furnished with any such appraisals. With respect to financial forecasts for the Company, we have been advised by the Company, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and judgment as to the expected future financial performance of the Company.

                             [SCHRODERS LETTERHEAD]
                                      III-2

     The Opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to our attention after the date of the Opinion.

     In the ordinary course of our business, we may hold and actively trade debt or equity securities of the Company (including the Shares) for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     The Opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the Transaction or any aspect thereof. The Opinion relates solely to the fairness from a financial point of view of the Transaction Consideration to the stockholders of the Company other than Tekni-Plex, Acquisition Corp. and their affiliates. We express no opinion herein as to the structure, terms or effect of any other aspect of the Transaction or as to the merits of the underlying decision of the Company to enter into the Transaction.

     This letter is for the information of the Board of Directors of the Company for its use in evaluating the fairness from a financial point of view of the Transaction Consideration to the stockholders of the Company other than Tekni-Plex, Acquisition Corp. and their affiliates. It may not be used for any other purpose or referred to without our prior written consent.

     Based upon and subject to all of the foregoing, we are of the opinion, as investment bankers, that the Transaction Consideration is fair, from a financial point of view, to the stockholders of the Company other than Tekni-Plex, Acquisition Corp. and their affiliates.

                                          Very truly yours,

                                          LOGO
                                          SCHRODER & CO., INC.

                             [SCHRODERS LETTERHEAD]
                                      III-3

                                                                        ANNEX IV

                        DELAWARE GENERAL CORPORATION LAW

SEC. 262 APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251
(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger. Appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may. in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal fights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                              PURETEC CORPORATION

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

         PROXY FOR SPECIAL MEETING OF STOCKHOLDERS, FEBRUARY 25, 1998.

    The undersigned, revoking all prior proxies, hereby appoints Fred Broling and Thomas Gilboy, or each or either of them, with full power of substitution, as proxy or proxies of the undersigned to vote all shares of Common Stock, $0.01 par value per share, of PURETEC CORPORATION, a Delaware corporation, which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of PURETEC CORPORATION to be held on February 25, 1998, at 10:00 a.m., local time, at the Saddle Brook Marriott Hotel, located on the Garden State Parkway at the intersection with Interstate Highway 80, Saddle Brook, New Jersey 07663, or any adjournments or postponements thereof, including, without limiting such general authorization, the following proposal described in the accompanying Proxy Statement:

1. Approval and adoption of the Agreement and Plan of Merger, dated as of November 11, 1997, among Tekni-Plex, Inc., P.T. Holding Inc., Plastics Specialties and Technologies, Inc. and PureTec Corporation providing for the merger of P.T. Holding Inc. with and into PureTec Corporation, with PureTec Corporation continuing as the surviving corporation and becoming a wholly owned subsidiary of Tekni-Plex, Inc.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

                                SEE REVERSE SIDE
                        (TO BE SIGNED ON THE OTHER SIDE)

    THIS PROXY IS BEING SOLICITED BY THE MANAGEMENT OF PURETEC CORPORATION AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL DESCRIBED IN ITEM 1 ABOVE AND THE PROXIES NAMED HEREIN WILL VOTE ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN ACCORDANCE WITH THEIR JUDGMENT.

    THE UNDERSIGNED INSTRUCTS SUCH PROXIES TO VOTE AS DIRECTED ON THE REVERSE SIDE.

                                                DATED:                    , 1998

                                                  ------------------------------

                                                --------------------------------
                                                  SIGNATURE OF STOCKHOLDER(S)

                                                --------------------------------
                                                  SIGNATURE OF STOCKHOLDER(S)

                                                THIS PROXY SHOULD BE DATED,
                                                SIGNED BY THE STOCKHOLDER(S) AND
                                                RETURNED PROMPTLY IN THE
                                                ENCLOSED ENVELOPE. PERSONS
                                                SIGNING IN A FIDUCIARY CAPACITY
                                                SHOULD SO INDICATE.